EXHIBIT 10.1

This document and the contents herein are confidential and shall not be revealed to any party without a need to know the contents for the purpose of negotiating and approving a potential financing from FFB and DOE.

LOAN GUARANTEE AGREEMENT

dated as of January 10, 2025
among

Montana Renewables, LLC,

as Borrower,

and

U.S. DEPARTMENT OF ENERGY,

as Guarantor and Loan Servicer

Project Montana
Great Falls, Montana, USA

Loan No. EIR0015

CONTENTS

Page

Article I Definitions and Other Rules of Construction8

Section 1.01Terms Generally8

Section 1.02Other Rules of Construction8

Section 1.03Definitions in Other Written Communications9

Section 1.04Conflict with FFB Documents10

Section 1.05Language; Accounting Terms10

Article II Funding10

Section 2.01Guaranteed Loan Purchase of the FFB Notes10

Section 2.02Availability and Reductions10

Section 2.03Mechanics for Requesting Advances11

Section 2.04Mechanics for Funding Advances11

Section 2.05Advance Requirements under the FFB Documents14

Section 2.06No Approval of Work14

Section 2.07Determination of Advance Amounts14

Article III Payments; Prepayments14

Section 3.01Place and Manner of Payments14

Section 3.02Maturity and Amortization15

Section 3.03Evidence of Debt15

Section 3.04Interest Provisions Relating to All Advances15

Section 3.05Prepayments16

Article IV Reimbursement and Other Payment Obligations20

Section 4.01Reimbursement and Other Payment Obligations20

Section 4.02Subrogation22

Section 4.03Obligations Absolute22

Section 4.04Evidence of Payment25

Section 4.05Payment of Financing Document Amounts25

Article V Conditions Precedent25

Section 5.01Conditions Precedent to the Execution Date25

Section 5.02Conditions Precedent to FFB Purchase of the FFB Note34

Section 5.03Conditions Precedent to the First Advance Date Under Tranche 134

Section 5.04Conditions Precedent to the First Advance Date Under Tranche 241

Section 5.05Conditions Precedent to Each Subsequent Advance Date Under Tranche 251

Section 5.06Conditions Precedent to FFB Advance57

Section 5.07Advance Deductions58

Section 5.08Satisfaction of Conditions Precedent58

Article VI Representations and Warranties58

Section 6.01Organization and Existence58

Section 6.02Authorization; No Conflict59

Section 6.03Capitalization59

Section 6.04Solvency59

Section 6.05Eligibility of Borrower; Project60

Section 6.06Transaction Documents60

Section 6.07Required Approvals60

Section 6.08Litigation61

Section 6.09Indebtedness61

Section 6.10Security Interests; Liens61

Section 6.11Taxes62

Section 6.12Financial Statements62

Section 6.13Business; Other Transactions62

Section 6.14Accounts63

Section 6.15Property63

Section 6.16Project Milestone Schedule and Construction Budget; Operating Forecasts and Base Case Financial Model64

Section 6.17Intellectual Property65

Section 6.18Infringement; No Adverse Proceedings65

Section 6.19No Amendments to Transaction Documents66

Section 6.20Compliance with Laws; Program Requirements66

Section 6.21Investment Company Act66

Section 6.22Margin Stock66

Section 6.23Anti-Corruption Laws66

Section 6.24Environmental Laws66

Section 6.25Employment and Labor Contracts67

Section 6.26Davis-Bacon Act67

Section 6.27ERISA68

Section 6.28Sanctions and Anti-Money Laundering Laws69

Section 6.29Cargo Preference Act69

Section 6.30Lobbying Restriction69

Section 6.31Federal Funding69

Section 6.32No Federal Debt Delinquency69

Section 6.33No Tax-Exempt Indebtedness70

Section 6.34Sufficient Funds70

Section 6.35Use of Proceeds70

Section 6.36No Immunity70

Section 6.37No Fraudulent Intent70

Section 6.38Disclosure70

Section 6.39Insurance70

Section 6.40Information Technology; Cyber Security70

Section 6.41CFIUS71

Section 6.42Certain Events71

Section 6.43No Material Adverse Effect71

Article VII Affirmative covenants71

Section 7.01Maintenance of Existence; Property; Etc.71

Section 7.02Intellectual Property72

Section 7.03Insurance73

Section 7.04Event of Loss74

Section 7.05Further Assurances; Creation and Perfection of Security Interests75

Section 7.06Diligent Construction of Project; Approved Construction Changes75

Section 7.07Contractual Remedies76

Section 7.08Taxes, Duties, Expenses and Liabilities76

Section 7.09Performance of Obligations77

Section 7.10Use of Proceeds77

Section 7.11Books, Records and Inspections77

Section 7.12Compliance with Applicable Law79

Section 7.13Compliance with Program Requirements79

Section 7.14Accounts; Cash Deposits79

Section 7.15Offtake Contracts80

Section 7.16Feedstock Supply Plan80

Section 7.17Davis-Bacon Act80

Section 7.18Lobbying Restriction81

Section 7.19Cargo Preference Act81

Section 7.20SAM Registration82

Section 7.21ERISA82

Section 7.22Financial Covenants82

Section 7.23Public Announcements82

Section 7.24Bankruptcy Remoteness82

Section 7.25Prohibited Persons82

Section 7.26International Compliance Directives83

Section 7.27Operating Plan; Operations83

Section 7.28O&M Budget83

Section 7.29Acceptance and Start-up Testing85

Section 7.30Process Agent85

Section 7.31MFN85

Section 7.32Know Your Customer Information85

Section 7.33BNSF Consent85

Section 7.34Offtake Contracts86

Article VIII Information Covenants86

Section 8.01Financial Statements86

Section 8.02Reports88

Section 8.03Notices91

Section 8.04Other Information93

Section 8.05Adverse Proceedings; Defense of Claims94

Article IX Negative Covenants94

Section 9.01Restrictions on Operations94

Section 9.02Liens96

Section 9.03Merger; Disposition; Transfer96

Section 9.04Restricted Payments97

Section 9.05Use of Proceeds98

Section 9.06Organizational Documents; Fiscal Year; Account Policies; Reporting Practices98

Section 9.07Approved Construction Changes; Project Milestone Schedule; Budgets98

Section 9.08Hedging Agreements99

Section 9.09Margin Regulations99

Section 9.10Environmental Matters.99

Section 9.11ERISA99

Section 9.12Investment Company Act100

Section 9.13Sanctions100

Section 9.14Debarment Regulations100

Section 9.15Prohibited Person100

Section 9.16Restrictions on Indebtedness and Certain Capital Transactions100

Section 9.17No Other Federal Funding101

Section 9.18Intellectual Property101

Section 9.19Program Requirements102

Article X Events of Default and Remedies102

Section 10.01Events of Default102

Section 10.02Remedies; Waivers108

Section 10.03Accelerated Advances109

Article XI Miscellaneous109

Section 11.01Waiver and Amendment109

Section 11.02Right of Set-Off110

Section 11.03Survival of Representations and Warranties110

Section 11.04Notices110

Section 11.05Severability110

Section 11.06Judgment Currency111

Section 11.07Indemnification111

Section 11.08Limitation on Liability113

Section 11.09Successors and Assigns113

Section 11.10FFB Right to Sell Guaranteed Loan114

Section 11.11Further Assurances and Corrective Instruments114

Section 11.12Reinstatement114

Section 11.13Governing Law; Waiver of Jury Trial114

Section 11.14Submission to Jurisdiction; Etc.115

Section 11.15Entire Agreement115

Section 11.16Benefits of Agreement116

Section 11.17Headings116

Section 11.18Counterparts; Electronic Signatures116

Section 11.19No Partnership; Etc.116

Section 11.20Independence of Covenants117

Section 11.21Marshaling117

Signatories118

Annexes, Schedules and exhibits

Annex ADefinitions

Exhibits

Exhibit AForm of Advance Request

Exhibit BForm of Drawstop Notice

Exhibit CForm of Officer’s Certificate

Exhibit DForm of Closing Certificate

Exhibit EForm of Tax Certificate

Exhibit FForm of Construction Budget

Exhibit GDavis Bacon Act Contract Provisions

Exhibit HForm of Secured Party Advisor Report Bring Down Certificate

Exhibit IForm of Compliance Certificate

Exhibit JForm of Annual Certificate

Exhibit KForm of Quarterly Certificate

Exhibit LForm of Construction Workforce Report

Exhibit MForm of Operations and Maintenance Workforce Report

Exhibit NForm of Community Benefits Plan and Justice40 Annual Report

Exhibit OForm of Monthly Certificate

Exhibit PForm of Monthly Construction Progress Report

Exhibit QForm of Restricted Payment Certificate

Exhibit RForm of O&M Budget

Exhibit SForm of Intercreditor Agreement

Exhibit TForm of Physical Completion Date Certificate

Exhibit UForm of Project Completion Date Certificate

Schedules

Schedule 3.02Amortization Schedule

Schedule 5.01(d)(ii)-1Project Documents

Schedule 5.01(d)(ii)-2Major Project Documents; Specified Major Project Participant; Feedstock Supplier

Schedule 5.01(j)Project Milestone Schedule

Schedule 5.01(t)Required Approvals Schedule

Schedule 5.03(s)List of Assets

Schedule 5.03(t)Mechanic’s Lien

Schedule 6.01Existing Credit Facilities

Schedule 6.08Litigation

Schedule 6.13(e)Affiliate Transactions

Schedule 6.15-1Phase 1 Project Site

Schedule 6.15-2Project Site

Schedule 6.17(a)Intellectual Property

Schedule 6.26(b)Davis-Bacon Act Covered Contracts

Schedule 7.03Required Insurance

Schedule 8.02(a)Sales and Marketing Plan

Schedule 11.04Notices

Schedule RForm of Safety Report

LOAN GUARANTEE AGREEMENT, dated January 10, 2025 (this "Agreement"), between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America ("DOE") and Montana Renewables, LLC, a limited liability company organized and existing under the laws of the state of Delaware (the "Borrower").

PRELIMINARY STATEMENTS

(A)	DOE has been authorized to issue a guarantee for FFB to make loans for the Project pursuant to Title XVII of the Energy Policy Act of 2005, Pub. L. 109 58, as amended by Section 406 of Div. A of Title IV of Pub. L. 111 5, and as further amended from time to time (“Title XVII”).
(B)	Borrower has undertaken the development, engineering, procurement, construction, operation, ownership, and maintenance of a biorefinery facility called “Montana Renewables” located in Great Falls, Montana, which converts fats, oils, and greases into renewable diesel (“RD”), sustainable aviation fuel (“SAF”), and renewable naphtha, including the currently operational portion of the facility (“Phase 1”) and the proposed expansion of such facility to increase the production of RD, SAF and renewable naphtha, including wastewater treatment upgrades and infrastructure updates, including rail and tankage (“Phase 2” and collectively with Phase 1, the “Project”), which is anticipated to operate at maximum SAF production and cogenerate to produce steam and power from renewable naphtha.
(C)	As of the date of this Agreement, Montana Renewables Holdings LLC, (the “Direct Parent”) a limited liability company organized in the State of Delaware, which is owned 14.2045% by WPGG 14 United Aggregator, L.P., (“Warburg Pincus”), 0.0858% by Montana Renewables Holdings, Inc., a corporation incorporated in the State of Delaware (“MRH Inc.”) and 85.7097% by Calumet Montana Refining, LLC, a limited liability company organized in the State of Delaware (“CMR”), owns 100% of the Borrower;
(D)	The Borrower submitted an application for the issuance by DOE of a guarantee of a multi-draw construction and term loan facility to be authorized and approved by DOE under Title XVII, subject to the requirements of Section 1706 and the Applicable Regulations (the "Application").
(E)	The Borrower and DOE entered into a Conditional Commitment Letter dated October 16, 2024 (the “Conditional Commitment Letter”), pursuant to which DOE agreed to arrange for FFB to purchase the FFB Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents.
(F)	Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB a loan guarantee (the “DOE Guarantee”) pursuant to which it will guarantee the Borrower’s repayment of principal and interest on the Advances as and when required pursuant to the FFB Note and any other liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the FFB Note or the related FFB Note Purchase Agreement.
(G)	The execution of this Agreement is a condition precedent to DOE’s issuance of the DOE Guarantee, and FFB’s receipt of the DOE Guarantee is a condition precedent to FFB’s execution of the FFB Documents.
(H)	The Borrower's obligations to DOE and FFB will be secured by the Liens granted under the Security Documents, to the extent provided therein.

(I)	The parties hereto desire: (a) to specify, among other things, the terms and conditions for: (i) the delivery by DOE of the Principal Instruments required for FFB to purchase the FFB Note pursuant to the FFB Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article I

Definitions and Other Rules of Construction

Section 1.01Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex A (Definitions) hereto.
Section 1.02Other Rules of Construction. Unless the contrary is expressly stated herein:
(a)words in this Agreement denoting a gender shall be construed to include the other gender;
(b)when used in this Agreement, the words "including," "includes" and "include" shall be deemed to be followed in each instance by the words "without limitation";
(c)when used in this Agreement, the word "or" is not exclusive;
(d)when used in this Agreement, the words "herein," "hereby," "hereunder," "hereof," "hereto," "hereinbefore," and "hereinafter," and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;
(e)each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix of this Agreement;
(f)capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;
(g)each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;
(h)(i) each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder, (ii) reference to compliance with Applicable Law (but not references to compliance with specific laws or Environmental Laws) shall be construed as material compliance with such Applicable Laws to the extent not specified otherwise;
(i)each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;
(j)except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, including as to the form and content of any instrument or other document and further DOE shall be entitled to consult with the Independent Engineer or any other of its Secured Party Advisors in making such determination or exercising such discretion;
(k)except where expressly provided otherwise, the words "days", "weeks", "months" and "years" shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;
(l)the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;
(m)the expression "reasonable efforts" and expressions of like import, when used in connection with an obligation of any Borrower Entity, means (i) except as set forth in clause (ii) of this paragraph below, taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that person’s own benefit and (ii) in the case of any Passive Sponsor, as it relates to any action to be taken by the Borrower, the Direct Parent or any Subsidiary of the Borrower, causing its shares to be voted in favor of or against a matter or giving or withholding consent to a matter;
(n)the words "asset" and "property," unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, Intellectual Property and contract rights;
(o)the word "will" shall be construed as having the same meaning and effect as the word "shall;" and
(p)the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.
Section 1.03Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04Conflict with FFB Documents. In the case of any conflict between the terms of this Agreement and the terms of any FFB Document (a), as between the Borrower and DOE the terms of this Agreement shall control, unless expressly stated to the contrary herein and (b) as (i) between the Borrower and FFB or (ii) between DOE and FFB, the terms of such FFB Document shall control.
Section 1.05Language; Accounting Terms. All information, reports, notices and other documents required to be delivered under the Financing Documents shall be prepared in English and denominated in Dollars. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex A (Definitions) hereto shall have the respective meanings assigned to them in conformity with GAAP.
Article II

Funding

Section 2.01Guaranteed Loan Purchase of the FFB Notes.
(a)Purchase of the FFB Notes. Subject to the terms and conditions hereof and of the FFB Documents, on the Execution Date, DOE shall deliver to FFB the FFB Secretary’s Instruments required, in accordance with Section 3.3 of the FFB Note Purchase Agreement, in connection with the offer to FFB to purchase on the Execution Date, the FFB Note contemplated thereunder in an aggregate maximum principal amount not to exceed one billion four hundred thirty-nine million nine hundred sixty-nine thousand four hundred twenty-three Dollars and eighteen cents ($1,439,969,423.18) (the "Maximum Principal Amount") and an aggregate maximum amount of capitalized interest in accordance with Section 3.04(a) (Interest Amount and Interest Computations) not to exceed two hundred thirty-two million eight hundred thirty-eight thousand six hundred seventy-five Dollars and twenty nine cents ($232,838,675.29) (the "Maximum Capitalized Interest Amount" and together with the Maximum Principal Amount, the "Maximum Guaranteed Loan Amount", and the loan extended under the FFB Note, the "Guaranteed Loan").
(b)Guaranteed Loan Tranches. The Guaranteed Loan shall be disbursed, and the corresponding FFB Note shall be issued, in a series of two tranches (each, a "Tranche"), each in an amount, including capitalized interest, not to exceed the Maximum Tranche Amount for such Tranche, to fund specific Eligible Project Costs as set out below:
(i)Tranche 1, which shall be available to fund Eligible Project Costs that were incurred and paid by the Borrower prior to the date hereof and;
(ii)Tranche 2, which shall be available to fund Eligible Project Costs for Phase 2.
Section 2.02Availability and Reductions.
(a)Maximum Guaranteed Loan Amount; Availability Period. Subject to the terms and conditions hereof and of the FFB Documents, DOE shall, during the applicable Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances under any Tranche in accordance with Section 2.04(a)(ii) (Advance Request Approval Notice); provided, that, after giving effect to any Advances and the use of proceeds thereof and subject to Section 2.07 (Determination of Advance Amounts): (A) the aggregate amount of all Advances made to the Borrower under the FFB Note with respect to a Tranche and any capitalized interest thereon for such Tranche shall not exceed the applicable Maximum Tranche Amount; and (B) the aggregate amount of all Advances made to the Borrower under the FFB Note then-outstanding under all Tranches and any capitalized interest thereon shall not exceed the Maximum Guaranteed Loan Amount and shall otherwise comply with the Debt Sizing Parameters.

(b)Loan Commitment Amount Reductions. The Borrower may, on not less than thirty (30) days' prior written notice to DOE and upon the satisfaction of any consent requirement or other applicable provisions of this Agreement and each other Financing Document, permanently reduce the Loan Commitment Amount for one (1) or more Tranches, in whole or in part, but only if:
(i)the Borrower demonstrates to DOE's satisfaction that the total funding committed and available to the Project is sufficient to pay all remaining Project Costs in accordance with the then-applicable Construction Budget, Project Milestone Schedule and Base Case Financial Model;
(ii)DOE is satisfied that the proposed reduction or cancellation would not reasonably be expected to cause a Default or an Event of Default;
(iii)the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (i) and (ii) above; and
(iv)upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement.
(c)No Reborrowing. Once reduced or canceled, the Loan Commitment Amount with respect to such Tranche may not be increased.
(d)DOE Termination. If any First Advance Date has not occurred by the applicable First Advance Longstop Date, DOE may terminate this Agreement upon no less than ten (10) Business Days' prior written notice to the Borrower.  Once terminated, this Agreement may not be reinstated.
Section 2.03Mechanics for Requesting Advances.
(a)Advance Requests. Subject to the FFB Documents, from time to time during the applicable Availability Period, the Borrower may request Advances under the FFB Documents by delivering, by an Acceptable Delivery Method, to DOE, an appropriately completed request with respect to such Advance or Advances (each, an "Advance Request"), in the form attached as Exhibit A (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE, the "Form of Advance Request") and otherwise in form and substance satisfactory to DOE exactly twenty (20) Business Days prior to any Requested Advance Date.
(b)Frequency.  The Borrower may request Advances in accordance with clause (a) above no earlier than thirty (30) days from the date of the immediately preceding Advance Request; provided, that: (i) the Borrower shall not deliver an Advance Request more frequently than once per calendar quarter without the prior written consent of DOE; and (ii) in no event shall any Requested Advance Date be: (A) the last three (3) Business Days of any calendar month other than March, June, September or December; (B) the last seven (7) Business Days of March, June, September or December; or (C) during the period September 15 through and including the third (3rd) Business Day in October.
Section 2.04Mechanics for Funding Advances.
(a)Advance Funding

(i)Satisfaction of Conditions. Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto have been delivered to DOE.
(ii)Advance Request Approval Notice. With respect to any Advance under the FFB Documents, if DOE determines that all conditions precedent set forth in Article V (Conditions Precedent) in respect of the requested Advance have been satisfied (or waived in writing), then DOE shall issue to FFB an Advance Request Approval Notice no later than three (3) Business Days prior to the Requested Advance Date;
(b)Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to Section 2.04(a) above and for which no Drawstop Notice has been issued pursuant to Section 2.04(c) below, FFB shall fund such Advance on the Requested Advance Date in accordance with the FFB Note Purchase Agreement and the FFB Note.  Such funds shall be applied as specified in the FFB Documents and in accordance with Section 2.04(e) below hereof; provided, that, if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to clause (c) below.
(c)Drawstop Notices
(i)Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to clause (a) above and on or prior to the Requested Advance Date, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit B (Form of Drawstop Notice) (a "Drawstop Notice") to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:
(A)any applicable condition set forth in Article V with respect to such Advance is not met, or, having been met, is no longer met; or
(B)to the extent the Advance Request Approval Notice has been issued for any Advance under the FFB Note and the FFB Note Purchase Agreement, the conditions precedent to such Advance contained in the FFB Note and the FFB Note Purchase Agreement are not met, or, having been met, are no longer met and have not been waived by FFB.
(ii)Consequences. If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided, that if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof; and, provided further, that any amount required to be returned by the Borrower pursuant to this Section 2.04(c)(ii) shall accrue interest at the Late Charge Rate from the date such Advance is made until such Advance is returned.  Following the return of such Advance, FFB shall deliver an invoice to the Borrower setting forth the interest and other applicable make-whole amount due and payable with respect to such returned amount.  The Borrower shall pay promptly, but in no event later than five (5) Business Days following delivery of such invoice, such interest and other applicable make-whole amounts as directed by FFB, and the Borrower shall pay all costs and expenses incurred by DOE, FFB, or the Collateral Agent as a result of such DOE Advance withdrawal.
(d)No Liability
(i)The Borrower acknowledges and agrees that DOE shall only be required to use its reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.04(a)(ii) above, but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon as practicable following receipt from the Borrower of the applicable Advance Requests and necessary certificates and other documentation specified above (subject to the Borrower satisfying all applicable conditions precedent specified in Article V (Conditions Precedent)).
(ii)Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the gross negligence or willful misconduct of DOE or FFB as determined by a court of competent jurisdiction in a final, non-appealable judgment.  In no event shall DOE, FFB or any subsequent holder of the FFB Note be liable, and each such Person shall be exempt from liability in accordance with Section 11.08 (Limitation on Liability), in each case: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any entity acting on behalf of the Borrower; (B) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated; or (C)  in the case of FFB or any subsequent holder of the FFB Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.
(iii)Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Lender Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable as the effects of such Lender Force Majeure Event cease to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.
(e)Disbursement of Proceeds.
(i)The Borrower shall apply the proceeds of any Advance under a Tranche solely to:
(A)reimburse the Borrower for Eligible Project Costs that have been previously incurred and paid by or on behalf of the Borrower;
(B)from and after the First Advance Date under any Tranche, pay for Eligible Project Costs related to the corresponding Project Phase that have been invoiced and are due and payable or reasonably anticipated to be due and payable within the next ninety (90) day period following the relevant Advance Date (it being understood that at the time of submission of the relevant Advance Request the Borrower shall be in possession of all the invoices, or other documentation reasonably acceptable to DOE, necessary to evidence the incurrence of such Eligible Project Costs); or
(C)fund the Base DSRA Amount in accordance with the Accounts Agreement.
(ii)In no event shall the proceeds of the Advances be:
(A)used to pay interest payments on the Guaranteed Loan, administrative or other fees relating to the Guaranteed Loan or any other amounts due under the Financing Documents (it being understood that the foregoing prohibition in this Section

2.04(e)(ii) shall not apply to administrative or other similar fees incurred in connection with the completion of the Project to the extent such fees constitute Eligible Project Costs);
(B)disbursed to fund (or reimburse the Borrower or any Borrower Entities for) any contribution under the Base Equity Commitment or Contingent Equity Commitment; or
(C)used to pay any portion of the Project Costs that are not Eligible Project Costs.
Section 2.05Advance Requirements under the FFB Documents. Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the FFB Documents.  Unless otherwise specified in the FFB Documents, all determinations to be made with respect to the FFB Documents shall be made by DOE.
Section 2.06No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.
Section 2.07Determination of Advance Amounts.
(a)As of any date of any requested Advance, after giving effect to such Advance:
(i)the aggregate outstanding principal amount of all Advances made to the Borrower under the FFB Note shall not exceed eighty percent (80%) of the Eligible Project Costs incurred and paid on or prior to the relevant Requested Advance Date or reasonably anticipated to be paid within ninety (90) days after such Requested Advance Date;
(ii)the outstanding principal amount (excluding, for the avoidance of doubt, any capitalized interest) of the Guaranteed Loan shall not exceed the Maximum Principal Amount;
(iii)the aggregate amount of capitalized interest on all outstanding Advances shall not exceed the Maximum Capitalized Interest Amount;
(iv)the outstanding principal amount under each Tranche shall not exceed the Maximum Tranche Amount for such Tranche; and
(v)based on the aggregate outstanding principal amount of all Advances made to the Borrower under the FFB Note, (A) the most recent Debt to Equity Ratio shall not exceed 54.39:45.61 and (B) the minimum Projected Debt Service Coverage Ratio shall not be less than 1.70:1.00 for each consecutive twelve (12) month period ending on the last day of each fiscal quarterly period following the Commercial Operations Date up to (and including) the Payment Date immediately prior to the Maturity Date (collectively, the "Debt Sizing Parameters").
Article III

Payments; Prepayments

Section 3.01Place and Manner of Payments.
(a)All payments due under the FFB Note shall be made by the Borrower to FFB pursuant to the terms of the FFB Documents.

(b)All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to such account as DOE shall direct by written notice to the Borrower not less than five (5) Business Days prior to the date when due.
(c)In the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.
(d)The Borrower understands and agrees that DOE and FFB are agencies or instrumentalities of the United States and that all payments hereunder or under the Financing Documents are payable, and shall in all cases be paid, free and clear of all Taxes.
Section 3.02Maturity and Amortization.
(a)Maturity Date. The Borrower shall repay the outstanding Guaranteed Loan and all accrued and unpaid interest in full on the Maturity Date.
(b)Payments. The FFB Note shall: (i) be stated to mature in consecutive quarterly installments of principal (each, a "FFB Note Installment") payable on each Payment Date, commencing on the First Principal Payment Date (or, if not a Business Day, the next Business Day, unless such next Business Day is one of the last two days of the applicable month, in which case it shall be the immediately preceding Business Day) in the amounts set forth in the amortization schedule set out in Schedule 3.02 (Amortization Schedule); provided that Payment Dates shall not occur on the last two days of any month; and (ii) provide for the capitalization and payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Documents.
Section 3.03Evidence of Debt.

The entries made in the internal records maintained by or on behalf of DOE, respectively,  evidencing the amounts from time to time: (i) advanced by FFB under the FFB Note Purchase Agreement and the FFB Note; or (ii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the FFB Note Obligations of the Borrower as therein recorded.

Section 3.04Interest Provisions Relating to All Advances.
(a)Interest Amount and Interest Computations.
(i)Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the FFB Note Purchase Agreement and the FFB Note, to the date such Advance is due, in each case, at a rate per annum as specified in the FFB Documents. Except as provided in clause (ii) of this Section 3.04(a) (Interest Amount and Interest Computations), interest accrued on the outstanding principal balance of each Advance shall be due and payable on each Payment Date beginning on the first Payment Date to occur after the date on which such Advance is made, up through and including the Maturity Date.
(ii) For each Advance made prior to the First Interest Payment Date, the amount of accrued interest on the FFB Note that would otherwise be due and payable on each Payment Date to occur before the First Interest Payment Date shall be capitalized on the respective Payment Date and be added to the principal amount due under the FFB Note, and interest shall thereafter accrue on the sum of the outstanding principal (including such capitalized interest) at the rate established for such Advance in accordance with paragraph 6 of the FFB Note; provided, that the aggregate amount of accrued interest that may be capitalized for any Tranche shall not exceed the Maximum Capitalized Interest Amount for such Tranche and shall not cause the total outstanding amount under the FFB Note to exceed the applicable Maximum Tranche Amount or to exceed the Maximum Guaranteed Loan Amount.  The amount of interest that shall be capitalized on each Advance shall be determined as set forth in the FFB Note.
(iii)Without limiting the foregoing, all Overdue Amounts shall: (A) accrue interest at the Late Charge Rate through the date of payment; and (B) be payable by the Borrower in accordance with the FFB Documents.
(iv)The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books: (A) the interest rates applicable to all Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the FFB Note.  The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Note shall, in the absence of manifest error, be evidence of the amount thereof.  All computations of interest shall be made as set forth in the relevant FFB Document.
(b)Interest Payment Dates. Subject to the terms of the FFB Note Purchase Agreement and the FFB Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance: (i) on each Payment Date, as and to the extent specified in Section 3.04(a) above; (ii) on each prepayment date (to the extent thereof); and (iii) at maturity (whether by acceleration or otherwise).
Section 3.05Prepayments.
(a)Terms of All Prepayments.
(i)With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the FFB Documents.
(ii)All prepayments of the FFB Note shall be: (A) applied to Advances as specified in the relevant Prepayment Election Notice; and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of the FFB Note.
(iii)The Borrower may not re-borrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.
(iv)If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the FFB Note, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of the FFB Note.
(v)Any prepayment made pursuant to this Section 3.05 (Prepayments) shall be applied: (A) on a pro rata basis to each Tranche (unless otherwise elected by the Borrower); (B) to the specific Advances identified by the Borrower in accordance with the FFB Documents; and (C) in the inverse order of maturity among the outstanding principal amounts of such Advances, or as otherwise specified by the FFB Note or by DOE (and agreed by the Borrower); provided that the Borrower may elect to which Advances (either in part or in full) any prepayment shall be applied.

(vi)In the event of any prepayment in part or in full of all outstanding Advances under a Tranche in full pursuant to this Section 3.05 (Prepayments), the remaining Loan Commitment Amount for such Tranche shall be deemed to be reduced to zero Dollars ($0), unless otherwise agreed to by DOE.
(vii)Simultaneously with all prepayments of an Advance under the Guaranteed Loan, whether voluntary or mandatory, the Borrower shall pay all accrued and unpaid interest and other fees, costs, expenses and other Secured Obligations then due and payable under the Financing Documents. Any prepayments of the Advances under the Guaranteed Loan in full shall require payment in full of all other Secured Obligations then outstanding.
(b)Voluntary Prepayments.
(i)Subject to clause (ii) below, the Borrower may at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance under the FFB Note, upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Collateral Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note.
(ii)The Advances may only be prepaid under clause (i) above if either such prepayment includes prepayment in full of all outstanding Advances and all other Secured Obligations under all Tranches, or if in part as follows:
(A)to the extent that such prepayment is made prior to the expiration of the Availability Period for the Relevant Tranche, (1) such prepayment includes prepayment in full of all outstanding Advances and all other FFB Note Obligations with respect to such Tranche, or (2) such payment includes a partial prepayment of the outstanding Advances and other FFB Note Obligations with respect to such Tranche; provided, that DOE has provided its prior written consent and the remaining Loan Commitment Amount is reduced to zero Dollars ($0); or
(B)to the extent such prepayment is made after the expiration of the Availability Period for the Relevant Tranche, the Borrower has demonstrated to the satisfaction of DOE that, immediately following such prepayment:
(1)each Reserve Account has been fully funded to its required balance in accordance with the Accounts Agreement;
(2)if the Physical Completion Date has not yet occurred, the Physical Completion Date is expected to occur on or before the Physical Completion Longstop Date;
(3)if the Project Completion Date has not yet occurred, the Project Completion Date is expected to occur on or before the Project Completion Longstop Date, and the total funding committed and available to the Borrower is sufficient to pay all remaining Project Costs in accordance with the then-applicable Construction Budget, Project Schedule and Base Case Financial Model; and
(4)the total funding available to the Project is sufficient to pay all Operating Costs in accordance with the then-applicable O&M Budget and Base Case Financial Model; and

in each case of clauses (A) and (B), no Default or Event of Default has occurred and is continuing, or could reasonably be expected to occur as a result of such prepayment.

(c)Mandatory Prepayments.
(i)Subject to the provisions of the Intercreditor Agreement and any pro rata payment treatment therein, unless otherwise instructed in writing by the DOE, the Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a "Mandatory Prepayment Event") and in the prepayment amounts set forth below (such amounts, the "Mandatory Prepayment Amounts"):
(A)with the amounts received by the Borrower of any performance liquidated damages paid under any Major Project Document that exceed the amount required, as reasonably determined by DOE, to pay to construct, repair or restore the Project, to the extent required to achieve the Debt Service Coverage Ratio set forth in the Execution Date Base Case Financial Model;
(B)with the amounts received by the Borrower in respect of any of delay liquidated damages paid under any Major Project Document that exceed the amount required, as reasonably determined by the Borrower and agreed by DOE, to pay Project Costs, Operating Costs or Capital Expenditures during the period of the applicable delay, such excess amount, but solely to the extent such excess amount is greater than one million Dollars ($1,000,000) individually or five million Dollars ($5,000,000) in the aggregate in any Fiscal Year;
(C)with the amounts received by the Borrower constituting Loss Proceeds, to the extent (and promptly following determination that) prepayment is required in accordance with Section 7.04 (Event of Loss), such required amount;
(D)with the amounts received by the Borrower of any amount as a result of the termination or repudiation of any Major Project Document that exceeds the reasonable out-of-pocket costs incurred by the Borrower to replace such Major Project Document, such excess amount, but solely to the extent such excess amount is greater than one million Dollars ($1,000,000);
(E)with the amounts received by the Borrower of any amount as a result of a breach of any Project Document (other than termination or repudiation) that exceeds the amount reasonably necessary to remedy the breach, such excess amount, but solely to the extent such excess amount is greater than one million Dollars ($1,000,000);
(F)with the amounts received by the Borrower in respect of any Permitted Disposition in a single transaction or a series of related transactions, that portion of the Net Amount of the proceeds of such Permitted Disposition that is not applied (or reasonably expected to be applied) to the acquisition of replacement assets, but solely to the extent such excess amount is greater than one million Dollars ($1,000,000) individually or five million Dollars ($5,000,000) in the aggregate in any Fiscal Year;
(G)at the discretion of DOE, on any Payment Date, all funds on deposit in the Restricted Payment Suspense Account if no transfer or distribution of such funds has occurred in the preceding four (4) consecutive Payment Dates;
(H)on each Payment Date following the First Principal Payment Date, the percentage specified below of all funds on deposit in the Excess Cash Account prior to any transfers to the Restricted Payment Suspense Account as of such Payment Date (such funds, "Excess Cash" and such prepayment, the "Cash Sweep Mandatory Prepayment"), calculated as of each Payment Date as follows and after giving effect to all other withdrawals and transfers required to be made on such Payment Date pursuant to the Accounts Agreement: (i) if the Debt Service Coverage Ratio is equal to or greater than 1.70:1.00, 25%; (ii) if the Debt Service Coverage Ratio is equal to or greater than 1.50:1.00 and less than 1.70:1.00, 50%;
(I)on the Project Completion Date, in the event that upon (I) the specified pre-completion performance levels set forth in the Reliability Testing Plan have not been achieved in accordance with the Project Milestone Schedule; or (II) any specified long-term performance levels have not been achieved by the corresponding longstop dates, the amount required such that the Debt Service Coverage Ratio is equal to or greater than 1.70:1.00;
(J)a sum equal to any Excess Advance Amount as of any Quarterly Reporting Date;
(K)a sum equal to any Excess Guaranteed Loan Amount as of any date;
(L)a sum equal to such Issuance Proceeds received by the Borrower as of any date;
(M)upon the determination by DOE that any Applicable Law has made it unlawful or impossible for FFB to make Advances or maintain the Guaranteed Loan or any portion thereof, or DOE to guarantee or commit to guarantee FFB the amount of any Advance or to reimburse FFB pursuant to the FFB Documents, or otherwise renders unlawful the performance by DOE or FFB of their respective obligations under the Financing Documents, a sum equal to all outstanding Advances and all other Secured Obligations under the Guaranteed Loan;
(N)one hundred percent (100%) of any Extraordinary Amount received by the Borrower in excess of five million Dollars ($5,000,000) during any Fiscal Year, a sum equal to such Extraordinary Amount;
(O)if the Base Case Financial Model shows that a portion of the Guaranteed Loan is required to be prepaid in order for the Debt Sizing Parameters to be satisfied immediately upon Project Completion, the Borrower shall prepay such portion of the Guaranteed Loan in the amount necessary to satisfy such parameters; provided, however that (i) the Project Completion Date shall not occur until the Borrower has made this prepayment; and (ii) any prepayment pursuant to this clause (i) will reduce the Base Equity Commitment (other than to the extent of pre-completion costs projected to become due and payable up to the Project Completion Date) and, to the extent that the available amount of the Base Equity Commitment is not sufficient to make the required prepayment, the Contingent Equity Commitment, in each case, to the extent of the funds actually contributed to the Borrower to fund such prepayment; and
(P)upon the occurrence or non-occurrence of any event the result of which is that a project that was previously an Eligible Project no longer qualified as an Eligible Project the Borrower shall prepay such portion of the Guaranteed Loan in the amount equal to the sum of the disbursements to the Borrower related to such project plus any capitalized interest related to such amount plus fees and costs incurred by DOE related to such project.

Any Mandatory Prepayments shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to this Section 3.05 (Prepayments), which Intended Prepayment Dates shall be the date required for such Mandatory Prepayment pursuant to this Section 3.05(c) (Mandatory Prepayments) but in no event later than fifteen (15) Business Days after the occurrence of such Mandatory Prepayment Event (unless DOE otherwise consents).

(iii)With respect to any Mandatory Prepayment Event, at any time prior to Project Completion or, following Project Completion, to the extent that the Restricted Payment Conditions are not satisfied as of the immediately preceding Payment Date or are not expected to be satisfied as of the next Payment Date, during the period commencing on the date DOE received notice of such Mandatory Prepayment Event and ending on the Intended Prepayment Date, DOE may direct the Borrower in writing to transfer funds equal to the corresponding Mandatory Prepayment Amount due and owing to the Prepayment Reserve Account to be utilized in accordance with the Accounts Agreement, and upon such transfer the obligation of the Borrower to make such prepayment shall be waived up to the amount of such transferred funds. DOE may at any time, in its discretion, elect to apply funds on deposit in the Prepayment Reserve Account to prepayment of the Guaranteed Loan in accordance with the Accounts Agreement.
Article IV

Reimbursement and Other Payment Obligations

Section 4.01Reimbursement and Other Payment Obligations.
(a)The Borrower shall pay to DOE the Facility Fee on or before the Execution Date.
(b)The Borrower shall pay to DOE (i) the initial Maintenance Fee on or before the Execution Date, and (ii) each subsequent Maintenance Fee on or before January 1 (or if not a Business Day, the first Business Day thereafter) of each year after the Execution Date until the date on which the Guaranteed Loan has been paid in full; provided, that the Maintenance Fee shall be pro-rated for any partial calendar year.
(c)The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE), or such other Person as DOE shall direct in writing, as follows:
(i)a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to the DOE Guarantee (a “DOE Guarantee Payment”) which relate to, or arise out of, the FFB Documents or FFB providing or having provided financing under the FFB Note (such amounts, "Reimbursement Amounts"), which Reimbursement Amounts shall be due and payable to DOE by the Borrower as of the date on which DOE makes the DOE Guarantee Payment to which they relate;
(ii)all documented Secured Party Expenses paid or incurred in connection with:
(A)whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, the due diligence of the Borrower, the other Borrower Entities and the Project, and the preparation, negotiation, drafting, execution and recording of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions);

(B)any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Transaction Document, any such other document or instrument related to this Agreement, such other Transaction Document or any Collateral;
(C)the administration, preservation in full force and effect and enforcement of this Agreement, the other Transaction Documents and any other documents and instruments referred to herein or therein (including the fees and disbursements of counsel for DOE and travel costs);
(D)the servicing, administration and monitoring of the Project throughout the term of the Guaranteed Loan, including in connection with any difficulty experienced by the Project relating to technical, environmental commercial, financial or legal matters or other events—included in such expenses shall be the fees and expenses of DOE’s independent consultants and advisors (including legal counsel), to the extent that such fees and expenses are incurred directly by DOE and to the extent such third parties are not paid directly by or on behalf of the Borrower; and
(E)any foreclosure against, sale or other disposition of any Collateral securing the Secured Obligations from time to time, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and
(iii)to the extent permitted by Applicable Law, interest on any and all amounts described in this Article IV (Reimbursement and Other Payment Obligations) (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent (including subject to any conditions provided for therein and any defenses of the Borrower thereunder or in respect thereof), at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations))) from the date payable by DOE under the Program Financing Agreement until payment thereof in full by the Borrower, at the Late Charge Rate.
(d)Upon any Event of Default (and after the expiration of any applicable cure period), in the reasonable discretion of DOE, interest shall accrue on the outstanding principal amount of the Guaranteed Loan at the rate of up to two percent (2.0%) per annum over and above the Interest Rate specified in the FFB Note (the "DOE Default Interest Rate"), payable to DOE on each Payment Date during the period commencing on the date of such Event of Default until the date such Event of Default is cured or waived in writing and is no longer continuing.
(e)If an amendment, modification, consent, waiver or change to or in respect of any provision of this Agreement or any other Financing Document constitutes a "modification" (as defined in Section 502(9) of FCRA) increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circular A-11), and as determined by OMB in its sole discretion), such amendment, modification, consent, waiver or change shall be subject to the availability to DOE of funds appropriated by the U.S. Congress or, to the extent permitted by Applicable Law, payment by the Borrower to meet the amount of any such increase in the Credit Subsidy Cost prior to such amendment, modification, consent, waiver or change pursuant to Section 11.01 (Waiver and Amendment).
(f)In accordance with Section 609.13(a) of the Applicable Regulations, the Borrower shall not:  (i) request that any Guaranteed Loan or any portion or proceeds derived thereof be used; or (ii) use any other funds obtained from the U.S. federal government or from a loan or other instrument guaranteed by the U.S. federal government, in either case for the payment of any costs, fees or expenses payable under this Section 4.01 (Reimbursement and Other Payment Obligations), except to the extent explicitly authorized by the U.S. Congress.
(g)The Borrower shall pay to DOE any fees that DOE may assess or incur from time to time in connection with any amendment, consent or waiver in connection with this Agreement or any other Financing Document.
(h)All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.
(i)All amounts payable to DOE hereunder, including Reimbursement Amounts, shall be paid without counterclaim or set-off (unless otherwise specified herein) by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

ABA No. [***]

Section 4.02Subrogation. In furtherance of and not in limitation of DOE's right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the FFB Note, the FFB Note Purchase Agreement and any other Financing Documents.  The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and take such actions as DOE may reasonably request to evidence such subrogation and to perfect the right of DOE to receive any amounts paid or payable thereunder.  If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE's rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.
Section 4.03Obligations Absolute.
(a)The obligations of any Borrower entity under this Article IV (Reimbursement and Other Payment Obligations) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:
(i)any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the FFB Note, this Agreement or any other Financing Document;
(ii)any exchange or release of any other obligations hereunder;
(iii)the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that any Borrower Entity may have at any time against DOE or any other Person;
(iv)any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)any payment by DOE pursuant to the terms of the Program Financing Agreement against presentation of a certificate or other document which does not strictly comply with terms of such Program Financing Agreement;
(vi)any breach by any Borrower Entity of any representation, warranty or covenant contained in any of the Financing Documents;
(vii)except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a "debtor" under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;
(viii)any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of any Borrower Entity now known or hereafter known by DOE;
(ix)any disability or other defense (other than a defense of payment or performance) of any Borrower Entity or any other Person;
(x)any act or omission by DOE that directly or indirectly results in or aids the discharge of any Borrower Entity or any other Person, by operation of law or otherwise;
(xi)any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower under this Article IV (Reimbursement and Other Payment Obligations)) with respect thereto, any change in the Collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;
(xii)any change in the corporate structure or existence of any Borrower Entity;
(xiii)any exchange, taking or release of Collateral;
(xiv)any application of Collateral to the Secured Obligations; or
(xv)any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, that might otherwise constitute a defense available to, or discharge of, any Borrower Entity in respect of any Financing Document (other than a defense of payment or performance).
(b)The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV (Reimbursement and Other Payment Obligations) and, to the extent permitted by Applicable Law:
(i)waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;
(ii)waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii)waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;
(iv)waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to DOE or FFB;
(v)agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;
(vi)agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;
(vii)consent to any and all extensions of time that may be granted by DOE or FFB with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;
(viii)waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;
(ix)waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that DOE or FFB now has or may in the future have against any Borrower Entity or any other Person;
(x)waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by DOE or FFB;
(xi)waive the benefit of any statute of limitations affecting its liability hereunder; and
(xii)consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.
(c)The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.
(d)Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04Evidence of Payment. In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.
Section 4.05Payment of Financing Document Amounts.
(a)Anything in this Article IV (Reimbursement and Other Payment Obligations) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):
(i)amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower only to the extent (including subject to any conditions provided for in the Financing Documents and any defenses of the Borrower under the Financing Documents), at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);
(ii)amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to: (A) this Agreement; (B) the FFB Note; (C) the FFB Note Purchase Agreement; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and
(iii)no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the FFB Note or portion thereof by FFB to DOE, except during the continuance of an Event of Default.
(b)If an event permitting the acceleration of any Advance and/or the FFB Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the FFB Note shall at such time be prevented by reason of the pendency against the Borrower or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the FFB Note shall be deemed to have been accelerated with the same effect as if such Advance and/or the FFB Note had been accelerated in accordance with the terms of the FFB Documents.
Article V

Conditions Precedent

Section 5.01Conditions Precedent to the Execution Date. The obligation of DOE to execute this Agreement and deliver to FFB the Principal Instruments in accordance with Section 4.2 of the FFB Note Purchase Agreement required for FFB to purchase the FFB Note on the Execution Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the FFB Note Purchase Agreement shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the Execution Date (the "Execution Date Conditions Precedent") as determined by (x) in all cases, DOE; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:
(a)Due Diligence Review. Completion by DOE of its due diligence review of the Borrower Entities, the Project and all other matters related thereto, including evidence that no material issues exist with respect to the Project under the laws of the State of Montana or any subdivision or local jurisdiction thereof.

(b)KYC Requirements. Receipt by DOE of:
(i)evidence that the Borrower Entities have established proper operating and credit policies and procedures (including, "know your customer" and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;
(ii)all documentation (including taxpayer identification documents) and other information in respect of: (A) any Borrower Entity; (B) any Person holding, directly or indirectly, ten percent (10%) or more of the Equity Interests of the Borrower (other than a Qualified Public Company Shareholder or any person holding Equity Interests through a Qualified Investment Fund) or any other Major Project Participant (the "KYC Parties") to the extent required by any Secured Party to enable it to be satisfied with the results of all "know your customer" and other requirements (including, the Anti-Money Laundering Laws); and
(iii)confirmation by each Secured Party of the completion of its respective "know your customer" diligence in respect of each KYC Party.
(c)Consultant Reports. Receipt by DOE of a report addressed to DOE from each of:
(i)the Independent Engineer;
(ii)the Market Consultant;
(iii)the Environmental Consultant;
(iv)the Financial Advisor;
(v)the Insurance Consultant; and
(vi)any other Secured Party Advisor required by DOE.
(d)Transaction Documents. To the extent not already delivered, receipt by DOE of:
(i)fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each applicable Financing Document; and
(ii)fully executed copies of each Major Project Document and each other Project Document that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that:
(A)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(B)no term or condition thereof has been amended from that delivered pursuant to this clause (ii);
(C)each such Project Document is in full force and effect; and

(D)all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied (or waived in accordance with their terms).
(e)Borrower FFB Documents. Receipt by DOE of each of the documents, including the Borrower Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower's Counsel re: Borrower Instruments that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 (Borrower Instruments) of the FFB Note Purchase Agreement.
(f)Organizational Documents. Receipt by DOE of the Organizational Documents of each Borrower Entity (other than Affiliated Major Project Participants that are not Specified AMPPs), accompanied in each case by an Officer's Certificate substantially in the form attached as Exhibit C (Form of Officer's Certificate) hereto of such Borrower Entity, certified by a Responsible Officer thereof, attaching:
(i)True, correct and complete copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:
(A)each such Borrower Entity's participation in the Project;
(B)the financing therefor (including the Guaranteed Loan and this Agreement) and the granting of Liens to secure the Secured Obligations; and
(C)the execution, delivery and performance by such Borrower Entity of the Transaction Documents to which it is party;
(ii)a current corporate chart, including the Borrower Entities, each of its Subsidiaries, and the Sponsor’s direct equity investors;
(iii)a capitalization table of the Borrower setting out the Direct Parent, CMR, Calumet Parent and each indirect beneficial owner of the Borrower of more than ten percent (10%) (other than any holders of the equity in Calumet Parent, any limited partners of Warburg Pincus, any other Qualified Public Company Shareholder or any person holding interests through a Qualified Investment Fund); and
(iv)an organizational chart demonstrating the management and governance structure of the Borrower Entities and identifying key persons of each Borrower Entity;

provided, however, that with respect to any Sponsor that is a publicly-traded company, DOE shall only require information that is publicly available.

(g)Execution Date Certificates. Receipt by DOE of:
(i)a closing certificate from a Responsible Officer of each Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit D (Form of Closing Certificate) (the "Closing Certificate");
(ii)[reserved]; and
(iii)a certificate from a Responsible Officer of the Borrower and each other Borrower Entity, dated as of the Execution Date, substantially in the form of Exhibit E (Form of Tax Certificate) (the "Tax Certificate") certifying that: (a) DOE’s execution and delivery of this Loan Guarantee Agreement and issuance of the DOE Loan Guarantee; and (b) any determination by DOE that any Project Costs are Eligible Project Costs, in each case, (x) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code, (y) does not constitute a determination regarding, and is unrelated to whether the Borrower, such other Borrower Entity or the Project has complied or will comply with, Federal tax law and (z) will not be used to demonstrate or prove the Borrower or such other Borrower Entity or the Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.
(h)Eligible Project Costs. Receipt and approval by DOE of all information with respect to the Eligible Project Costs incurred and paid by the Borrower as of the Execution Date for which the Borrower expects to be reimbursed, including such breakdowns or other information as DOE may request, all certified by a Responsible Officer of the Borrower as being true, correct and complete.
(i)Base Case Financial Model. Receipt by DOE of either:
(i)a certification from the chief financial officer or similar officer of the Borrower that:
(A)there are no material changes to the Original Base Case Financial Model; and
(B)there are no material changes to the assumptions therein, accompanied by a certificate from the Financial Advisor concurring with the Borrower’s assessment and assumptions set out in its certification; or
(ii)a certified updated Base Case Financial Model (the "Execution Date Base Case Financial Model") demonstrating consistency with the Debt Sizing Parameters for each consecutive twelve (12) month period ending on each Calculation Date set out therein, accompanied by:
(A)a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances in the Original Base Case Financial Model; and
(B)a letter from the Financial Advisor confirming:
(1)the mathematical accuracy of the computations therein;
(2)the consistency in all material respects with the Original Base Case Financial Model, the Construction Budget and the Project Milestone Schedule; and
(3)that such updated Base Case Financial Model demonstrates the required financial ratios as set forth above.
(j)Project Schedules. Receipt by DOE of an agreed schedule of construction and other milestones for the Project, including payment milestones, in accordance with the Construction Contracts and meeting the criteria set out in Schedule 5.01(j) (Project Milestone Schedule) (collectively, as such milestones may be modified from time to time as provided hereunder, the "Project Milestones" and such schedule as may be modified from time to time as provided hereunder, the "Project Milestone Schedule"), in scheduled chronological order, that the Borrower will need to satisfy in order to achieve the Project Completion Date, together with the anticipated completion dates for each of the Project Milestones and the anticipated costs and expenses that the Borrower expects to incur in connection with, and upon the completion of, each of the Project Milestones.

(k)Construction Budget. Receipt by DOE of a construction budget for Phase 2, in the form of Exhibit F (Form of Construction Budget) hereto, that:
(i)sets forth, on a monthly basis in a level of detail, all Project Costs necessary to design, develop, construct and start-up Phase 2 through Project Completion (including the amount of any Project Costs paid up to and including the date of such construction budget); and
(ii)specifies on a line item and aggregate basis for all Project Costs for Phase 2, including (A) the portions of any Project Costs that constitute Eligible Project Costs; and (B) the amount of any Budgeted Contingency (the "Initial Construction Budget").
(l)O&M Budget. To the extent not included in the Base Case Financial Model, receipt by DOE of the initial O&M Budget to be in effect from the Execution Date through December 31 of the Fiscal Year in which the Execution Date occurs and for each annual period (and any stub period) prior to Project Completion Date.
(m)Insurance; Insurance Consultant Report. Receipt by DOE of:
(i)true, correct and complete copies of each policy of Required Insurance then required to be in effect in accordance with Section 7.03 (Insurance) and Schedule 7.03 (Required Insurance), each in full force and effect and compliant with such other requirements regarding coverage, deductibles, exceptions and premiums as set out in Schedule 7.03 (Required Insurance);
(ii)a Broker's Letter of Undertaking as set out in Annex A (Form of Broker’s Letter of Undertaking) to Schedule 7.03 (Required Insurance) (acceptable to DOE in respect of the Required Insurance); and
(iii)a report from the Insurance Consultant in respect of the Project and the Required Insurance, the adequacy of insurance coverage to be maintained and such other insurance-related matters as DOE may request.
(n)Real Estate. Receipt by DOE of:
(i)one or more draft title commitment from the Title Company to issue an ALTA extended coverage loan policy of title insurance with full-upfront mechanic’s lien coverage as provided in using the attached CLTA 122.2-06 or equivalent for the Leasehold Mortgage and, if applicable, the Subleasehold Mortgage;
(ii)evidence of title to or leasehold, subleasehold or easement interests in any Real Property or fixture interests (including easements) required for the operation of Phase 1 that will constitute part of the Collateral;
(iii)evidence that all easements, rights-of-way, zoning compliances, entitlements, and other land rights necessary for Phase 1 shall have been obtained, including, all easements, rights-of-way, zoning compliances, entitlements, and other land rights required to be obtained and are not subject to any pending or threatened contest or dispute by any Governmental Agency or Major Project Participant pursuant to the Transaction Documents to which such Major Project Participant is a party or that are necessary for the performance of their obligations under such Transaction Documents;
(iv)delivery of the Project Ground Lease and a memorandum thereof in recordable form as approved by Title Company, each duly executed by CMR and the Borrower, into an escrow to be released on the First Advance Date under Tranche 1; and

(v)true and correct copies of any related material documents requested by DOE.
(p)Utilities. Receipt by DOE of evidence that the Borrower (i) has in place all power, water, wastewater, transportation, communications and other utilities and infrastructure necessary for construction and operation of the Project and other facilities that are adjacent or co-located operated by the Borrower or any other Borrower Entity to the extent that those facilities are required for the construction and operation of the Project or are sharing resources with the Project, in each case in accordance with the MSA, relevant Utility Contracts and Required Approvals; and (ii) has secured for each utility the capacity necessary to sustain operations for the Project and other facilities, as applicable.
(q)Intellectual Property. Receipt by DOE of:
(i)a true, correct and complete copy of each Project IP Agreement executed by the Borrower and the counterparty thereto, and confirmation that the licenses included therein remain in full force and effect; and
(ii)the Borrower’s certification, to DOE’s reasonable satisfaction based on its own due diligence, that:
(A)the Borrower exclusively owns all Project IP, or has rights to use all Project IP pursuant to a Project IP Agreement, and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;
(r)Legal Opinions. Receipt by DOE and the other Secured Parties of executed copies of the following legal opinions (including originals thereof, as required) in respect of the Borrower and each Major Project Participant, dated as of the Execution Date and addressed to the Secured Parties:
(i)the legal opinion of Latham & Watkins LLC, as New York counsel to the Borrower Entities (except for Warburg Pincus); and
(ii)the legal opinion of Holland & Hart LLP as Montana local counsel to the Borrower Entities (except for Warburg Pincus).
(s)Financial Statements. Receipt by DOE of the Historical Financial Statements, in each case, from the Borrower  and Direct Parent (whether consolidated or on an individual basis), and certified by a Responsible Officer thereof, as applicable, that such Historical Financial Statements fairly present, in all material respects, the financial condition of such Borrower Entities, as applicable, as at the dates indicated and the results of its operations and their cash flows for the relevant periods, in each case, in accordance with the Designated Standard applied on a basis consistent with prior years, subject, in the case of unaudited Financial Statements, to changes resulting from the absence of notes and normal audit and year-end adjustments, as applicable.
(t)Required Approvals. Receipt by DOE of:
(i)the Phase 1 Required Approvals Schedule, (A) setting out in Part A all Required Approvals required for the continued ownership and maintenance of Phase 1 (except those approvals that, by their nature, cannot be obtained at the current stage of the Project, provided that the failure to obtain any such permit is not related to any act or failure to act by or on behalf of the Borrower) and (B) setting out in Part B a schedule of obtaining all Required Approvals not yet received as of the Execution Date identifying pending status, steps taken and expected date of procurement, together with a certificate of a Responsible Officer of the Borrower with respect thereto; and

(ii)fully executed copies of each Required Approval listed on Part A of the Required Approvals Schedule, together with a certificate of a Responsible Officer of the Borrower, certifying that:
(A)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(B)no term or condition thereof has been amended from that delivered pursuant to this clause 5.01(t)(ii);
(C)each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and
(D)all conditions precedent to the effectiveness of each such Required Approval has been satisfied.
(u)Accounts. Receipt by DOE of evidence that each Project Account shall have been established in accordance with the provisions of the Accounts Agreement and, if applicable, funded to the extent of any amounts required to have been deposited prior to the Execution Date in accordance with the Financing Documents.
(v)Payment of the Fees. Receipt by DOE of the Facility Fee and the initial payment of the Maintenance Fee.
(w)Fees and Expenses. Receipt by DOE of:
(i)payment in full or reimbursement of all fees required to be paid on or prior to the Execution Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and
(ii)(A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the Execution Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Guaranteed Loan.
(x)[Reserved].
(y)Authorization to Borrower’s Accountant. Receipt by DOE of evidence that:
(i)the Borrower has appointed an independent certified public accounting firm acceptable to DOE (the "Independent Auditor");
(ii)the Independent Auditor has certified the adequacy of the Borrower’s accounting and information systems; and
(iii)the Borrower has irrevocably instructed the Independent Auditor to communicate directly with DOE regarding the Borrower’s accounts, operations and all other matters set forth in Section 7.11 (Books, Records and Inspections).
(z)Appointment of Process Agent. Receipt by DOE of evidence that:

(i)each Borrower Entity and each Major Project Participant that has executed Direct Agreements, in each case that is non-U.S. domiciled, shall have irrevocably appointed an agent for service of process as required pursuant to the relevant Financing Documents to which it is a party;
(ii)such agent has been duly appointed and holds such appointment without reservation until earlier of (A) six (6) months after the Maturity Date and (B) for Major Project Participants, six (6) months after the scheduled term of the applicable Major Project Document (or such earlier date as may be agreed by DOE); and
(iii)all fees of such agent have been paid in full through the term of the engagement.
(aa)Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Transaction Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by "materiality," "material adverse effect" or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).
(bb)Material Adverse Effect. No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.
(cc)Certain Events. (i) No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or would reasonably be expected to occur as of the Execution Date and (ii) no default, event of default or condition that with notice or the passage of time would become a default or event of default exists and is continuing under the Permitted Indebtedness.
(dd)SAM Registration. Receipt by DOE of evidence of the registration by the Borrower in SAM.
(ee)Lobbying Certification. Receipt by DOE of each Borrower Entity’s completed "Disclosure Form to Report Lobbying" (Standard Form LLL).
(ff)Environmental Review. DOE shall have completed its environmental review and related consultation under NEPA and shall have received:
(i)evidence that the Borrower has provided all environmental analyses and other information needed for the satisfactory completion of the environmental review pursuant to NEPA; and
(ii)a bring down report and related reliance letter, acceptable in scope and content to DOE with respect to any of the issues, conditions, or concerns identified in the January 2023 ERM Report, the Health, Safety, and Environmental Assessment Report Part 1 – Asset Integrity, Process Safety Management, Air Compliance, and Environmental Liability dated March 20, 2020, or the Health, Safety, and Environmental Assessment Report Part 2 – Management Systems, Storm Water, Wastewater, DOT, Safety & Security, and Waste Management dated April 21, 2020.
(gg)Davis-Bacon Act.  Receipt by DOE of a certificate from the Borrower certifying that (A) the clauses set forth in Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Execution Date; and (B) the Borrower and each DBA Contract Party under each Davis-

Bacon Act Covered Contract existing on or prior to the Execution Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.
(hh)Program Requirements. Receipt by DOE of evidence that all Program Requirements required to have been satisfied as of the Execution Date have been satisfied.
(ii)Action Memoranda. Receipt by DOE of one or more action memoranda executed by the Secretary of Energy approving and authorizing:
(i)the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby;
(ii)any provisions in the Transaction Documents that constitute material changes to the terms and conditions set forth in the Term Sheet; and
(iii)the apportionment of the Credit Subsidy Cost.
(jj)Credit Subsidy Cost. Receipt by DOE of evidence that:
(i)OMB has reviewed and approved DOE's calculation of the Credit Subsidy Cost;
(ii)OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and
(iii)the apportionment of the Credit Subsidy Cost has occurred.
(kk)Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Financing Documents.
(ll)Employment Projections. Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the Project for each Fiscal Year occurring during the term of the Guaranteed Loan.
(mm)Community Benefits Plan. Receipt by DOE of a Community Benefits Plan in respect of the Project.
(nn)Credit Rating. Receipt by DOE of a final credit rating for the Project at least equal to the initial credit rating for the Project in connection with the Application (or an equivalent rating) at least 30 days and not more than 90 days prior to the Execution Date from a nationally recognized statistical rating organization.
(oo)[Reserved].
(pp)No Changes. There have been no material changes to the terms and conditions contained in the Term Sheet other than those changes agreed to by DOE, and the Financing Documents reflect those terms and conditions.
(qq)Compliance with Laws. Receipt by DOE of evidence that each Borrower Entity shall have complied with all Applicable Laws relating to the development, construction, completion, ownership, operation, and maintenance of the Project (including Environmental Laws, Davis-Bacon

Requirements, Patriot Act, the Cargo Preference Act of 1954, as amended, Foreign Asset Control Regulations, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and all state and local licensing requirements).
Release of Existing Liens. Receipt by DOE of evidence that
(i)all existing Indebtedness of the Borrower (other than Permitted Indebtedness) has been repaid in full, and
(ii)all Liens encumbering any Collateral (other than the Permitted Liens) have been released, and, as necessary or appropriate, such releases have been recorded with the relevant Governmental Authorities.
(ss)Additional Conditions Precedent. Additional conditions precedent, if any, to be included following review of the Base Case Financial Model and ongoing diligence.
Section 5.02Conditions Precedent to FFB Purchase of the FFB Note. The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 (Acceptance or Rejection of Principal Instruments) of the FFB Note Purchase Agreement to purchase the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Execution Date and as of each First Advance Date:
(a)Conditions Precedent in the FFB Documents. Each condition precedent under the FFB Documents to the purchase of the FFB Note by FFB shall have been satisfied in the sole determination of FFB.
(b)Receipt of the Principal Instruments. FFB shall have received from DOE each of the Principal Instruments.
(c)Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Financing Documents shall be true and correct in all respects on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).
Section 5.03Conditions Precedent to the First Advance Date Under Tranche 1. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make the First Advance under Tranche 1 in accordance with the FFB Note Purchase Agreement and the FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request and to their continued satisfaction on the First Advance Date for such Advance, in each case, as determined by (a) in all cases, DOE; and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:
(a)Due Diligence. DOE’s completion of a satisfactory bring-down of due diligence of the Borrower Entities, the Project, and all other matters related thereto.
(b)Execution Date Conditions Precedent. The Execution Date shall have occurred, and each of the Execution Date Conditions Precedent shall continue to be satisfied as of the First Advance Date.
(c)[Reserved].
(d)First Advance Longstop Date. The First Advance Date for such Tranche shall occur no later than the First Advance Longstop Date for such Tranche.

(e)Base Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of evidence that:
(i)the Sponsors have funded the total amount of the Base Equity Commitment required as of such date,  including the funding in cash of one hundred fifty million Dollars ($150,000,000) in equity from the Sponsors; and
(ii)simultaneously with the funding of the First Advance under Tranche 1 there will be at least one hundred million Dollars ($100,000,000) in cash on deposit in the Base Cash Equity Reserve Account.
(f)First Advance Date Certificates. Receipt by DOE of:
(i)a Closing Certificate of each Borrower Entity (in the case of the Sponsors, in the form set out in the Sponsor Support Agreement), dated as of such First Advance Date; and
(ii)Tax Certificate of the Borrower, dated as of the First Advance Date or a certificate of a Responsible Officer of the Borrower, certifying that each statement in the Tax Certificate of the Borrower delivered in accordance with the Execution Date is true and correct in all material respects as if made on such First Advance Date.
(g)[Reserved].
(h)Construction Budget. Receipt by DOE of an updated Construction Budget for Phase 2 in form and substance acceptable to DOE including any certifications requested by DOE from the Independent Engineer or a certification from the Borrower and the Independent Engineer that:
(i)there have been no changes to the Construction Budget with respect to amounts reflected therein or the timing of the payments, since the last Advance (except for those changes previously approved in writing by DOE);
(ii)the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns (except for Cost Overruns previously identified, agreed in writing by DOE, and reflected in the then-current Construction Budget);
(iii)the aggregate amounts to be expended for each category of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction Budget (unless covered by subclause (iv));
(iv)Cost Overruns in any category of Project Costs are sufficiently covered by available contingency in the Construction Budget; and
(v)the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs.
(i)Project Milestone Schedule; Receipt by DOE of a certification from the Borrower and Independent Engineer that there have been no changes to the Project Milestone Schedule, except for those changes previously approved in writing by DOE.
(j)Consultant Reports. Receipt by DOE of a certificate from the following Secured Party Advisors, dated as of the date of the Advance Request, substantially in the form of Exhibit H (Form of Secured Party Advisor Report Bring-Down Certificate) and addressing such other matters as DOE may request and, to the extent required, an updated copy of the report delivered as of the Execution Date:

(i)the Independent Engineer;
(ii)the Environmental Consultant;
(iii)the Market Consultant;
(iv)the Financial Advisor;
(v)the Insurance Consultant; and
(vi)any other Secured Party Advisor required by DOE.
(k)Base Case Financial Model. Receipt by DOE of either:
(i)a certification from the Borrower that:
(A)there are no material changes to the Original Base Case Financial Model, or updated Base Case Financial Model, as applicable;
(B)there are no material changes to the assumptions therein, accompanied by a certificate from the Financial Advisor concurring with the Borrower’s assessment and assumptions set out in its certification; and
(C)calculations demonstrating that both before and after giving effect to the Advance, (1) the Debt to Equity Ratio does not exceed the Maximum Debt to Equity Ratio and (2) the Borrower is in compliance with the Debt Sizing Parameters; or
(ii)a certified updated Base Case Financial Model demonstrating the Debt Sizing Parameters equal to or better than the then-current Base Case Financial Model for each consecutive twelve (12) month period ending on each Calculation Date set out therein, accompanied by:
(A)a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect; and
(B)a letter from the Financial Advisor confirming:
(1)the mathematical accuracy of the computations therein;
(2)the consistency in all material respects of the Base Case Financial Model with the Construction Budget and the Project Milestone Schedule; and
(3)that such updated Base Case Financial Model demonstrates the required financial ratios as set forth above; and
(4)calculations demonstrating that both before and after giving effect to the Advance, (I) the Debt to Equity Ratio does not exceed the Maximum Debt to Equity Ratio and (II) the Borrower is in compliance with the Debt Sizing Parameters.

(l)Intellectual Property. Receipt by DOE of:
(i)a complete and correct copy of each further or amended Project IP Agreement between Borrower or a Borrower Entity (as applicable) and confirmation that the licenses included in all Project IP Agreements between Borrower or Borrower Entity remain in full force and effect; and
(ii)evidence that:
(A)the Borrower exclusively owns all Project IP, or has rights to use all Project IP pursuant to a Project IP Agreement (other than any Project IP Agreement contemplated in Section 5.03(n) (Intellectual Property)), and confirmation that the licenses included in such Project IP Agreement remain in full force and effect;
(B)the Borrower and, to the extent applicable, each Borrower Entity has caused each licensor of rights to Project IP under a Project IP Agreement existing at such time to grant, or otherwise permit to grant to, Secured Parties a Secured Parties' License and confirmation that such license remains in full force and effect;
(C)that each Borrower Entity has caused each licensor of Project IP to, grant to the Secured Parties, effective (i) during the continuance of an Event of Default; (ii) upon an enforcement and transfer of ownership in the Borrower; or (iii) upon any bankruptcy or insolvency action by the Borrower or DOE, an irrevocable, non-exclusive, transferable, sub-licensable, fully paid-up and royalty–free right and license, for no additional consideration, to use and sublicense such Project IP included in the Collateral and such other rights as are necessary to practice, reproduce, distribute, modify, improve, disclose, compile, execute, make, display, perform and create derivative works of any and all software source code or to access and utilize the Project IP.
(m)Required Approvals. Receipt by DOE of an updated Phase 1 Required Approvals Schedule and (if requested by DOE and solely to the extent not previously provided) fully executed copies of all applicable Required Approvals set forth in the Phase 1 Required Approvals Schedule and all such other Required Approvals required to be obtained for the ownership, commencement and completion of construction, operation and maintenance of Phase 1 (other than any Required Approvals that by their nature are no longer needed for the construction, completion, ownership, operation or maintenance of the Project), together with a certificate of a Responsible Officer of the Borrower, certifying that:
(A)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(B)no term or condition thereof has been amended from that delivered pursuant to this Section 5.03(m) (Required Approvals);
(C)each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and
(D)all conditions precedent to the effectiveness of each such Required Approval has been satisfied (or waived in accordance with its terms).
(n)Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Transaction Document are

true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by "materiality," "material adverse effect" or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(o)Transaction Documents. To the extent not already delivered, receipt by DOE of:
(i)fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Financing Document; and
(ii)fully executed copies of each Major Project Document and each other Project Document that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that
(A)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(B)no term or condition thereof has been amended from that delivered pursuant to this clause (ii);
(C)each such Project Document is in full force and effect; and
(D)all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied (or waived in accordance with their terms).
(p)Litigation. Receipt by DOE of an Officer’s Certificate of the Borrower or Borrower Entity, as applicable, certifying that there is no pending or, to the Borrower's or such Borrower Entity's Knowledge, as applicable, threatened (in writing) Adverse Proceeding, that relates to (i) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (ii) any transaction contemplated by any such Transaction Document; or (iii) the Project or any Borrower Entity except, solely for this clause (iii), an Adverse Proceeding that is immaterial to the Project or such Borrower Entity.
(q)Material Adverse Effect. No event (including a change in law) shall have occurred that has or could reasonably be expected to have a Material Adverse Effect.
(r)Davis-Bacon Act.Receipt by DOE of a certificate from the Borrower certifying that (A) evidence that the clauses set forth in Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Advance Date; (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.
(s)Security Interests. Receipt by DOE of evidence that:
(i)all Security Documents shall be in full force and effect and shall have been duly filed and registered or recorded in any jurisdiction and with any Governmental Authority in which such filing and registration or recording is necessary or advisable to make valid and effective the Liens intended to be created thereby and the rights of the Secured Parties thereunder;
(ii)such Liens constitute valid, enforceable, First Priority Liens over the Collateral in favor of the Secured Parties, subject only to Permitted Liens;
(iii)all fees and duties in connection with such filing, registration or recording have been paid in full;
(iv) the Collateral pledged under the Security Documents includes all of the assets listed on Schedule 5.03(s) (List of Assets); and
(v)all counterparties to agreements assigned to the Collateral Agent under the Security Documents have provided consents to such assignment together with a Direct Agreement to such agreements.
(t)Repayment of Existing Indebtedness; Release of Existing Liens. Receipt by DOE of evidence that
(i)all existing Indebtedness of the Borrower (other than Permitted Indebtedness) has been repaid in full,
(ii)all Liens encumbering any Collateral (other than the Permitted Liens) have been released, and, as necessary or appropriate, such releases have been recorded with the relevant Governmental Authorities, and
(iii)the Mechanic’s Lien has been released and, as necessary or appropriate, such release has been recorded with the relevant Governmental Authorities.
(u)Real Estate. Receipt by DOE of:
(i)a plat prepared by American Surveying & Mapping, Inc., utilizing aerial photography and overlaying the boundaries of the Project Site and the locations of any plottable exceptions encumbering the Project Site and listed on the Leasehold Policy, commonly referred to as a “zip map” (the “Site Map”), in a form acceptable to DOE and the Title Company for issuance of the Leasehold Policy;
(ii)(x) a proforma Leasehold Policy (the “Proforma”) from the Title Company to issue an ALTA Mortgage Loan Policy including extended loan policy  coverage in an amount not less than $1,671,818,098.47 or an amount not less than $1,667,051,098.47 if the BNSF Consent has not been delivered on or prior to the First Advance Date under Tranche 1 and including mechanic’s lien coverage via ALTA 32.2 and ALTA 33 Endorsements; insuring that the Leasehold Mortgage creates a legal, valid, binding and enforceable First Priority Lien on Borrower’s interest in the Project Site (excluding Borrower’s interest in the BNSF Property if the BNSF Consent has not been delivered on or prior to the First Advance Date under Tranche 1) subject only to Permitted Liens, including all endorsements and affirmative coverages required by DOE and which are reasonably obtainable from title insurance underwriters in the State of Montana (the “Leasehold Policy”) and (y) a fully executed closing protection letter by and among DOE, Title Company and Borrower irrevocably committing the Title Company to issue the Leasehold Policy in the form of the Proforma and to record the Mortgage and the Memorandum of A&R Ground Leave (the “Closing Letter”);
(iii)evidence satisfactory to DOE of (a) title to or leasehold, subleasehold or easements interests in any Real Property or fixture interests (including easements), or (b) an irrevocable option to acquire leasehold or easement interests to the Project Site constituting part of the Collateral;

(iv)evidence that all easements, rights-of-way, zoning compliances, entitlements and other land rights necessary for the Project, or irrevocable options to acquire such land rights necessary for the Project, shall have been obtained, including, all easements, rights-of-way, zoning compliances, entitlements, and other land rights required to be obtained and are not subject to any pending or threatened contest or dispute by any Governmental Authority or Major Project Participant pursuant to the Transaction Documents to which such Major Project Participant is a party or that are necessary for the performance of their obligations under such Transaction Documents;
(v)a Mortgage duly executed by the Borrower and in recordable form as approved by Title Company and dated on or prior to the First Advance Date under Tranche 1, granting a First Priority Lien on the Borrower’s interest in the Project Site (excluding the Borrower’s interest in the BNSF Property if the BNSF Consent has not been delivered on or prior to the First Advance Date under Tranche 1) (the “Leasehold Mortgage”); and
(vi)true, correct and complete copies of any related material documents requested by DOE or Title Company.
(v)Compliance with Laws. Receipt by DOE of evidence that each Borrower Entity shall have complied with all Applicable Laws relating to the development, construction, completion, ownership, operation, and maintenance of the Project (including Environmental Laws, Davis-Bacon Requirements, Patriot Act, the Cargo Preference Act of 1954, as amended, Foreign Asset Control Regulations, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and all state and local licensing requirements).
(w)IE’s Certificate.  Receipt by DOE of certification from the Independent Engineer no more than ten (10) Business Days prior to the requested Advance date that the Tranche 1 disbursement reflects already expended, eligible costs for the Phase 1 project.
(x)Legal Opinions. Receipt by DOE and the other Secured Parties of executed copies of the following legal opinions (including originals thereof, as required) in respect of the Borrower and each Major Project Participant, dated as of the First Advance Date under Tranche 1 and addressed to the Secured Parties:
(i)the legal opinion of Latham & Watkins LLC, as New York counsel to the Borrower Entities (except for Warburg Pincus);
(ii)the legal opinion of Cleary Gottlieb Steen & Hamilton LLP, as counsel to Warburg Pincus;
(iii)the legal opinion of Browning, Kaleczyc, Berry & Hoven P.C., as Montana local counsel to the Borrower Entities (except for Warburg Pincus);
(iv)the legal opinion of Holland & Hart LLP as Montana local counsel to the Borrower Entities (except for Warburg Pincus); and
(v)legal opinions of each Major Project Participant regarding the due authorization, execution and delivery and valid, binding and enforceable nature of the Major Project Documents to which each such Person is a party.
(y)Fees and Expenses. Receipt by DOE of:

(i)payment in full or reimbursement of all fees required to be paid on or prior to the date of such Advance and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and
(ii) (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the date of such Advance; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Guaranteed Loan.
(z)Project Accounts. All Project Accounts (including all Reserve Accounts) shall have been funded in full to the then-applicable funding requirement as of the date of such Advance pursuant to the Accounts Agreement.
(aa)Mitigation Action Plan Receipt by DOE of an updated status report regarding compliance with the Mitigation Action Plan.Additional Conditions Precedent. Additional conditions precedent, if any, to be included following review of the Base Case Financial Model and ongoing diligence.
Section 5.04Conditions Precedent to the First Advance Date Under Tranche 2. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make the First Advance under Tranche 2 in accordance with the FFB Note Purchase Agreement and the FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request and to their continued satisfaction on the First Advance Date for such Advance, in each case, as determined by (a) in all cases, DOE; and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:
(a)Due Diligence. DOE’s completion of a satisfactory bring-down of due diligence of the Borrower Entities, the Project, and all other matters related thereto.
(b)Conditions Precedent in the FFB Documents. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the FFB Note in accordance with the FFB Note Purchase Agreement and such FFB Note have been satisfied.
(c)First Advance Longstop Date. The First Advance Date for such Tranche shall occur no later than the First Advance Longstop Date for such Tranche.
(d)Base Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of evidence that:
(i)the Sponsors have funded the total amount of its Base Equity Commitment required as of such date;
(ii)(a) total amount of the Base Equity Commitment required to be contributed as of such date has been contributed to the Borrower and applied towards Project Costs, and any portion thereof not yet applied to Project Costs shall have been funded in cash into the Base Cash Equity Reserve Account; (b) the total amount of the Contingent Equity Commitment required to be funded as of such date has been funded in cash into the Base Cash Equity Reserve Account; and (c) each of the Borrower and the Independent Engineer have provided a certification and supporting information that (1) the Project has not incurred Cost Overruns in excess of the Budgeted Contingency, or to the extent any such Cost Overruns have been incurred, such Costs Overruns have been paid in full by the Sponsors from proceeds of additional equity contributions; and (2) the Guaranteed Loan plus the remaining Base Equity Commitment (including amounts projected to be paid from the Base Cash Equity Reserve Account pursuant to the latest Base Case

Financial Model) plus the remaining Contingent Equity Commitment plus any amounts on deposit in the Base Cash Equity Reserve Account in excess of $80 million and Construction Account, taken together, without double counting, will be sufficient to achieve Physical Completion by the Physical Completion Longstop Date and Project Completion by the Project Completion Longstop Date;
(e)First Advance Date Certificates. Receipt by DOE of:
(i)an Advance Request and Borrower Advance Date Certificate of each Borrower Entity, dated as of the relevant First Advance Date under Tranche 2; and
(ii)(A) a Tax Certificate of the Borrower, dated as of such First Advance Date or (B) a certificate of a Responsible Officer of the Borrower, certifying that the information of the Borrower in the Tax Certificate most recently provided to DOE under and in accordance with this Agreement is true and correct in all material respects as if delivered on such First Advance Date.
(f)[Reserved].
(g)Construction Budget. Receipt by DOE of an updated Construction Budget for Phase 2 in form and substance acceptable to DOE including any certifications requested by DOE from the Independent Engineer or a certification from the Borrower and the Independent Engineer that:
(i)there have been no changes to the Construction Budget with respect to amounts reflected therein or the timing of the payments, since the last Advance (except for those changes previously approved in writing by DOE);
(ii)the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns (except for Cost Overruns previously identified, agreed in writing by DOE, and reflected in the then-current Construction Budget);
(iii)the aggregate amounts to be expended for each category of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction Budget (unless covered by subclause (iv));
(iv)Cost Overruns in any category of Project Costs are sufficiently covered by available contingency in the Construction Budget; and
(v)the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs.
(h)Project Milestone Schedule; Integrated Schedule and Spending Plan;   (1) Receipt by DOE of a certification from the Borrower and Independent Engineer that there have been no changes to the Project Milestone Schedule, except for those changes previously approved in writing by DOE and (2) a Primavera P6 Level 3 schedule (or such other compatible schedule with a sufficient level of detail as agreed in writing by DOE in consultation with the Independent Engineer) and spending plan for the development and construction of the Project (the “Integrated Schedule and Spending Plan”).
(i)Base Case Financial Model. Receipt by DOE of either:
(i)a certification from the Borrower that:
(A)there are no material changes to the Original Base Case Financial Model, or updated Base Case Financial Model, as applicable;

(B)there are no material changes to the assumptions therein, accompanied by a certificate from the Financial Advisor concurring with the Borrower’s assessment and assumptions set out in its certification; and
(C)calculations demonstrating that both before and after giving effect to the Advance, (1) the Debt to Equity Ratio does not exceed the Maximum Debt to Equity Ratio and (2) the Borrower is in compliance with the Debt Sizing Parameters; or
(ii)a certified updated Base Case Financial Model demonstrating Debt Sizing Parameters equal to or better than the then-current Base Case Financial Model for each consecutive twelve (12) month period ending on each Calculation Date set out therein, accompanied by:
(A)a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect; and
(B)a letter from the Financial Advisor confirming:
(1)the mathematical accuracy of the computations therein;
(2)the consistency in all material respects of the Base Case Financial Model with the Construction Budget and the Project Milestone Schedule;
(3)that such updated Base Case Financial Model demonstrates the required financial ratios as set forth above; and
(4)calculations demonstrating that both before and after giving effect to the Advance, (I) the Debt to Equity Ratio does not exceed the Maximum Debt to Equity Ratio and (II) the Borrower is in compliance with the Debt Sizing Parameters.
(j)Required Approvals. Receipt by DOE of a Required Approvals Schedule and fully executed copies of all applicable Required Approvals set forth in the Required Approvals Schedule and (if requested by DOE and solely to the extent not previously provided) all such other Required Approvals required to be obtained for the ownership, commencement and completion of construction, operation and maintenance of the Project (except (x) any Required Approvals that by their nature are no longer needed for the construction, completion, ownership, operation or maintenance of the Project, or (y) those approvals that, by their nature, cannot be obtained at the current stage of the Project, provided that the failure to obtain any such permit is not related to any act or failure to act by or on behalf of the Borrower), together with a certificate of a Responsible Officer of the Borrower, certifying that:
(i)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(ii)no term or condition thereof has been amended from that delivered pursuant to this Section 5.04(k) (Required Approvals);
(iii)each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and
(iv)all conditions precedent to the effectiveness of each such Required Approval has been satisfied (or waived in accordance with its terms).

(k)Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Transaction Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by "materiality," "material adverse effect" or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).
(l)Transaction Documents. To the extent not already delivered, receipt by DOE of:
(i)fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Financing Document; and
(ii)fully executed copies of each Major Project Document and each other Project Document that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that
(A)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(B)no term or condition thereof has been amended from that delivered pursuant to this clause (ii);
(C)each such Project Document is in full force and effect; and
(D)all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied.
(m)Litigation. Receipt by DOE of an Officer’s Certificate of the Borrower or Borrower Entity, as applicable, certifying that there is no pending or, to the Borrower's or such Borrower Entity's Knowledge, as applicable, threatened (in writing) Adverse Proceeding, that relates to (i) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (ii) any transaction contemplated by any such Transaction Document; or (iii) the Project or any Borrower Entity except, solely for this clause (iii), an Adverse Proceeding that is immaterial to the Project or such Borrower Entity.
(n)No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing, or could reasonably be expected to occur, that shall have had, or could reasonably be expected to have, a Material Adverse Effect.
(o)Davis-Bacon Act.
(i)Receipt by DOE of a Certificate from the Borrower certifying that (A) the clauses set forth in Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Advance Date; (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(p)Security. All Security Documents continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties.
(q)Title.
(A)Receipt by DOE of an SE-28 Endorsement (without any exceptions from coverage stated therein not approved by DOE) and an ALTA 33 Endorsement to the Leasehold Policy, insuring the continued First Priority Lien of the Leasehold Mortgage against the Borrower’s interest in the Project Site.
(B)Receipt by DOE of an amended lease between CMR and BNSF Railway Company giving CMR the right to access the BNSF Property on substantially similar terms (or better) as existing on the Execution Date with a termination date not less than six months following the Maturity Date.
(C)If the BNSF Consent has not been previously delivered to DOE, receipt by DOE of:
(1)a duly executed BNSF Consent;
(2)a Mortgage duly executed by the Borrower and in recordable form as approved by Title Company, granting a First Priority Lien on the Borrower’s interest in the BNSF Property (the “Subleasehold Mortgage”); and
(3)plat prepared by American Surveying & Mapping, Inc., utilizing aerial photography and overlaying the boundaries of the BNSF Property and the locations of any plottable exceptions encumbering the BNSF Property and listed on the Subleasehold Policy, commonly referred to as a “zip map” (the“BNSF Site Map”), in a form acceptable to DOE and the Title Company for issuance of the Subleasehold Policy;
(4)an ALTA Mortgage Loan Policy including extended loan policy coverage in an amount not less than $4,767,000 and including mechanic’s lien coverage via ALTA 32.2 and ALTA 33 Endorsements; insuring that the Subleasehold Mortgage creates a legal, valid and enforceable First Priority Lien on Borrower’s interest in the BNSF Property subject only to Permitted Liens, including all endorsements and affirmative coverages required by DOE and which are reasonably obtainable from title insurance underwriters in the State of Montana (the “Subleasehold Policy”).
(r)Lien Waivers. Receipt by DOE of evidence that:
(i)any unpaid balances then due or unsettled claims with any contractor or supplier under any Construction Contract, or their subcontractors, have been paid in full (unless otherwise provided by the relevant Construction Contract), except for balances or claims that the Borrower is actively contesting in accordance with the Permitted Contest Conditions; and
(ii)each contractor or supplier under any Construction Contract, or their subcontractors, to be paid with the proceeds of such Advance and funds of the Borrower, has conditionally (or if applicable, finally and unconditionally) waived on terms satisfactory to DOE and released all Liens, statutory or otherwise, that it or any of its subcontractors may have or acquire on the Collateral or the Project with respect to work completed prior to its last submission for payment, such Lien waivers to be in form and substance prescribed by Applicable Law in the State of Montana.
(s)Compliance with Laws. Receipt by DOE of evidence that each Borrower Entity shall have complied with all Applicable Laws relating to the development, construction, completion, ownership, operation, and maintenance of the Project (including Environmental Laws, Davis-Bacon Requirements, Patriot Act, the Cargo Preference Act of 1954, as amended, Foreign Asset Control Regulations, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and all state and local licensing requirements).IE’s Certificate.  Receipt by DOE of certifications from the Independent Engineer no more than ten (10) business days prior to the requested Advance date, (a) that the following funds available to the Borrower are (or, in the case of the Base Equity Commitment, will be) sufficient to achieve Project Completion by the Project Completion Longstop Date: (i) the amount of the requested Advance; (ii) the undisbursed amount of the Guaranteed Loan after giving effect to such Advance; (iii) the remaining Base Equity Commitment (including amounts projected to be paid from the Base Cash Equity Reserve Account pursuant to the latest Base Case Financial Model), (iv) the remaining Contingent Equity Commitment (in the amounts and at the times required pursuant to the Sponsor Support Agreement) and (iv) any amounts on deposit in the Base Cash Equity Reserve Account in excess of $80 million and Construction Account; (b) the Project is on schedule to achieve (i) Physical Completion in accordance with the Project Milestone Schedule; and (ii) Project Completion by the Project Completion Longstop Date; and (c) as to such other matters as required herein or as DOE may reasonably request.Legal Opinions. Receipt by DOE and the other Secured Parties of executed copies of the following legal opinions (including originals thereof, as required) in respect of the Borrower and each Major Project Participant, dated as of the Execution Date and addressed to the Secured Parties:
(i)legal opinions in respect of any amendment, modification, termination or entry into any new Transaction Document that has been executed and delivered after the previous delivery of an applicable legal opinion, in each case, dated as of the Requested Advance Date, addressed to each Secured Party and from legal counsel satisfactory to DOE;
(ii)to the extent that, since the date of the previous delivery of an applicable legal opinion furnished hereunder, there has been a material change in circumstances on any matter covered by such legal opinion, supplemental legal opinions with respect to the possible legal consequences of such changed circumstances, dated as of the Requested Advance Date, addressed to each Secured Party, and from legal counsel satisfactory to DOE; and
(iii)a legal opinion in respect of the Borrower in form and substance acceptable to DOE (A) that the Borrower has received the Governmental Approvals required for the construction, operation, maintenance, and ownership of the Project, except those Governmental Approvals that, by their nature, cannot be obtained at the current stage of development of the Project as of the date of such legal opinion (and provided that the failure to obtain any such Governmental Approval  as of such date is not related to any act or failure to act by or on behalf of the Borrower), and (B) identifying all Governmental Approvals required to be obtained after the date of such legal opinion, and, in the case of each of (A) and (B), other than Governmental Approvals of a routine and immaterial nature that can be obtained in the Ordinary Course of Business.
(v)Fees and Expenses. Receipt by DOE of:
(i)payment in full or reimbursement of all fees required to be paid on or prior to the date of such Advance and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and

(ii)(A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the date of such Advance; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Guaranteed Loan.
(w)[Reserved].

Project Accounts. (i) All Project Accounts (including all Reserve Accounts) shall have been funded in full to the then-applicable funding requirement as of the date of such Advance pursuant to the Accounts Agreement; and (ii) the Borrower has had at least $80 million in cash on deposit in the Base Cash Equity Reserve Account at the close of any business day during the previous 90 calendar days.

(y)Certain Events.  No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or would result from the Advance.O&M Budget. Receipt by DOE of an updated O&M Budget or a certificate from the Borrower that the previously provided O&M Budget is accurate in all material respects.
(aa)P6 Integrated Project Schedule. Receipt by DOE of an updated Level 3 Integrated Project Schedule, in Primavera P6 format and at a detailed level acceptable to DOE, with tasks required to meet the Project Milestones.Phase 2 Deliverables.
(i)Receipt by DOE of signed contract(s) with the general contractor under the EPC Contract for the execution of Phase 2.
(ii)Receipt by DOE of a signed contract(s) with the Project’s Technology Licensor(s) and Key Equipment Supplier(s) for the execution of the Phase 2, including details on associated performance guarantees and liquidated damages.
(iii)Receipt by DOE of a completed FEED package for Phase 2, containing the Phase 2 heat and material balances, process flow diagrams, piping and instrumentation diagrams and plot plans.
(iv)Receipt by DOE of a project execution plan including an overview or summary of the pre-commissioning, commissioning, startup, and testing approach for Phase 2.
(v)Receipt by DOE of a Project quality assurance or quality control plan for the construction of Phase 2 (which could be provided as part of a project execution plan).
(vi)Receipt by DOE of a Project site environmental, health and safety plan for the construction of Phase 2 (which could be provided as part of a project execution plan).
(vii)Receipt by DOE of an updated organization chart for Phase 2 construction execution and operations (which could be provided as part of a project execution plan).
(viii)Receipt by DOE of a transportation plan for the construction of Phase 2, which will describe the transportation and storage of key equipment to and at the Project site, including the reactor currently stored in Corpus Christi, Texas.
(ix)Receipt by DOE of a logistics plan for the construction of Phase 2, which will describe the management of key contractor personnel work and congestion at the Project site.

(x)Receipt by DOE of evidence of purchase orders to be issued upon prior to the date of such Advance for key long lead equipment.
(xi)Receipt by DOE of finalized plans for the pre-treater wastewater treatment unit, including confirmation that the City of Great Falls is willing to proceed with the proposed modifications to its wastewater treatment plant should this option be selected for wastewater treatment.
(xii)Receipt by DOE of evidence that the Montana air quality permit is updated and in place for the start of Phase 2 construction.
(xiii)Receipt by DOE of evidence that all permits for the start of Phase 2 construction are in place (excluding the Montana air quality permit described above), or a plan and schedule for the required permits to be obtained.
(xiv)Receipt by DOE of evidence that the Borrower has issued in full all notices to commence construction under all Construction Contracts.
(xv)All material PDPs for Phase 2 from each licensor for work within the scope of the EPC Contract shall have been formally accepted by the EPC Contractor. All such licensors must be specified in the EPC Contract.
(xvi)The Borrower’s plan for the development, design, engineering, construction and operation of Phase 2, as set out in the Base Case Financial Model, has been approved by the board of directors of DOE.
(xvii)The Borrower shall have (a) engaged a qualified project management team that is capable of managing the interface among the EPC Contract for Phase 2 satisfactory to DOE and the Independent Engineer, and (b) provided a detailed Project management plan (the “Project Management Plan”), in form and substance satisfactory to DOE and the Independent Engineer, which addresses how the Borrower will manage all of the construction, commissioning and startup work required by the Project, including work completed by the EPC Contractor and work outside the boundary lines of the Project that is required for the Project’s commercial operations. The Project Management Plan shall include the Satisfactory Owner Project Schedule and the Satisfactory Contractor Project Schedule and shall address construction management; change order management; cost management; procurement management; Project scope management; schedule management; quality management; risk management; and organizational management (including qualifications of key personnel).
(xviii)The Borrower shall have provided to DOE and the Independent Engineer the fully interactive Level 3 project schedule of the EPC Contractor (incorporating milestones of both the EPC Contractor and the Borrower, including payment milestones) in accordance with the EPC Contract (the “Satisfactory Contractor Project Schedule”), and such schedule is acceptable to DOE and the Independent Engineer in their sole discretion.
(xix)The Borrower shall have provided to DOE and the Independent Engineer the fully interactive Level 3 project schedule of the Borrower setting forth the Borrower’s expected schedule and milestones for construction of the Project through the Commercial Operations Date (the “Satisfactory Owner Project Schedule”), which schedule shall be acceptable to DOE and the Independent Engineer in their sole discretion.
(cc)Phase 2 Equity. Receipt by DOE of
(ii)evidence that the Borrower had at least $80 million in cash on deposit in the Base Cash Equity Reserve Account at the close of the last business day of the prior quarter; and

(iii)has a contingent commitment, in form and substance acceptable to DOE, from (A) the Sponsors or (B) one or more providers whose creditworthiness is acceptable to DOE (the “Phase 2 Equity Instrument”) to contribute additional amounts into the Base Cash Equity Reserve Account as and when necessary, in order to ensure that the amounts on deposit therein or credited at any time are not less than $80 million (which commitment shall be capped at the difference between:
(1)the then-forecasted amount of equity to be contributed to reach the Commercial Operations Date for Phase 2 of the Project (calculated, in a manner approved by DOE, as the then-forecasted remaining capex (excluding contingency) necessary to reach the Commercial Operations Date less the then-forecasted amount the Borrower will receive through Advances under the Guaranteed Loan forecasted to be used for capex (for the avoidance of doubt, excluding that portion of such Advances forecasted to be used to fund reserves or contingency)) and
(2)the amount of cash on hand at that time in the Base Cash Equity Reserve Account, such amount, the “Phase 2 Equity Cap”);

provided, that on a future date following the delivery of the Phase 2 Equity Instrument, upon the delivery by the Borrower to DOE of a certificate (which shall be delivered within 30 days following a Calculation Date) demonstrating, to the satisfaction of DOE, that the Phase 2 Equity Cap, if it were calculated on such future date, would be less than the Phase 2 Equity Cap under the as-delivered Phase 2 Equity Instrument, the Phase 2 Equity Cap shall be reduced by an amount equal to 10% of the difference between the Phase 2 Equity Cap under the as-delivered Phase 2 Equity Instrument and the calculation of the Phase 2 Equity Cap on such future date.1

(dd)Cost Estimate. The Base Case Financial Model achieves a cost estimate class of “Class 3” based on an all-in total project weighted basis.
(ee)Additional Items. Receipt by DOE of such other documents, certifications or consents relating to the project, any Borrower Entity, any Major Project Participant or the matters contemplated by the Transaction Documents as it may reasonably request.
(ff)Additional Conditions Precedent. Additional conditions precedent, if any, to be included following review of the Base Case Financial Model and ongoing diligence.
(gg)Aggregate Advances. Receipt of evidence by DOE that the aggregate principal amount of all Advances, after giving effect to the Advances to be made on such Requested Advance Date,

1 For the avoidance of doubt, below is an illustrative example.

If:

(1) [***] in total capex (without contingency) to reach COD;

(2) DOE Advances are [***] (calculated for this example as 55% of total capex costs, not including DSRA funding or contingency);

(3) total forecasted equity required to reach COD is [***];

(4) cash on hand is $[***].

Then the Phase 2 Equity Cap would equal [***].

If on a future date the calculation of the Phase 2 Equity Cap would be equal to [***], then the Phase 2 Equity Cap would be decreased by the product of [***] (the difference between the Phase 2 Equity Cap as originally calculated and the calculation of the Phase 2 Equity Cap on such future date) and 10%.

do not exceed the Maximum Guaranteed Loan Amount or the Maximum Tranche Amount for the Tranche under which such Advance is being made.

(hh)Use of Proceeds. Receipt by DOE of (i) evidence that the proceeds of the requested Advance will be applied in accordance with Section 2.04(e) (Disbursement of Proceeds); and (ii) invoices or other documentation evidencing the incurrence of such Eligible Project Costs.
(ii)Judgment Liens. No judgment Lien exists against any of the Borrower’s property for Indebtedness owed to the United States of America or any delinquent federal, state or local Indebtedness, including tax liabilities, except for balances or claims in the normal course of business that the Borrower is actively contesting in accordance with the Permitted Contest Conditions.
(jj)Program Requirements. Receipt by DOE of evidence that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.
(kk)Payment of Fees. Receipt by DOE of:
(i)payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or
(ii)confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.
(ll)Environmental Compliance. Receipt by DOE of a written certification by the Borrower that the Borrower is and has been, in all material respects, in compliance with all applicable Environmental Laws and all Required Approvals thereunder, and has and maintains in full force and effect all Required Approvals applicable to the construction and operation of the Project as of the date of such Advance under any applicable Environmental Law.
(mm)No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject.
(nn)Offtake. Receipt by DOE of Phase 2 offtake agreements covering at least 50% of the Phase 2 production capacity as described by the Base Case Financial Model  reasonably acceptable to DOE and, in the case of any such offtake agreement that is a Major Project Document, such agreement shall be in form and substance either (a) substantially similar (or better) to the existing offtake agreements of the Borrower that are Major Project Documents or (b) otherwise reasonably acceptable to DOE.
(oo)Debt to Equity Ratio. Both before and after giving effect to the Advance, the ratio of (a) the aggregate principal amount of Advances outstanding under the Guaranteed Loan (including all interest that has been capitalized or that shall be capitalized pursuant to the FFB Note) to (b) the aggregate amount of Base Equity Contributions made as of such date (the “Debt to Equity Ratio”) shall not exceed 55:45 (the "Maximum Debt to Equity Ratio").

Section 5.05Conditions Precedent to Each Subsequent Advance Date Under Tranche 2. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.04(a)(ii) (Advance Request Approval Notice) directing FFB to make the an Advance under Tranche 2 in accordance with the FFB Note Purchase Agreement and the FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the date of the Advance Request and to their continued satisfaction on the First Advance Date for such Advance, in each case, as determined by (a) in all cases, DOE; and (b) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:
(a)Advance Request. Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate pursuant to Section 2.03(a) (Advance Requests).
(b)Conditions Precedent in the FFB Documents. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the FFB Note in accordance with the FFB Note Purchase Agreement and such FFB Note have been satisfied.
(c)Representations and Warranties. Each of the representations and warranties made by any Borrower Entity in or pursuant to any Financing Document shall be true and correct in all material respects (except (i) such representations and warranties that by their terms are qualified by materiality or Material Adverse Effect, and (ii) in the case of the Borrower, the representations and warranties set forth in Sections 6.23 (Anti-Corruption Laws), 6.24 (Environmental Laws), 6.26 (Davis-Bacon Act), 6.28 (Sanctions and Anti-Money Laundering), 6.29 (Cargo Preference Act), 6.30 (Lobbying Restriction), 6.31 (Federal Funding), 6.32 (No Federal Debt Delinquency), 6.33 (No Tax-Exempt Indebtedness), 6.35 (Use of Proceeds), 6.36 (No Immunity), and 6.37 (No Fraudulent Intent), which representations and warranties shall, in each case, be true and correct in all respects) on and as of such date as if made on and as of such date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), before and after giving effect to the extensions of credit requested to be made on such date.
(d)Debt Sizing Parameters. Receipt by DOE of evidence that the Borrower shall be in compliance with the Debt Sizing Parameters after giving effect to the Advances to be made on such Requested Advance Date.
(e)Due Diligence. DOE’s completion of a satisfactory bring-down of due diligence of the Borrower Entities, the Project, and all other matters related thereto.
(f)Base Equity Funding Commitment; Adequate Project Funding. Receipt by DOE of evidence that:
(i)the Sponsors have funded the total amount of its Base Equity Commitment required as of such date; and
(ii)(a) the total amount of the Base Equity Commitment required to be contributed as of such date has been contributed to the Borrower and applied towards Project Costs, and any portion thereof not yet applied to Project Costs shall have been funded in cash into the Base Cash Equity Reserve Account; (b) the total amount of the Contingent Equity Commitment required to be funded as of such date has been funded in cash into the Base Cash Equity Reserve Account; and (c) each of the Borrower and the Independent Engineer have provided a certification and supporting information that (1) the Project has not incurred Cost Overruns in excess of the Budgeted Contingency, or to the extent any such Cost Overruns have been incurred, such Costs Overruns have been paid in full by the Sponsors from proceeds of additional equity contributions; and (2) the Guaranteed Loan plus the remaining Base Equity Commitment (including amounts projected to be paid from the Base Cash Equity Reserve Account pursuant to the latest Base Case Financial Model) plus the remaining Contingent Equity Commitment plus any amounts on deposit in the Base Cash Equity Reserve Account in excess of $80 million and Construction Account, taken together, without double counting, will be sufficient to achieve Physical Completion by the Physical Completion Longstop Date and Project Completion by the Project Completion Longstop Date.
(g)Advance Date Certificates. Receipt by DOE of:
(i)an Advance Request and Borrower Advance Date Certificate of each Borrower Entity, dated as of the relevant Advance Date under Tranche 2; and
(ii)(A) a Tax Certificate of the Borrower, dated as of such Advance Date or (B) a certificate of a Responsible Officer of the Borrower, certifying that the information of the Borrower in the Tax Certificate most recently provided to DOE under and in accordance with this Agreement is true and correct in all material respects as if delivered on such Advance Date.
(h)[Reserved].
(i)Construction Budget. Receipt by DOE of an updated Construction Budget for Phase 2 in form and substance acceptable to DOE including any certifications requested by DOE from the Independent Engineer or a certification from the Borrower and the Independent Engineer that:
(i)there have been no changes to the Construction Budget with respect to amounts reflected therein or the timing of the payments, since the last Advance (except for those changes previously approved in writing by DOE);
(ii)the Project has not incurred, and is not reasonably expected to incur, any Cost Overruns (except for Cost Overruns previously identified, agreed in writing by DOE, and reflected in the then-current Construction Budget);
(iii)the aggregate amounts to be expended for each category of Project Costs do not exceed the aggregate amounts budgeted for such costs in the then-approved Construction Budget (unless covered by subclause (iv));
(iv)Cost Overruns in any category of Project Costs are sufficiently covered by available contingency in the Construction Budget; and
(v)the proceeds of such Advance shall be used solely for payment or reimbursement of Eligible Project Costs.
(j)Project Milestone Schedule; Integrated Schedule and Spending Plan. Receipt by DOE of a certification from the Borrower and Independent Engineer that there have been no changes to the Project Milestone Schedule or Integrated Schedule and Spending Plan, except for those changes previously approved in writing by DOE.
(k)Base Case Financial Model. Receipt by DOE of either:
(i)a certification from the Borrower that:
(A)there are no material changes to the Original Base Case Financial Model, or updated Base Case Financial Model, as applicable;
(B)there are no material changes to the assumptions therein, accompanied by a certificate from the chief financial officer of the Borrower concurring with the Borrower’s assessment and assumptions set out in its certification; and

(C)calculations demonstrating that both before and after giving effect to the Advance, (1) the Debt to Equity Ratio does not exceed the Maximum Debt to Equity Ratio and (2) the Borrower is in compliance with the Debt Sizing Parameters; or
(ii)a certified updated Base Case Financial Model demonstrating Debt Sizing Parameters equal to or better than the then-current Base Case Financial Model for each consecutive twelve (12) month period ending on each Calculation Date set out therein, accompanied by:
(A)a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect; and
(B)a report from the chief financial officer of the Borrower confirming:
(1)the mathematical accuracy of the computations therein;
(2)the consistency in all material respects of the Base Case Financial Model with the Construction Budget and the Project Milestone Schedule;
(3)that such updated Base Case Financial Model demonstrates the required financial ratios as set forth above; and
(4)calculations demonstrating that both before and after giving effect to the Advance, (I) the Debt to Equity Ratio does not exceed the Maximum Debt to Equity Ratio and (II) the Borrower is in compliance with the Debt Sizing Parameters.
(l)Required Approvals. Receipt by DOE of an updated Required Approvals Schedule and (if requested by DOE and solely to the extent not previously provided) fully executed copies of all applicable Required Approvals set forth in the Required Approvals Schedule and all such other Required Approvals required to be obtained for the ownership, commencement and completion of construction, operation and maintenance of the Project (except (x) any Required Approvals that by their nature are no longer needed for the construction, completion, ownership, operation or maintenance of the Project, or (y) those approvals that, by their nature, cannot be obtained at the current stage of the Project, provided that the failure to obtain any such permit is not related to any act or failure to act by or on behalf of the Borrower) and not yet previously provided to DOE, together with a certificate of a Responsible Officer of the Borrower, certifying that:
(A)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(B)no term or condition thereof has been amended from that delivered pursuant to this Section 5.05(l) (Required Approvals);
(C)each such Required Approval has been validly issued, is in full force and effect and Non-Appealable; and
(D)all conditions precedent to the effectiveness of each such Required Approval has been satisfied (or waived in accordance with its terms).

(m)Representations and Warranties. Each of the representations and warranties made (or deemed made) by any Borrower Entity or Major Project Participant in any Transaction Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by "materiality," "material adverse effect" or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).
(n)Transaction Documents. Receipt by DOE of:
(i)fully executed originals (in sufficient counterparts for each of DOE, FFB and the Collateral Agent), or copies thereof if permitted by DOE, of each Financing Document; and
(ii)fully executed copies of each Major Project Document and each other Project Document that is in effect at such time, together with a certificate of a Responsible Officer of the Borrower, certifying that
(A)the copies submitted are true, correct and complete (including all schedules, exhibits, attachments, supplements and amendments thereto and any related protocols or side letters);
(B)no term or condition thereof has been amended from that delivered pursuant to this clause (ii);
(C)each such Project Document is in full force and effect;
(D)all conditions precedent to the effectiveness of each such Project Document (if any) have been satisfied; and
(E)no default or event that with the passage of time, the giving of notice or both would constitute a default shall have occurred and is continuing thereunder.
(o)Litigation. Receipt by DOE of an Officer’s Certificate of the Borrower or Borrower Entity, as applicable, certifying that there is no pending or, to the Borrower's or such Borrower Entity's Knowledge, as applicable, threatened (in writing) Adverse Proceeding, that relates to (i) the legality, validity or enforceability of any of the Transaction Documents or the ability of any Secured Party to exercise any of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents; (ii) any transaction contemplated by any such Transaction Document; or (iii) the Project or any Borrower Entity except, solely for this clause (iii), an Adverse Proceeding that is immaterial to the Project or such Borrower Entity.
(p)No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing, or could reasonably be expected to occur, that shall have had, or could reasonably be expected to have, a Material Adverse Effect.
(q)Davis-Bacon Act.  Receipt by DOE of a certificate from the Borrower certifying that (A) the clauses set forth in Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract existing as of the Advance Date; (B) the Borrower and each DBA Contract Party under each Davis-Bacon Act Covered Contract existing on or prior to such Advance Date have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.

(r)Security. All Security Documents continue to be in full force and effect, properly perfected, filed and registered or recorded in any jurisdiction and with any Governmental Authority where perfection, filing and registration or recordation is required, as applicable, and all liens or pledges in favor of the Secured Parties continue to be properly registered or recorded in favor of such Secured Parties.
(s)Title Continuation. Receipt by DOE of an SE-28 Endorsement (without any exceptions from coverage state therein not approved by DOE) and an ALTA 33 Endorsement to the Leasehold Policy and, if applicable, the Subleasehold Policy, insuring the continued First Priority Lien of the Leasehold Mortgage and the Subleasehold Mortgage, if applicable, against Borrower’s interest in the Project Site.
(t)Lien Waivers. Receipt by DOE of evidence that:
(i)any unpaid balances then due or unsettled claims with any contractor or supplier under any Construction Contract, or their subcontractors, have been paid in full (unless otherwise provided by the relevant Construction Contract), except for balances or claims that the Borrower is actively contesting in accordance with the Permitted Contest Conditions; and
(ii)each contractor or supplier under any Construction Contract, or their subcontractors, to be paid with the proceeds of such Advance and funds of the Borrower, has conditionally (or if applicable, finally and unconditionally) waived on terms satisfactory to DOE and released all Liens, statutory or otherwise, that it or any of its subcontractors may have or acquire on the Collateral or the Project with respect to work completed prior to its last submission for payment, such Lien waivers to be in form and substance prescribed by Applicable Law in the State of Montana.
(u)Compliance with Laws. Receipt by DOE of evidence that each Borrower Entity shall have complied with all Applicable Laws relating to the development, construction, completion, ownership, operation, and maintenance of the Project (including Environmental Laws, Davis-Bacon Requirements, Patriot Act, the Cargo Preference Act of 1954, as amended, Foreign Asset Control Regulations, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and all state and local licensing requirements).[Reserved].
(w)IE’s Certificate.  Receipt by DOE of certifications from the Independent Engineer no more than ten (10) business days prior to the requested Advance date, (i) that the following funds available to the Borrower are (or, in the case of the Base Equity Commitment, will be) sufficient to achieve Project Completion by the Project Completion Longstop Date: (A) the amount of the requested Advance; (B) the undisbursed amount of the Guaranteed Loan after giving effect to such Advance; (C) the remaining Base Equity Commitment (including amounts projected to be paid from the Base Cash Equity Reserve Account pursuant to the latest Base Case Financial Model), (D) the remaining Contingent Equity Commitment (in the amounts and at the times required pursuant to the Sponsor Support Agreement) and (E) any amounts on deposit in the Base Cash Equity Reserve Account in excess of $80 million and Construction Account; (ii) the Project is on schedule to achieve (A) Physical Completion in accordance with the Project Milestone Schedule; and (B) Project Completion by the Project Completion Longstop Date; and (iii) as to such other matters as required herein or as DOE may reasonably request.
(x)Legal Opinions. To the extent requested by DOE, receipt by DOE of:
(i)legal opinions in respect of any amendment, modification, termination or entry into any new Transaction Document that has been executed and delivered after the previous delivery of an applicable legal opinion, in each case, dated as of the Requested Advance Date, addressed to each Secured Party and from legal counsel satisfactory to DOE;

(ii)to the extent that, since the date of the previous delivery of an applicable legal opinion furnished hereunder, there has been a material change in circumstances on any matter covered by such legal opinion, supplemental legal opinions with respect to the possible legal consequences of such changed circumstances, dated as of the Requested Advance Date, addressed to each Secured Party, and from legal counsel satisfactory to DOE; and
(iii)a bring down legal opinion in respect of the Borrower in form and substance acceptable to DOE (A) that the Borrower has received the Governmental Approvals required for the construction, operation, maintenance, and ownership of the Project, except those Governmental Approvals that, by their nature, cannot be obtained at the current stage of development of the Project as of the date of such legal opinion (and provided that the failure to obtain any such Governmental Approval  as of such date is not related to any act or failure to act by or on behalf of the Borrower), and (B) identifying all Governmental Approvals required to be obtained after the date of such legal opinion, and, in the case of each of (A) and (B), other than Governmental Approvals of a routine and immaterial nature that can be obtained in the Ordinary Course of Business.
(y)Fees and Expenses. Receipt by DOE of:
(i)payment in full or reimbursement of all fees required to be paid on or prior to the date of such Advance and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations); and
(ii)(A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the Project and invoiced prior to the date of such Advance; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case from funds other than the proceeds of the Guaranteed Loan.
(z)Project Accounts. (i) All Project Accounts (including all Reserve Accounts) shall have been funded in full to the then-applicable funding requirement as of the date of such Advance pursuant to the Accounts Agreement; and (ii) the Borrower has had at least $80 million in cash on deposit in the Base Cash Equity Reserve Account at the close of any business day during the previous 90 calendar days.
(aa)O&M Budget. Receipt by DOE of an updated O&M Budget or a certificate from the Borrower that the previously provided O&M Budget is accurate in all material respects.
(bb)P6 Integrated Project Schedule. Receipt by DOE of an updated Level 3 Integrated Project Schedule, in Primavera P6 format and at a detailed level acceptable to DOE, with tasks required to meet the Project Milestones.
(cc)Additional Items. Receipt by DOE of such other documents, certifications or consents relating to the project, any Borrower Entity, any Major Project Participant or the matters contemplated by the Transaction Documents as it may reasonably request (but in respect of Major Project Participants, solely informational matters and not certifications of any Major Project Participants).
(dd)Additional Conditions Precedent. Additional conditions precedent, if any, to be included following review of the Base Case Financial Model and ongoing diligence.
(ee)Aggregate Advances. Receipt of evidence by DOE that the aggregate principal amount of all Advances, after giving effect to the Advances to be made on such Requested Advance Date, do not exceed the Maximum Guaranteed Loan Amount or the Maximum Tranche Amount for the Tranche under which such Advance is being made.

(ff)Use of Proceeds. Receipt by DOE of (i) evidence that the proceeds of the requested Advance will be applied in accordance with Section 2.04(e) (Disbursement of Proceeds); and (ii) invoices or other documentation evidencing the incurrence of such Eligible Project Costs.
(gg)Judgment Liens. No judgment Lien exists against any of the Borrower’s property for Indebtedness owed to the United States of America or any delinquent federal, state or local Indebtedness, including tax liabilities, except for balances or claims in the normal course of business that the Borrower is actively contesting in accordance with the Permitted Contest Conditions.
(hh)Program Requirements. Receipt by DOE of evidence that the Borrower is in compliance with or shall have satisfied, as applicable, all requirements and approvals pursuant to the Program Requirements.
(ii)Payment of Fees. Receipt by DOE of:
(i)payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date; or
(ii)confirmation that all such fees and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.
(jj)Environmental Compliance. Receipt by DOE of a written certification by the Borrower that the Borrower is and has been, in all material respects, in compliance with all applicable Environmental Laws and all Required Approvals thereunder, and has and maintains in full force and effect all Required Approvals applicable to the construction and operation of the Project as of the date of such Advance under any applicable Environmental Law.
(kk)No Violation. The making of the requested Advance shall not result in a violation of any Applicable Law, Transaction Document, Governmental Approval, or any other agreement or consent to which any Borrower Entity is a party, or any judgment or approval to which any Borrower Entity is subject.
(ll)Debt to Equity Ratio. Both before and after giving effect to the Advance, the Debt to Equity Ratio shall not exceed the Maximum Debt to Equity Ratio.
(mm)Offtake. If the expected Commercial Operations Date is within twelve (12) months of the date of such Advance, offtake arrangements in form and substance acceptable to DOE, demonstrating that 70% of the expected production of the Project upon Project Completion is under contract.
Section 5.06Conditions Precedent to FFB Advance. The obligation of FFB to make each Advance (including the initial Advance) under the FFB Note Purchase Agreement and the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:
(a)Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.
(b)Absence of Drawstop Notice. No Drawstop Notice shall have been delivered to DOE or FFB.

Section 5.07Advance Deductions. Unless the Borrower shall have prepaid the applicable Advance in the amount of any excess as provided in Section 3.05(c)(i)(H) (Mandatory Prepayments) prior to each Requested Advance Date immediately following the parties' determination of the existence of an Excess Advance Amount (whether pursuant to the Quarterly Certificate or otherwise), the Borrower shall:
(a)in the relevant Advance Request, deduct from the total amount of the Advance or Advances to be made on such Requested Advance Date an amount equal to the amount that would otherwise have been prepayable by the Borrower pursuant to Section 3.05(c)(i)(H) (Mandatory Prepayments); and
(b)in the relevant Advance Request, include a certification by a Responsible Officer, substantially in the form set forth in the Form of Advance Request, certifying as to the amount of such deduction;

provided, that if the amount of the Advance requested to be made on such Requested Advance Date is less than the total amount to be deducted on such Requested Advance Date, the Borrower shall deduct an amount equal to the total amount of the Advance requested to be made on such date, and the remaining shortfall shall be deducted by the Borrower from Advances requested in future Advance Requests made on future Requested Advance Dates until such amount has been deducted in full.

Section 5.08Satisfaction of Conditions Precedent. Each of the Borrower and DOE hereby acknowledges and agrees that:
(a)by delivering the Principal Instruments on the Execution Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Execution Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and
(b)FFB, by delivering an acceptance notice under Section 5.1 of the FFB Note Purchase Agreement or making any Advance under the FFB Note, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Sections 5.01 (Conditions Precedent to the Execution Date), 5.02 (Conditions Precedent to FFB Purchase of the FFB Note), 5.03 (Conditions Precedent to the First Advance Date Under Tranche 1), 5.04 (Conditions Precedent to the First Advance Date Under Tranche 2), 5.05 (Conditions Precedent to Each Advance Date Under Tranche 2) and 5.06 (Conditions Precedent to FFB Advance) that must be approved or consented to by, or satisfactory to, FFB.
Article VI

Representations and Warranties

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the FFB Note and offer extensions of credit thereunder, the Borrower makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Execution Date; (b) each Advance Date (both immediately before and immediately after giving effect to the Advances, if any, being made on such date); (c) the Project Completion Date, except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties will be true as of such earlier date:

Section 6.01Organization and Existence. The Borrower:
(a)is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)is duly qualified to do business in, and in good standing in, the State of Montana and each other jurisdiction where the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect; and
(c)has all requisite power and authority to:
(i)own or hold under lease and operate the property it purports to own or hold under lease;
(ii)carry on its business as now being conducted and as proposed to be conducted in respect of the Project;
(iii)incur Indebtedness and create Liens on all and any of its properties; and
(iv)execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.
Section 6.02Authorization; No Conflict. The Borrower has duly authorized, executed and delivered the Transaction Documents to which it is a party, and none of: (a) its execution and delivery thereof; (b) its consummation of the transactions contemplated hereby or thereby nor its compliance with the terms of this Agreement or thereof; and (c) the issuance of the FFB Note, the borrowings under the FFB Documents, the use of the proceeds thereof and FFB Note Reimbursement Obligations hereunder, in each case, do or will (i) contravene its Organizational Documents or any Applicable Laws; (ii) contravene or result in any breach or constitute any default under any Governmental Judgment; (iii) contravene or result in any breach, constitute any default, or result in or require the creation of any Lien upon any of its properties, in each case, under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for any Permitted Liens; or (iv) require the consent or approval of any Person other than the Required Approvals and any other consents or approvals that have been obtained and are in full force and effect.
Section 6.03Capitalization. All of the Equity Interests of the Borrower have been duly authorized, validly issued, are fully paid and non-assessable, and are directly owned by the Direct Parent, free and clear of all Liens other than Liens securing the Existing Credit Facilities, which shall be released on the date of the First Advance under Tranche 1 and Liens created under the Equity Pledge Agreement.  No options or rights for conversion into or acquisition, purchase or transfer of Equity Interests of the Borrower or any agreements or arrangements for the issuance by the Borrower of additional Equity Interests are outstanding.  The Borrower does not have outstanding (a) any securities convertible into or exchangeable for its Equity Interests; or (b) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, its Equity Interests.
Section 6.04Solvency.
(a)The value of the assets (at fair value and present fair saleable value or at book value) of the Borrower is, on the date of determination, greater than the amount of liabilities at book value (including contingent and unliquidated liabilities) of the Borrower as of such date.  As of the date of determination, the Borrower is able to pay all of its liabilities as such liabilities mature and does not have an unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)The Borrower is not the subject of any pending or, to the Borrower’s Knowledge, threatened Insolvency Proceedings.
(c)No corporate action, legal proceedings or other procedure or step is being considered or prepared by the Borrower that could trigger the occurrence of any event or circumstance described in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution).
Section 6.05Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements (a) to be classified as an Applicant; and (b) to classify the Project-related manufacturing facilities as Eligible Projects.
Section 6.06Transaction Documents. Each Transaction Document to which the Borrower is (or will be when executed) a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 6.07Required Approvals.
(a)The Required Approvals Schedules set forth all Required Approvals, other than Governmental Approvals and other consents and approvals that, in each case, are of a routine nature and can be obtained in the Ordinary Course of Business.
(b)Part A of the Required Approvals Schedule sets forth all of the Required Approvals that are necessary or required to be obtained by the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document.  As of the Execution Date, and as of each date thereafter that this representation is to be made, each Required Approval set forth in Part A of the Required Approvals Schedule has been duly and validly issued, is in full force and effect, Non-Appealable and free of any unduly burdensome conditions.
(c)Part B of the Required Approvals Schedule includes all of the Required Approvals that are not required to be obtained until after the Execution Date under Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document.
(d)Any Required Approval listed on Part B of the Required Approvals Schedule that is required to be obtained, as of any date on which this representation is made, pursuant to and in accordance with the terms of the Transaction Documents, Applicable Law or any agreement applicable to, or binding on, any Borrower Entity or any of its properties or, to the Borrower’s Knowledge, any Major Project Participant for the purpose of fulfilling its obligations under the applicable Major Project Document, has been duly and validly issued, is in full force and effect, Non-Appealable and free of any unduly burdensome conditions, and the Borrower has no reason to believe that any such Required Approvals already obtained will be revoked.
(e)As of any date on which this representation is made, all applications required to timely procure any Required Approval listed on Part B of the Required Approvals Schedule have been prepared and submitted. The Borrower has received no indication and does not have any reason to believe that it, any other Borrower Entity or, to the Borrower’s Knowledge, any Major Project Participant will be unable to obtain the Required Approvals set forth in Part B of the Required Approvals Schedule applicable to it in the Ordinary Course of Business free from conditions or requirements and at such time or times as may be necessary to avoid any material delay in, or impairment to the transactions contemplated by, the Transaction Documents.
(f)The Borrower, each Borrower Entity and, to the Borrower’s Knowledge, each Major Project Participant is in compliance in all material respects with all Required Approvals that have been obtained by, or are otherwise applicable to, such Person.
Section 6.08Litigation. Except as set forth in Schedule 6.08 or as otherwise disclosed to and expressly waived in writing by DOE, there are no Adverse Proceedings pending or, to the Borrower’s Knowledge, threatened in writing that relate to:
(a)the legality, validity or enforceability of any Financing Document or any Major Project Document;
(b)any transaction contemplated by any Financing Document or any Major Project Document; or
(c)the Project; or
(d)any Borrower Entity (other than a Passive Sponsor) or any Project Document other than a Major Project Document that (i) (excluding any Adverse Proceeding contemplated under clause (a) or (b) above) either individually or in the aggregate has, or could reasonably be expected to have a Material Adverse Effect or (ii) has had or could reasonably be expected to have a value greater than one million Dollars ($1,000,000), individually, or five million Dollars ($5,000,000), in the aggregate.

Section 6.09Indebtedness. The Borrower has no outstanding Indebtedness other than Permitted Indebtedness.
Section 6.10Security Interests; Liens.
(a)Pursuant to the Security Documents, the Collateral Agent has a legal, valid, enforceable and perfected First Priority Lien in the Collateral subject only to Permitted Liens.
(b)Such security interest in the Collateral is and, with respect to any after-acquired property, when so subsequently acquired, will be superior and prior to the rights of all third Persons now existing or hereafter arising, whether by way of deed of trust, mortgage, Lien, security interests, encumbrance, assignment or otherwise, other than Permitted Liens.
(c)On the First Advance Date under Tranche 1, all documents and instruments, including the Real Property Documents, as required, will have been recorded or filed for record or submitted for recording in such manner and in such places as are required and all other action as is necessary or desirable have been taken to establish and perfect the Collateral Agent's Lien in and to the Collateral (for the benefit of the Secured Parties) to the extent contemplated by the Security Documents.
(d)All Taxes (including stamp taxes) and filing fees and Secured Party Expenses that are due and payable in connection with the execution, delivery or recordation of the Mortgages or any other Transaction Document, or the mortgaging of the mortgaged property under the Mortgages, have been paid.
(e)Except for Permitted Liens, neither the Borrower nor any other owner of any of the Collateral has created or is under any obligation to create or has entered into any transaction or agreement that would result in the imposition of, any Lien upon any of the Collateral.  Other than Liens securing the Existing Credit Facilities, which shall be released on the First Advance Date of Tranche 1, there are no Liens on the Equity Interests of the Borrower other than those created under or permitted by the Equity Pledge Agreement and liens described in clause (b) above.
Section 6.11Taxes.
(a)The Borrower has filed all tax returns required by Applicable Laws to be filed by it and has paid (i) all income Taxes that have become due pursuant to such tax returns, and (ii) all other material Taxes and assessments payable by it that have become due (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions).
(b)Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States person and to certify that such Secured Party is exempt from U.S. federal backup withholding tax (or, in the case of any Secured Party that is not a United States person, a properly completed applicable Form W-8 or other certificate, form or documentation establishing an exemption from U.S. federal withholding Taxes), no withholding Taxes are payable by the Borrower to any Governmental Authority in connection with any amounts payable by the Borrower under or in respect of the Financing Documents.
(c)DOE’s execution and delivery of this Agreement and issuance of the Loan Guarantee, and any determination by DOE that any Project Costs are Eligible Project Costs, in each case, (i) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of the Project or any part thereof under the Code, (ii) does not constitute a determination regarding, and is unrelated to whether the Borrower or such other Borrower Entity or the Project has complied or will comply with Federal tax law and (iii) will not be used to demonstrate or prove that the Borrower or such other Borrower Entity or the Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.
Section 6.12Financial Statements.
(a)Each of the Historical Financial Statements and each Financial Statement of the Borrower, Direct Parent and Sponsors (to the extent required) delivered to DOE pursuant to Section 8.01 (Financial Statements) is complete and correct, has been prepared in accordance with the Designated Standard and presents fairly, in all material respects, the financial condition of the Borrower or such Sponsor, as applicable, as of the respective dates of the Financial Statements for the respective periods covered therein.
(b)Such Financial Statements reflect all liabilities or obligations of the relevant Borrower Entity of any nature whatsoever for the period to which such Financial Statements relate that are required to be disclosed in accordance with the Designated Standard.
(c)As of the Execution Date or the date of delivery of such Financial Statements pursuant to Section 8.01 (Financial Statements), as applicable, or the respective date of such Financial Statements, whichever is earlier, none of the Borrower, the Direct Parent, such Sponsors and the applicable Borrower Entities has incurred or assumed any liabilities or obligations that would be required to be disclosed in accordance with the Designated Standard and which are not reflected in such Financial Statements or the notes thereto.
Section 6.13Business; Other Transactions.

(a)The Borrower has not conducted any business other than the business contemplated by the Transaction Documents and such other business as may be related to the Project.
(b)The Borrower is not a party to, or bound by, any contract other than those contracts permitted under the Financing Documents.
(c)Except as provided in the Financing Documents, the Borrower has not executed and delivered any powers of attorney or similar documents.
(d)The Borrower has not paid or become obligated to pay: (i) any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents, or (ii) any contingency fee (computed as a percentage of any amount of the Guaranteed Loan) to any financial or other professional advisors of the Borrower.
(e)Except as set forth on Schedule 6.13(e) (Affiliate Transactions), the Borrower is not a party to any contract or agreement with, and does not have any other loan commitment to, any Affiliate.
(f)The Borrower has not: (i) entered into any transaction or series of related transactions with any Person (including any Affiliate) other than in the Ordinary Course of Business and on an arm's length basis; or (ii) entered into any transaction whereby the Borrower might pay more than the fair market value for products of others.
(g)The Borrower has not made any Investments other than Permitted Investments.
(h)The Borrower has no Subsidiaries and does not legally or beneficially own any Equity Interests of any other Person.
(i)Each of the Project Milestone Schedule and Integrated Schedule and Spending Plan, as amended or supplemented in accordance with the provisions of this Agreement: (i) is complete and based on reasonable assumptions made in good faith; and (ii) is consistent with the provisions of the Transaction Documents.
(j)The Borrower has maintained adequate internal controls, reporting systems and cost control systems that are designed to ensure that the Borrower satisfies its obligations under the Financing Documents.
Section 6.14Accounts. As of the First Advance Date under Tranche 1, the Borrower does not own or maintain any accounts with a bank or financial institution other than the Project Accounts and the Company Account.
Section 6.15Property.
(a)Title to Collateral
(i)Schedule 6.15-1 (Phase 1 Project Site) identifies the land comprising the Phase 1 Project Site. Schedule 6.15-2 (Project Site) identifies the land comprising the Project Site
(ii)As of the Execution Date, the Borrower has valid leasehold, subleasehold, and easement interests in the Phase 1 Project Site free and clear of any Lien of any kind, except for Permitted Liens, and other than Permitted Liens, no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien on any property, other than the Security Documents; and none of the Permitted Liens, individually or in the aggregate, would materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Phase 1 Project Site for Phase 1.
(iii)As of the First Advance Date under Tranche 1, the Borrower has valid leasehold, subleasehold, and easement interests in the Project Site, or irrevocable options to obtain such interests in, the Project Site, free and clear of any Lien of any kind, except for Permitted Liens, and other than Permitted Liens, no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien on the Project Site, other than the Security Documents; and none of the Permitted Liens, individually or in the aggregate, would materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Site for the Project.
(iv)As of the First Advance Date under Tranche 1, all easements, leasehold and other Real Property interests and utility and other related services, means of transportation, facilities, other materials and Real Property rights that can reasonably be expected to be necessary for the construction, completion and operation of the Project in accordance with Applicable Laws and the Transaction Documents have been procured under the Major Project Documents.
(b)Leases. Any Leases material to the Project in existence on the date of this representation and under which the Borrower is a lessee, sublessee or licensee are valid and subsisting, the Borrower is not in default under any of such Leases, the Borrower enjoys peaceful and undisturbed possession of the Real Property subject to such Leases, and the Borrower has the right to continue to enjoy such possession during the time when such Real Property is necessary for the Project.
(c)Project Site. The Project Site is sufficient and appropriate in all respects for the development, siting, design, engineering, construction, ownership, operation, maintenance and use of the Project as contemplated by the Transaction Documents.
(a)Boundaries.  Except as shown on the Site Map (or the BNSF Site Map, if applicable), all of the improvements on the Project Site lie wholly within the boundaries and building restriction lines of the Project Site, and no improvements on adjoining properties encroach upon the Project Site, and no improvements on the Project Site encroach upon or violate any easements or other encumbrances upon the Project Site, in each case, so as to materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Site for the Project, except those which are insured against by title insurance. To Borrower's Knowledge, the Site Map (or the BNSF Site Map, if applicable) does not fail to reflect any material matter affecting the Project Site or the title thereto.
(b)Condemnation.  No condemnation or adverse zoning or usage change proceeding has occurred been threatened against any of the Real Property that could materially impair the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project.
Section 6.16Project Milestone Schedule and Construction Budget; Operating Forecasts and Base Case Financial Model.
(a)The Construction Budget, the Project Milestone Schedule, Integrated Schedule and Spending Plan and the Base Case Financial Model:
(i)are complete and based on reasonable assumptions;
(ii)are consistent with the provisions of the Project Documents related thereto;
(iii)have been prepared in good faith and with due care; and

(iv)fairly represent the Borrower's expectation as to the matters covered thereby as of any date on which this representation is made or deemed made.
(b)The Project Milestone Schedule accurately specifies in summary form the work that each Construction Contractor and Equipment Supplier proposes to complete on or before the deadlines specified therein.
(c)The Construction Budget represents the Borrower’s best estimate of Total Project Costs anticipated to be incurred to achieve the Project Completion Longstop Date.  The Construction Budget has not been amended or changed in any material respect other than to reflect changes resulting from Approved Construction Changes.
(d)The Borrower’s good faith estimate and belief is that the Project Completion Date will occur no later than the Project Completion Longstop Date.
(e)The Borrower believes that it is technically feasible for the Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Major Project Documents.
Section 6.17Intellectual Property.
(a)Schedule 6.17(a) (Intellectual Property) identifies all of the Project IP and all of the Project IP Agreements. The Borrower exclusively owns, or has a valid and enforceable license or right to use, all Project IP.
(b)Neither the Borrower nor any other Borrower Entity is in breach of or default under any Project IP Agreement then in effect.  To the Borrower’s Knowledge, there are no facts or circumstances that would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or the Borrower’s rights or licenses to Project IP thereunder.
(c)Borrower's right, title and interest in and to the Project IP owned by Borrower is free and clear of all Liens, except for Permitted Liens.
Section 6.18Infringement; No Adverse Proceedings.
(a)Neither the Borrower, its respective businesses, nor the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project infringe upon, misappropriate or otherwise violate the Intellectual Property of any Person.
(b)There is no objection to, challenge to the validity of, or any Adverse Proceeding past, present, or pending to which Borrower or any other Borrower Entity is a party, and no Adverse Proceeding threatened in writing and no written objection (including any demand to take a license to Intellectual Property) against the Borrower or any other Borrower Entity: (i) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (A) by the Borrower; or (B) with respect to the development, design, engineering, procurement, construction, starting up, commissioning, ownership, use or maintenance of the Project; or (ii) challenging the validity, enforceability, ownership or use of any Project IP owned by Borrower.  There are no facts or circumstances that would be reasonably expected to give rise to any such Adverse Proceeding.
(c)No Person is infringing, misappropriating or otherwise violating any Project IP owned by the Borrower or any other Borrower Entity.  There is no Adverse Proceeding pending to which the Borrower is a party or threatened in writing by the Borrower or any other Borrower Entity, alleging such infringement, misappropriation or other violation.
Section 6.19No Amendments to Transaction Documents. None of the Transaction Documents to which the Borrower is a party has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.
Section 6.20Compliance with Laws; Program Requirements. The Borrower is in compliance with, and has conducted and is conducting its business in compliance with, (a) all Applicable Law (including all Program Requirements with respect to the Project), (b) in all material respects, all Required Approvals and (c) its Organizational Documents.
Section 6.21Investment Company Act. The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act, or subject to regulation thereunder.
Section 6.22Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the FFB Documents, will be used, directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.
Section 6.23Anti-Corruption Laws.
(a)Each Borrower Entity and its directors, officers, employees and, to such Borrower Entity's Knowledge, agents, are, and for the last five (5) years have been, in compliance with all Anti-Corruption Laws.
(b)There are no Adverse Proceedings pending or, to the Borrower's Knowledge, threatened against or affecting any Borrower Entity or their respective directors, officers or employees regarding any actual or alleged non-compliance with any Anti-Corruption Laws.
(c)No Borrower Entity, nor its directors, officers, employees nor, to such Borrower Entity's Knowledge, agents, has made, offered or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official or any candidate for foreign political office:
(i)in order to influence any act or decision of any foreign official, foreign political party, party official or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;
(ii)to secure an unlawful or improper advantage; or
(iii)with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Borrower Entity or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Law.
Section 6.24Environmental Laws.
(a)All Required Approvals for the Project relating to (i) air emissions; (ii) discharges to surface water or ground water; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Substances or wastes; or (vi) otherwise required under applicable Environmental Law have been obtained and are final and Non-Appealable.

(b)The Borrower has not received, and the Borrower does not have Knowledge of any facts, circumstances, conditions, actions, activities, or events that have resulted or could reasonably be expected to result in any, Environmental Claim against or affecting the Project, or the Project Site that is, or could reasonably be expected to become material.
(c)There is not and has not been any condition, circumstance, action, activity or event with respect to the Project, the Borrower or the Project Site that could reasonably form the basis of any violation of any Environmental Law or that could reasonably be expected to have a Material Adverse Effect or result in material harm to environmental, health or safety matters.  The Borrower is and has been in compliance with all applicable Environmental Law.
(d)None of the Borrower, any Borrower Entity nor, to the Borrower’s Knowledge, any other Person, has used, generated, manufactured, produced, stored, transported or Released, on, from, under or about the Project Site or transported thereto or therefrom, any Hazardous Substances in any manner that violates Applicable Law or violates the terms and conditions of any Required Approval and could reasonably be expected to (i) form the basis of an Environmental Claim; (ii) cause the Project to be subject to any restrictions arising under Environmental Laws; (iii) have a Material Adverse Effect; or (iv) result in material harm to the environment, health or safety.
(e)The Borrower is in compliance with the Mitigation Action Plan.
Section 6.25Employment and Labor Contracts.
(a)As of the Execution Date:
(i)with respect to the Project, the Borrower is not or has not been within the past two (2) years (A) a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent; or (B) subject to any labor disputes, strikes or work stoppages, requests for arbitration, grievance proceedings or union negotiations or organizational efforts; and
(ii)to the Borrower’s Knowledge, with respect to the Project, there has not been in the past three (3) years, any organized effort or demand for recognition or certification or attempt to organize employees of the Borrower by any labor organization.
(b)There are no strikes, slowdowns or work stoppages ongoing or threatened in writing by the employees of any of the Borrower or, to the Borrower’s Knowledge, any Major Project Participant that have caused or could reasonably be expected to cause a Material Adverse Effect.
Section 6.26Davis-Bacon Act.
(a)The Borrower Entities and all DBA Contract Parties under each Davis Bacon Act Covered Contract have taken all necessary steps to comply with and are in compliance (including retroactive compliance) with the Davis-Bacon Act Requirements.
(b)As of the Execution Date, there are no Davis-Bacon Act Covered Contracts except for those listed in Schedule 6.26(b) (Davis-Bacon Act Covered Contracts).
(c)If and to the extent construction, alteration or repair (within the meaning of 29 C.F.R. §5.5(a)) of the Project began prior to the Execution Date, the Borrower Entities have prior to the Execution Date, retroactively adjusted, and caused each DBA Contract Party to retroactively adjust, the wages of each affected laborer and mechanic employed in the construction, alteration or repair of the Project prior to the Execution Date, and paid or caused to be paid to each such laborer or mechanic such additional wages, if any, as were necessary for such laborers and mechanics to have been paid at rates not less than those prevailing on similar work in the relevant locality during the period such work was performed, as determined by the Secretary of Labor in accordance with the Davis-Bacon Act wage determinations attached to Exhibit G (Davis-Bacon Act Contract Provisions).
Section 6.27ERISA.
(a)The Borrower and each of its ERISA Affiliates have operated the Employee Benefit Plans in compliance with their terms and with all applicable provisions and requirements of the Code, ERISA and all other Applicable Law and have performed all their respective obligations under such plan.
(b)Each Employee Benefit Plan has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect such qualification).
(c)There exists no Unfunded Pension Liabilities with respect to Employee Benefit Plans in the aggregate, taking into account only Employee Benefit Plans with positive Unfunded Pension Liabilities.
(d)There are no Adverse Proceedings pending against or threatened involving an Employee Benefit Plan (other than routine claims for benefits) or, to the Borrower’s Knowledge, any Borrower Entity or any ERISA Affiliate, which would reasonably be expected to be asserted successfully against any Employee Benefit Plan and, if so asserted successfully, would reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect.
(e)No ERISA Event has occurred or is reasonably expected to occur.
(f)Except to the extent required under Section 4980B of the Code or comparable state law, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any ERISA Affiliate.
(g)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder (or the exercise by DOE of its rights under this Agreement) will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.
(h)(i) The assets of the Borrower do not and will not constitute (A) "plan assets" within the meaning of Section 3(42) of ERISA and DOL Regulations set forth in 29 C.F.R. 2510.3-101, or (B) the assets of any governmental, church, non-U.S. or other plan ("Similar Law Plan"), and (ii) transactions by or with the Borrower are not and will not be subject to state statutes applicable to the Borrower regulating investments of fiduciaries with respect to any Similar Law Plan.
(i)Neither any Borrower Entity nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Benefit Plan subject to Section 4064(a) of ERISA to which it made contributions.
(j)Neither any Borrower Entity nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have, either singly or in the aggregate, a Material Adverse Effect.

Section 6.28Sanctions and Anti-Money Laundering Laws.
(a)None of the Borrower, any Borrower Entity or any of their Affiliates is a Prohibited Person, and each of the Borrower, the Sponsor, and their respective directors, officers, employees and, to the Borrower's Knowledge, agents, are and for the last five (5) years have been in compliance with all Sanctions.
(b)No Borrower Entity or any of their respective members, directors, officers, employees or, to the Borrower's Knowledge, agents, is a Prohibited Person.
(c)None of the Collateral is owned, traded or used, directly or, to the Borrower's Knowledge, indirectly by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.
(d)The Borrower and each Borrower Entity, and their respective directors, officers, employees and, to the Borrower's Knowledge, agents, are and for the last five (5) years have been in compliance with all applicable Anti-Money Laundering Laws.
(e)There are no Adverse Proceedings pending or, to the Borrower's Knowledge, threatened, against or affecting any Borrower Entity or their respective directors, officers, or employees regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.
(f)The Borrower has implemented, maintained, and at all times complied with policies and procedures reasonably designed to ensure compliance with all applicable International Compliance Directives and Anti-Money Laundering Laws.
Section 6.29Cargo Preference Act. The Borrower is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to all equipment, materials and commodities procured, contracted or obtained in connection with the Project, or has entered into an agreement with the United States Maritime Administration with respect to such compliance.
Section 6.30Lobbying Restriction. The Borrower is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).
Section 6.31Federal Funding. No application has been delivered by the Borrower to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project.
Section 6.32No Federal Debt Delinquency. No Borrower Entity has:
(a)any judgment Lien against any of its Property for a debt owed to the United States or any other creditor, or
(b)any Indebtedness (other than a debt under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term "delinquent status" is defined in 31 C.F.R. 285.13(d), including any Tax liabilities (other than those Tax liabilities contested in accordance with the Permitted Contest Conditions), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.33No Tax-Exempt Indebtedness. Neither the Guaranteed Loan nor the FFB Note Reimbursement Obligations finance, either directly or indirectly, tax-exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.
Section 6.34Sufficient Funds. The remaining Loan Commitment Amount, the remaining Base Equity Commitment (including amounts projected to be paid from the Base Cash Equity Reserve Account pursuant to the latest Base Case Financial Model), the remaining Contingent Equity Commitment (in the amounts and at the times required pursuant to the Sponsor Support Agreement), any amounts on deposit in the Base Cash Equity Reserve Account in excess of $80 million and any amounts on deposit in the Construction Account and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance are, collectively, sufficient to pay all remaining Project Costs (including any reasonably expected Cost Overruns) in accordance with the then-applicable Construction Budget and Project Milestone Schedule and to achieve Project Completion by the Project Completion Longstop Date.
Section 6.35Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.04(e) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.
Section 6.36No Immunity. No Borrower Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Transaction Document.
Section 6.37No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower with or as a result of any actual intent by the Borrower to hinder, delay or defraud any entity to which the Borrower is now or will hereafter become indebted.
Section 6.38Disclosure.
(a)The statements and information contained in the Financing Documents, taken together with all documents, reports or other written information pertaining to the Project that have been furnished by or on behalf of the Borrower or any other Borrower Entity to DOE or any Secured Party Advisor from time to time, are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made.
(b)There are no facts, documents or agreements that have not been disclosed to DOE in writing that could reasonably be expected to be material to DOE's decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise reasonably be expected to materially and adversely alter or affect the Project.
Section 6.39Insurance. From and after the Execution Date, all Required Insurance is in full force and effect.
Section 6.40Information Technology; Cyber Security .
(a)The information technology (including data communications systems, equipment and devices) used in the business of the Borrower ("IT Systems") operates and performs in all material respects as necessary: (i) for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (ii) to complete the activities designated to be completed to achieve Project Completion; or (iii) to exercise the Borrower's rights and perform its obligations under the Major Project Documents, as applicable at the relevant time.
(b)The Borrower has implemented and maintains, and has caused each other Borrower Entity (as applicable) and Major Project Participant (as applicable) to implement and maintain in connection with the Project, commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with industry standards (including administrative, technical and physical safeguards) designed to protect: (i) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (ii) each IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (iii) the integrity, security and availability of the Sensitive Information and IT Systems.
(c)In the past five (5) years, neither the Borrower, nor to the Borrower's Knowledge, any Person that Processes Sensitive Information on behalf of the Borrower, has suffered any data breaches or other incidents that have resulted in: (i) any unauthorized Processing of any Sensitive Information; or (ii) any unauthorized access to or acquisition, use, control or disruption of or any corruption of any of the IT Systems owned or controlled by Borrower in any material respect.
(d)The Borrower is and, during the past five (5) years has been, in material compliance with: (i) all applicable Data Protection Laws; and (ii) all contractual obligations, and all privacy notices and policies, binding on the Borrower related to the Processing of Personal Information.
(e)In the past five (5) years, the Borrower has not received: (i) any written claims related to any unauthorized Processing (including any ransomware incident), or any loss, theft, corruption, or other misuse of any Personal Information Processed by the Borrower; or (ii) any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Personal Information Processed by the Borrower.
Section 6.41CFIUS. No approval from, or notice to, the Committee on Foreign Investment (“CFIUS”) in the United States is required with respect to the Project.
Section 6.42Certain Events .
(a)No Default, Event of Default, Event of Force Majeure or Event of Loss has occurred and is continuing or is reasonably expected to occur.
(b)No material breach or default has occurred and is continuing under any Major Project Document.
Section 6.43No Material Adverse Effect. No event (including any legal, arbitral or other dispute review proceeding or any change in law) has occurred and is continuing that has or could reasonably be expected to have or result in a Material Adverse Effect.
Article VII

Affirmative covenants

The Borrower hereby agrees that, until the Release Date:

Section 7.01Maintenance of Existence; Property; Etc. The Borrower shall preserve and maintain (i) its legal existence; and (ii) all of its licenses, rights, privileges and franchises material to the conduct of its business and the Project.

(a)The Borrower shall keep (or cause to be kept) all its Properties and IT Systems in good working order and condition to the extent necessary to ensure that its business can be conducted properly, continuously and in compliance with all Applicable Laws, Required Approvals and its Organizational Documents at all times.
(b)Except as otherwise permitted hereunder, the Borrower shall preserve and maintain good and marketable title to or leasehold interest in or rights to the Collateral and such rights to use the Project Site as are necessary to construct, operate and maintain the Project in accordance with the requirements of the Transaction Documents and the Project Milestone Schedule, and shall, at its own expense, take all actions to ensure that it has sufficient rights to the Project Site as are necessary for the development, construction and operation of the Project as contemplated by the Transaction Documents.
Section 7.02Intellectual Property.
(a)Maintenance of Project IP. The Borrower shall at all times: (i) acquire and maintain ownership of all Project IP then required; or (ii) obtain and maintain its licenses or rights to use all Intellectual Property owned by any other Person necessary: (A) for Project Completion; and (B) to exercise its rights and perform its obligations under the Major Project Documents, in each case, as applicable at the relevant time.
(b)Protection of Project IP. The Borrower shall take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP, including maintaining and pursuing any application, registration or issuance for Project IP owned by the Borrower, which the Borrower, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all the Borrower’s Trade Secrets included in the Project IP, or with respect to which the Borrower, has any confidentiality obligation; and (iii) comply in all material respects with the terms and conditions of the Project IP Agreements.  If (A) any Project IP owned by the Borrower or licensed under any Project IP Agreement to the Borrower becomes, as applicable (I) abandoned, lapsed, dedicated to the public or placed in the public domain, (II) invalid or unenforceable, or (III) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after the Borrower obtains Knowledge thereof, the Borrower shall notify DOE thereof in accordance with Section 8.03(g) (Notices).
(c)Continued Security Interest in Project IP. The Borrower shall, promptly upon the reasonable request of DOE, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE's security interest in any part of the Project IP (including the filing of the IP Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise).
(d)Protection Against Infringement. In the event that the Borrower has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Borrower Entity is infringed, misappropriated or otherwise violated by any Person, the Borrower shall (i) take actions or inactions that are, in the Borrower's reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP, and (ii) after the Borrower obtains Knowledge of such infringement, misappropriation or other violation, notify DOE in accordance with Section 8.03(g) (Notices).

(e)Notice of Borrower's Alleged Infringement. In the event that the Borrower has Knowledge of any Adverse Proceeding alleging that the Borrower, its respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, the Borrower shall (i) take such actions that are, in the Borrower's reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after the Borrower obtains Knowledge thereof, report such notice or communication relating thereto to DOE in accordance with Section  8.03(g) (Notices).
(f)License Grant. The Borrower hereby grants, and shall cause each applicable Borrower Entity and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant, to the Secured Parties a Secured Parties’ License.
(g)Source Code Escrow. With respect to any and all Project Source Code, the Borrower shall, and shall cause each applicable Borrower Entity to, at a Borrower Entity’s cost and expense:
(i)no later than six (6) months after the Execution Date, and thereafter, upon execution of any Project IP Agreement containing Source Code enter into a Source Code escrow agreement for the benefit of the Secured Parties with an escrow agent approved by DOE containing:
(A)terms and conditions (including release conditions, such conditions to include an unwillingness or inability to support or maintain the Software) that are usual and customary for Source Code escrow arrangements satisfactory to DOE; and
(B)the grant to the Secured Parties by the Borrower Entity or the third party that licenses Source Code to the Borrower, as applicable (effective as of such date, or if acquired later, upon such acquisition date, but enforceable following the occurrence of any release condition specified in the Source Code escrow agreement) of an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid-up and royalty-free right and license to Practice, compile and execute any and all Source Code and other materials placed into escrow pursuant to clause (ii) below, solely for purposes of developing, designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining the Project and achieving Project Completion, as applicable; and
(ii)promptly deposit in escrow (A) a complete, reproducible copy of all Project Source Code that is relevant to Project Completion; and (B) all revisions, modifications and enhancements to such Project Source Code (including updates, upgrades and corrections thereto, and derivative works thereof) as such revisions, modifications or enhancements are used in or otherwise made available to the Project, in each case, together with all such documentation or materials as are reasonably required to exercise the rights granted in clause (g)(i)(B) above.
(h)Project IP Agreement Terms.  The Borrower shall ensure that each license agreement that constitutes a Project IP Agreement grants to the Borrower: (i) a direct, and transferable or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense, to Project IP which is owned by any other Borrower Entity or which is either critical to (or otherwise inextricably embedded in) the Project or not readily replaceable; provided, that with respect to Borrower Entity-owned Project IP, each license and sublicense is fully paid-up and royalty-free for the Borrower.
Section 7.03Insurance.
(a)The Borrower shall obtain, maintain and comply with (or cause to be obtained, maintained and complied with) the Required Insurance at all times and in all respects, and shall keep its present and future properties insured as required by, and in accordance with the requirements of Schedule 7.03 (Required Insurance).
(b)The Borrower shall pursue any contractual remedies to cause other Persons required to provide Required Insurance, including any Major Project Participant, to obtain and maintain such Required Insurance and as otherwise required in the respective Major Project Documents.
Section 7.04Event of Loss.
(a)If any Event of Loss shall occur, the Borrower shall promptly deliver notice thereof to DOE and:
(i)diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event;
(ii)compromise or settle any claim with respect to any Event of Loss involving an amount in excess of [***] (such Event of Loss, a "Threshold Event of Loss") per claim only upon prior written consent of DOE; and
(iii)pay or apply the Net Amount of all Loss Proceeds stemming from such event in accordance with this Section 7.04 (Event of Loss) including, to the extent required in this Section 7.04 (Event of Loss), for prepayments in accordance with Section 3.05(c)(i)(C) (Mandatory Prepayments).
(b)Upon the occurrence of any Event of Loss, Loss Proceeds shall be promptly deposited into, or credited to the Loss Proceeds Account.  The Borrower shall, in advance, direct the relevant insurers, reinsurers and Governmental Authorities, as applicable, to pay Loss Proceeds directly to the Collateral Agent as loss payee for deposit to the Loss Proceeds Account (and subject to the use of such proceeds by the Borrower in accordance with this Section  7.04 (Event of Loss)).  If Loss Proceeds are paid to the Borrower, such Loss Proceeds shall be received in trust, for the benefit of the Collateral Agent, shall be segregated from other funds of the Borrower, and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement) for deposit to the Loss Proceeds Account.
(c)Upon the occurrence of any Event of Loss, the Borrower shall promptly repair or remediate such loss and cause Loss Proceeds associated with the loss to be applied to the payment of the costs of repair or restoration of the portion of the Project lost or damaged if and to the extent required in clauses (d), (e) or (f), as applicable of this Section 7.04 (Event of Loss) or, upon DOE’s prior written consent, reimburse the Borrower or Sponsor, as applicable, for any cost of repairs or remediation prior to the receipt of such Loss Proceeds paid using Equity Contributions; provided, that, in each case, DOE shall have (i) received from the Borrower a summary of the relevant Event of Loss, the basis for the Borrower's decision to repair or remediate and a remediation plan; and (ii) approved such remediation plan.
(d)With respect to the Net Amount of any Loss Proceeds not from a Threshold Event of Loss, the Borrower shall apply such amounts within ninety (90) days toward the repair or replacement of the affected assets except to the extent that the failure to use all or a portion of such proceeds toward repair or replacement would not reasonably be expected to (i) reduce the annualized production capacity of the Project; (ii) reduce net revenues from the sale of the Products; or (iii) to increase the operating costs with respect to the Project, such amounts may be transferred to the Revenue Account on the next Payment Date for application in accordance with the Accounts Agreement, and DOE has received evidence, in form and substance satisfactory to it, of the foregoing.
(e)With respect to the Net Amount of any Loss Proceeds from a Threshold Event of Loss, the Borrower shall undertake the relevant repairs and restoration, and apply the amounts from Loss Proceeds Account (or, upon DOE’s prior written consent, reimburse the Borrower or the Sponsor, as applicable for any cost of repairs or remediation prior to the receipt of such loss Proceeds paid using Equity Contributions) to pay the costs of the relevant repairs and restoration if, and only if, DOE determines, after consultation with the Independent Engineer, that:
(i)repair or replacement of the relevant portion of the Project is technically and economically feasible; and
(ii)the Borrower is in compliance with such other conditions and requirements as DOE shall consider appropriate in the circumstances.
(f)In respect of any Event of Loss that (i) does not constitute a Threshold Event of Loss; or (ii) constitutes a Threshold Event of Loss for which DOE has consented to the repair and restoration in accordance with clause (e) above, the Borrower shall, on the tenth (10th) Business Day of each month until such restoration and repair has been completed and the contractors performing such restoration or repair work have been paid in full, deliver to the Collateral Agent and DOE the following:
(i)a detailed summary of the work performed in connection with any such restoration or repair during the preceding month and the itemized expenses that are then due and payable, together with copies of all invoices, conditional (upon payment only) lien waivers from the contractors performing such restoration or repair work and other information and documents reasonably requested by DOE with respect to such restoration or repair work; and
(ii)proposed Funds Withdrawal/Transfer Certificate directing the Collateral Agent to disburse to the contractors performing such restoration or repair work amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account in the respective amounts then due and payable to such contractors.
(g)Upon the completion of any such restoration and repair work (as validated in writing by the Independent Engineer), or if restoration and repair work is not undertaken pursuant to this Section 7.04 (Event of Loss), and to the extent that the Borrower has not delivered a Prepayment Election Notice in accordance with Section 3.05(c) (Mandatory Prepayments), DOE shall be entitled to instruct the Collateral Agent to apply any amounts constituting Loss Proceeds on deposit in the Loss Proceeds Account to the prepayment of the Advances on the second (2nd) Business Day following receipt of such instructions, in accordance with Section 3.05(c) (Mandatory Prepayments).
Section 7.05Further Assurances; Creation and Perfection of Security Interests.
(a)The Borrower shall execute and deliver, from time to time, as reasonably requested by DOE or the Collateral Agent at the Borrower's expense, such other documents as shall be necessary or advisable or that DOE and the Collateral Agent may reasonably request in connection with the rights and remedies of DOE and the Collateral Agent granted or provided for by the Transaction Documents and to consummate the transactions contemplated therein.
(b)The Borrower shall, at its own expense, take all actions that have been or shall be requested by DOE, the Collateral Agent or that the Borrower knows are necessary to establish, maintain, protect, perfect and continue the perfection of the First Priority (subject to Permitted Liens) security interests of the Secured Parties created by the Security Documents in all assets relating in any manner to the Project and shall furnish timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required or reasonably requested to enable any appropriate Secured Party to effect any such action.
Section 7.06Diligent Construction of Project; Approved Construction Changes.

(a)The Borrower shall cause:  the Project Completion Date to occur on or prior to the Project Completion Longstop Date within the Construction Budget.
(b)The Borrower shall construct and complete, or cause to be constructed and completed, the Project diligently in accordance with the Major Project Documents and the other Transaction Documents, all Required Approvals, the Project Milestone Schedule, Environmental Laws and the Construction Budget.
(c)The Borrower shall cause all Approved Construction Changes to be described in the applicable Construction Progress Report and, where applicable, reflected in revised versions of the Project Milestone Schedule, and the Construction Budget, as applicable, and delivered to DOE in accordance with the terms hereof.
Section 7.07Contractual Remedies.
(a)The Borrower shall diligently pursue all contractual remedies available to it to cause each Major Project Participant to comply with and conduct its property, business and operations in compliance with all Applicable Laws that are applicable to the activities that such Person carries out under the Project; and
(b)The Borrower shall, and shall cause each Major Project Participant to, procure, maintain and comply in all material respects with all Required Approvals that are required for such Person to perform its obligations under the Project Documents to which it is a party.
Section 7.08Taxes, Duties, Expenses and Liabilities.
(a)The Borrower shall pay or cause to be paid on or before the date payment is due: (i) all Taxes (including stamp taxes), Secured Party Expenses, or other fees payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions and Taxes imposed with respect to an assignment by FFB); provided, that, the Borrower shall promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record; and (ii) all claims, levies or liabilities (including claims for labor, services, materials and supplies) for sums that have become due and payable and that have or, if unpaid, could reasonably be expected to become a Lien (other than a Permitted Lien) upon the property of the Borrower (or any part thereof).
(b)The Borrower shall file all tax returns required by Applicable Laws to be filed by it and shall pay or cause to be paid on or before the date payment is due (i) all income Taxes required to be paid by it; and (ii) all other material Taxes and assessments required to be paid by it (other than those Taxes that it contests in accordance with the Permitted Contest Conditions).
(c)The Borrower shall comply with all requirements related to the receipt of tax credits or other related incentive based program related to taxes, if any, and shall procure that no tax credit recapture event or similar event occurs.
(d)The Borrower acknowledges and agrees that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Project or any part thereof under the Code and (ii) does not constitute a determination regarding, and is unrelated to whether such Person or the Project has complied or will comply with, Federal tax law.  The Borrower acknowledges and agrees that such Person shall not use DOE’s execution and delivery of this Agreement, or documents generated by DOE during its consideration of the Application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under the Internal Revenue Code in an administrative or judicial proceeding.
Section 7.09Performance of Obligations.
(a)The Borrower shall perform and observe all of its covenants and obligations contained in any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect).
(b)The Borrower shall take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Financing Document, any Required Approval or any Project Document (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect), except for (i) the expiration of any Financing Document, any Required Approval or any Project Document in accordance with its terms and not as a result of a breach or default thereunder by the Borrower; and (ii) the termination or cancellation of any Project Document that the Borrower replaces as permitted herein.
(c)The Borrower shall enforce against the relevant Project Participant in accordance with Prudent Industry Practices and in accordance with its terms each material covenant or obligation under each Project Document to which such Project Participant is a party (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect).
Section 7.10Use of Proceeds. The Borrower shall use the proceeds of each Advance in accordance with Section 2.04(e) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Transaction Document or Governmental Approval.  Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advance.
Section 7.11Books, Records and Inspections.
(a)The Borrower shall:
(i)keep proper records and books of account in which full, true and correct entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of the Borrower;
(ii)maintain adequate internal controls, reporting systems, IT Systems and cost control systems that are designed to ensure that the Borrower satisfies its obligations under the Financing Documents and:
(A)for overseeing the financial operations of the Borrower, including its cash management, accounting and financial reporting;
(B)for overseeing the Borrower's relationship with DOE and the Borrower's Accountant;
(C)for promptly identifying any Cost Overruns;

(D)for maintaining such records as are necessary to facilitate an effective and accurate audit and performance evaluation of the Project as required by the Program Requirements; and
(E)for compliance with securities, corporate and other Applicable Law regarding adoption of a code of ethics and auditor independence; and
(iii)record, store, maintain, and operate its records, systems, controls, data and information using means (including any electronic, mechanical or photographic process, whether computerized or not) that are under its exclusive ownership and direct control (including all means of access thereto and therefrom).
(b)The Borrower shall:
(i)consult and cooperate with Secured Parties and the Secured Party Advisor’s regarding the Project upon DOE's request;
(ii)permit officers and designated representatives of Secured Parties, any agent of any of the foregoing, and the Secured Party Advisors to visit and inspect the Project and any other facilities and properties of the Borrower;
(iii)provide to officers and designated representatives of Secured Parties, any agent of any of the foregoing, the Comptroller General and the Secured Party Advisors (A) access to any pertinent books, documents, papers and records of the Borrower for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of the Borrower with the representatives of the Borrower, and (B) such access rights as required by the Program Requirements, including access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Secured Parties and the Comptroller General to discuss the Borrower's and its subsidiaries' affairs, finances and accounts with the Borrower's officers) for the purpose of monitoring the performance of the Project;
(iv)afford proper facilities for such inspections, and make copies (at the Borrower's expense) of any records that are subject to such inspection; and
(v)subject to the Borrower's protection of confidential information and Trade Secrets described in Section 7.02(b) (Protection of Project IP), make available all information related to the Project, including all patents, technology and proprietary rights owned or controlled by, or licensed to, the Borrower and utilized in the development, design, engineering, procurement, construction, starting-up, commissioning, operation or maintenance of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, compliance with Environmental Law, adequacy of health and safety conditions and all other matters with respect to the Project.
(c)The Borrower shall:
(i)authorize the Borrower's Accountant to communicate directly with DOE, FFB and the Comptroller General at any time regarding any Agreed-Upon Procedures Report and the Borrower's accounts and operations relating thereto; provided, that at any time prior to a Default, a representative of the Borrower shall be provided reasonable opportunity to participate in such communication and shall be a copy to any formal written communication; and
(ii)in the event that the Borrower's Accountant should cease to be the accountants of the Borrower for any reason, promptly, but in any event no later than five (5) Business Days after the occurrence thereof, notify DOE of such change in the Borrower's Accountant and the reason therefor, and the Borrower shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Borrower's Accountant.
(d)The Borrower shall disclose in writing to its outside auditors and audit committee and shall promptly, but in any event no later than five (5) Business Days, provide copies thereof to DOE of:
(i)any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and
(ii)any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.
(e)The Borrower shall promptly provide copies to DOE of any management letter or other material communication sent by the Borrower's Accountant (or any other accountants retained by the Borrower) to the Borrower in relation to the Borrower's financial, accounting, management information or other systems, policies, management or accounts.
(f)The Borrower shall retain all records relating to expenditures incurred with respect to the Project with respect to which Advances were made until the latter of (i) the date that is five (5) years after the Advance was made with respect to such expenditure and (ii) the Project Completion Date.
Section 7.12Compliance with Applicable Law.
(a)The Borrower shall comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with all Environmental Laws and all other Applicable Laws.
(b)The Borrower shall comply with all applicable requirements of all Anti-Money Laundering Law, and maintain proper operating and credit policies and procedures (including "know your customer" and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith.
(c)The Borrower shall procure all Required Approvals at or prior to such time as they are required or necessary, maintain such Required Approvals, and comply in all material respects with all Required Approvals.
(d)The Borrower shall ensure that the Project is operated in compliance with the Mitigation Action Plan, in material compliance with all applicable Environmental Laws  and in a manner that would not pose a hazard to public health or safety (including worker safety) or to the environment.
(e)The Borrower shall take all necessary actions to ensure that it is in compliance with CFIUS at all times.
Section 7.13Compliance with Program Requirements. The Borrower shall comply with all Program Requirements in connection with the Project.
Section 7.14Accounts; Cash Deposits.
(a)The Borrower shall maintain, or cause to be maintained, in full force and effect each of the Project Accounts and amounts on deposit therein in accordance with the terms of the Accounts Agreement and relevant Financing Documents.

(b)The Borrower shall instruct each Person remitting cash to or for the account of the Borrower to deposit such cash in accordance with the terms of the Accounts Agreement.
(c)The Borrower shall remit any amounts received by it or received by third parties on its behalf to the Collateral Agent for deposit in accordance with the terms of the Accounts Agreement and any applicable Direct Agreement.
Section 7.15Offtake Contracts. The Borrower shall enter into additional Offtake Contracts only with DOE’s prior written consent; and
(b)The Borrower shall enforce against the relevant Project Participant, in accordance with Prudent Industry Practices and in accordance with its terms each material covenant or obligation under each Project Document to which such Project Participant is a party (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect).
(c)The Borrower shall maintain 70% of the then current production of the Project under Offtake Contracts each with a term of at least three (3) years and provisions, on the whole, at least as  beneficial to the Borrower as Offtake Contracts in effect on the Execution Date and, in each case, in form and substance acceptable to DOE.
Section 7.16Feedstock Supply Plan.  The Borrower shall enter into and maintain Feedstock Supply Contracts for the supply of raw materials in accordance with Prudent Industry Practice or otherwise with DOE's prior written consent.
Section 7.17Davis-Bacon Act.
(a)The Borrower shall comply (and shall ensure that each DBA Contract Party complies) with the Davis-Bacon Act Requirements.
(b)The Borrower shall maintain an Electronic Certified Payroll System accessible to DOE and the Borrower shall systematically review the certified weekly payroll records that the Borrower maintains for its own laborers and mechanics and those that it receives for the laborers and mechanics of any Borrower Entity and DBA Contract Party.
(c)The Borrower shall designate and identify to DOE a point of contact who will be responsible for ensuring compliance with the Davis-Bacon Act Requirements. This person will provide to DOE any information reasonably requested in support of DOE’s Davis-Bacon Act compliance monitoring efforts. The Borrower shall notify DOE in writing regarding a change to this contact person.
(d)The Borrower shall promptly notify DOE in writing when it receives any complaint related to non-compliance with the Davis-Bacon Act, or discovers in the course of its systematic review of the certified payroll records an incident that the Borrower reasonably believes to be a case of such non-compliance and which, in each case, the Borrower cannot resolve on its own, and shall forward to DOE (i) the complaint or a written summary of the non-compliant incident; (ii) a summary of the Borrower’s investigation into such complaint or such incident; and (iii) the relevant certified payroll records.
(e)Certified payroll records maintained by the Borrower shall be preserved for three (3) years after completion of work.  The Borrower shall make such records available to DOE and DOL when necessary, and upon request, for purposes of an investigation or audit of compliance with prevailing wage requirements.  Certified payroll records maintained by the Borrower shall be considered federal government records for the purposes of the Freedom of Information Act, 5 U.S.C. § 552.  The Borrower shall provide such records to DOE within five (5) Business Days of receipt of any request for such records from DOE.
(f)The Borrower shall use commercially reasonable efforts to cause each DBA Compliance Matter Contractor to cure each applicable DBA Compliance Matter. Such efforts may be suspended while a DBA Compliance Matter Contractor is, in good faith, appealing a DOL determination of non-compliance..
(g)Within ten (10) Business Days after the end of each month prior to the resolution of any DBA Compliance Matter that has been fully cured to the satisfaction of DOL or otherwise finally resolved favorably to the Borrower or DBA Contract Party, the Borrower shall either:
(i)notify DOE of the specific details of each DBA Compliance Matter that has not been so cured or finally resolved, and describe the commercially reasonable efforts that it and the applicable DBA Compliance Matter Contractor have taken to cause the DBA Compliance Matter Contractor to comply with the Davis-Bacon Act Requirements that are the subject of such dispute, or
(ii)notify DOE that the applicable DBA Compliance Matter Contractor has appealed, and is diligently prosecuting such appeal in good faith, DOL’s determination that the DBA Compliance Matter Contractor has failed to comply with the Davis-Bacon Act Requirements giving rise to such DBA Compliance Matter.
Section 7.18Lobbying Restriction. The Borrower shall, and shall cause each other Borrower Entity to, comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by the Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. § 1352(a)(2).
Section 7.19Cargo Preference Act.
(a)The Borrower shall comply with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to the Project, unless it has entered into an agreement with the United States Maritime Administration with respect to such compliance, in which case it shall comply with such agreement.
(b)Without limiting the generality of the foregoing, and unless the Borrower has entered into an agreement with the United States Maritime Administration excusing them from the following obligations, the Borrower shall deliver to DOE:
(i)no later than on each Quarterly Reporting Date, evidence that either (A) at least fifty percent (50%) of CPA Goods will be transported from each port of loading to the applicable port of unloading on privately owned U.S.-flag commercial vessels; or (B) privately owned U.S.-flag commercial vessels are not available to transport such amount of CPA Goods; and
(ii)promptly after delivery of any CPA Goods to the applicable carrier, but not later than the earlier of (A) the date of delivery thereof to the United States Maritime Administration; and (B) (1) in the case of shipments originating outside of the United States, thirty (30) working days (as such term is used in 46 C.F.R. 381.7) or (2) in the case of shipments originating within the United States, twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, ‘on-board’ commercial ocean bill-of-lading in English for each shipment of CPA Goods.

Section 7.20SAM Registration. The Borrower shall maintain its SAM database registration at all times.
Section 7.21ERISA.
(a)The Borrower shall, and the Borrower shall cause its ERISA Affiliates to, maintain all Employee Benefit Plans that are presently in existence or may, from time to time, come into existence, in compliance with terms of any such Employee Benefit Plan, ERISA, the Code and all other Applicable Laws; and
(b)The Borrower shall, and the Borrower shall cause its ERISA Affiliates to, make or cause to be made contributions to all Employee Benefit Plans in a timely manner and, with respect to Pension Plans and Multiemployer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code.
Section 7.22Financial Covenants. The Borrower shall, as of each Calculation Date, (a) commencing on the Calculation Date immediately following Commercial Operations Date, maintain a Historical Debt Service Coverage Ratio of no less than 1.10:1.00, (b) commencing on the Calculation Date immediately following Commercial Operations Date, maintain a Projected Debt Service Coverage Ratio (for each applicable calculation period occurring quarterly up to (and including) the Payment Date) of no less than 1.10:1.00, which, in each case, shall be calculated based on the Financial Statements that have been, or are required to have been, delivered by the Borrower pursuant to Section 8.01 (Financial Statements).
Section 7.23Public Announcements. The Borrower shall coordinate with DOE with respect to:
(a)any public announcements by any Borrower Entity in connection with the Guaranteed Loan or the transactions contemplated by this Agreement or any other Financing Document;
(b)any subsequent public announcements by the Borrower in connection with material developments in respect of the Project; and
(c)the public announcement of satisfaction of any Project Milestones,
Section 7.24Bankruptcy Remoteness. The Borrower shall ensure that it remains a bankruptcy-remote, single-purpose entity at all times and shall do all things necessary to maintain its corporate existence separate and apart from any other Borrower Entity.
Section 7.25Prohibited Persons.
(a)If any Principal Person of the Borrower becomes (whether through a transfer or otherwise) a Prohibited Person, the Borrower shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that the Borrower knew or should have known that such Principal Person became a Prohibited Person.
(b)If any Borrower Entity (other than the Borrower) or any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within thirty (30) days of obtaining actual knowledge that such Person has become a Prohibited Person, the Borrower shall engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

(c)The internal management and accounting practices and controls of each Borrower Entity shall at all times be adequate to ensure that each Borrower Entity and each Principal Person thereof (i) does not become a Prohibited Person; and (ii) complies with all applicable International Compliance Directives.
Section 7.26International Compliance Directives.
(a)The Borrower shall comply with all International Compliance Directives.
(b)If any Principal Person of the Borrower fails to comply with any International Compliance Directive, the Borrower shall remove or replace such Principal Person with a person or entity reasonably acceptable to DOE within thirty (30) days from the date that the Borrower knew or should have known of such violation; provided, that, in the case where a Principal Person fails to comply with any International Compliance Directive, such removal or replacement by the Borrower pursuant to this Section 7.26(b) (International Compliance Directives) shall occur only to the extent permitted by applicable Sanctions or otherwise authorized by OFAC.
(c)If any Borrower Entity (other than the Borrower) or any Major Project Participant or any of their respective Principal Persons fails to comply with any applicable International Compliance Directive, the Borrower shall, within thirty (30) days of obtaining actual knowledge that such Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.
Section 7.27Operating Plan; Operations.
(a)The Borrower shall cause the Project, or such portions of the Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect.  The Borrower shall conduct the operations of the Project in accordance, in all material respects, with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, the O&M Budget, Applicable Law, any applicable Required Approvals, and Prudent Industry Practice.
(b)The Borrower shall own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of the Project in all material respects in accordance with the Financing Documents and the Major Project Documents, the Operating Plan, the Business Continuity Plan, Applicable Law, any other applicable Required Approvals and Prudent Industry Practice.
(c)The Borrower shall maintain, or cause to be maintained, at  Project Site a complete set of plans and specifications for the Project.
Section 7.28O&M Budget.
(a)Submission and Approval of O&M Budget
(i)No later than: (A) sixty (60) days prior to the achievement of the Commercial Operations Date; and (B) no later than sixty (60) days prior to the beginning of each Fiscal Year of the Borrower, the Borrower shall prepare and submit for approval to DOE, with a copy to the Independent Engineer, the proposed O&M Budget for the succeeding Fiscal Year.  Each such proposed O&M Budget shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Annual Reports) and shall be accompanied by a certification of a Responsible Officer of the Borrower that, to the best of such Responsible Officer's Knowledge, such proposed  O&M Budget is a reasonable estimate for the period covered thereby and is in compliance with the requirements of this Section 7.28 (O&M Budget).  DOE shall approve or reject in writing all or any portion of a proposed O&M Budget.  If DOE does not approve all or portions of an O&M Budget, DOE shall advise the Borrower of the items that are rejected and the reason or reasons therefor.
(ii)Each proposed O&M Budget approved by DOE  shall become effective on the later of (A) the first (1st) day of the relevant Fiscal Year; and (B) the date DOE advises the Borrower that DOE has approved such O&M Budget.
(iii)If any part of a proposed O&M Budget is rejected, the Borrower shall comply with all approved items of such proposed O&M Budget.  With respect to those items of any proposed O&M Budget that are not approved, the Borrower and DOE shall continue to consult regarding such items in good faith, during which time the O&M Budget for the preceding Fiscal Year related to such items  shall be applicable and shall for all purposes of this Agreement be deemed to be part of the approved O&M Budget for the preceding Fiscal Year until such time as such items for the current Fiscal Year have been approved in writing by DOE.
(iv)Each proposed O&M Budget submitted pursuant to this Section 7.28 (O&M Budget) shall:
(A)be prepared in good faith on the basis of all facts and circumstances then existing and known to the Borrower, and assumptions that the Borrower believes to be reasonable as to all factual and legal matters material to such estimates (which shall be set forth in reasonable detail in the O&M Budget), and reflect the Borrower's best estimate of the future revenues and expenditures to be received or incurred by the Borrower;
(B)be based on the same format and maintained substantially on the same basis as, and provide sufficient detail to permit a meaningful comparison to, the O&M Budgets for the previous Fiscal Years; and
(C)include the following:
(1)fair and good faith reasonable estimates of Operating Revenues, Operating Costs (on an individual line-item basis), Debt Service and Capital Expenditures for each period covered by such O&M Budget;
(2)a summary of the Project's major maintenance schedule to the end of the then-current long-term major maintenance cycle (and related scheduled outages), and the Borrower's fair and good faith reasonable estimates of any Capital Expenditures during such maintenance cycle, or that are otherwise expected to be incurred in the succeeding five (5) years, and the envisioned effect of any contemplated major maintenance activities or Capital Expenditures on the Project's operations, which shall be consistent with the Base Case Financial Model being submitted concurrently to DOE for approval in accordance with Section 8.02(a) (Annual Reports); and
(3)such other information as may be reasonably requested by DOE.
(b)Amendments to O&M Budget. If at any time during any Fiscal Year, Operating Costs to be paid during the balance of such Fiscal Year exceed or could reasonably be expected to exceed the limitations set forth in Section 7.28(a) (Submission and Approval of O&M Budget), the Borrower shall deliver a proposed amendment to the then-current O&M Budget to DOE and the Independent Engineer describing the purpose of such amendment and certifying that such amendment is reasonably necessary or advisable for the operation and maintenance of the Project.  Such proposed amendment shall become effective on the date approved by DOE and, until such proposed amendment is approved, the Borrower shall comply with the approved O&M Budget (subject to the allowance provisions of this Section 7.28 (O&M Budget)) until the proposed amendment is approved by DOE.

Section 7.29Acceptance and Start-up Testing.
(a)The Borrower shall consult with and provide, or cause to be provided, reasonable notice to DOE and the Independent Engineer regarding provisions related to start-up and testing of the Project and equipment pursuant to the Construction Contracts and the Operating Contracts.
(b)The Borrower shall provide the Independent Engineer with the opportunity to observe the start-up and testing of the Project.
(c)The Borrower shall at the request of DOE, promptly, but in any event no later than five (5) Business Days, provide DOE and the Independent Engineer with any data or reports received by the Borrower in connection with any of the start-up testing of the Project.
Section 7.30Process Agent. The Borrower shall procure that each Major Project Participant that is non-U.S. domiciled executes and keeps effective a process agency agreement in form and substance acceptable to the DOE that, in each case, expires no sooner than the sooner of (a) the date that is six months following the Maturity Date and (b) the date that is six months following the corresponding Major Project Document.
Section 7.31MFN. The Borrower shall provide DOE with a true and complete copy of any financing arrangement (including, without limitation, loan agreements, inventory financing arrangements, sale and leaseback arrangements, asset financing arrangements, indenture, note purchase agreements, hedging arrangements) entered into after the date hereof. If such financing arrangement has the effect of establishing rights or otherwise benefiting the lender, financier, purchaser, investor, hedge counterparty or direct or indirect shareholder in such financing arrangement in a manner more favorable in any material respect than the rights and benefits established in favor of the DOE hereunder the DOE shall have the right to elect any or all of such rights and benefits by written notice to the Borrower within forty five (45) calendar days of receipt thereof.
Section 7.32Know Your Customer Information. The Borrower shall provide DOE any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws, including in connection with entry into any Additional Project Documents, including in connection with entry into any Additional Major Project Documents.
Section 7.33BNSF Consent. The Borrower shall deliver to DOE within sixty (60) days of the Execution Date:
(ii)a duly executed BNSF Consent;
(iii)the Subleasehold Mortgage;
(iv)the BNSF Site Map in a form acceptable to DOE and the Title Company for issuance of the Subleasehold Policy; and
(v)the Subleasehold Policy.

Section 7.34Offtake Contracts. The Borrower shall provide notice to DOE not later than sixty (60) days prior to the last date (a “Termination Date”) on which the Borrower has the right to provide notice of non-renewal for any of:
(A)the Offtake Contract with [***]
(B)the Offtake Contract with [***]
(C)the Offtake Contract with [***]
(D)the Offtake Contract with [***];

in each case, before any such Offtake Contract automatically renews. Following the delivery of any such notice and prior to the applicable Termination Date, DOE and Borrower shall confer on the Borrower’s strategy for Offtake Contracts generally and such Offtake Contract specifically. Thereafter, if DOE so instructs in writing at least five (5) Business Days prior to any Termination Date, the Borrower shall provide notice of non-renewal for the applicable Offtake Contract on or prior to the applicable Termination Date. For the avoidance of doubt, nothing in this provision shall impair or limit the restrictions on the Borrower and DOE’s consent rights set forth in Section 9.01 including, without limitation, restrictions on amending, modifying, supplementing, further renewing or extending the term of, or consenting to or waiving any right with respect to such Offtake Contract or entering into additional Offtake Contracts, in each case, without DOE’s prior written consent.

Article VIII

Information Covenants

The Borrower hereby agrees that until the Release Date:

Section 8.01Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB by email to [***], with a reproduction of the signatures where required, the following items:
(a)Annual Financial Statements. With respect to the Borrower, any Sponsor (other than Warburg Pincus), Direct Parent, and any Person(s) providing the Phase 2 Equity Instrument as soon as available, but in any event within sixty (60) days (for the Calumet Parent) and ninety (90) days for all other such Persons following such Person’s Fiscal Year end:
(i)audited Financial Statements of such Borrower Entity for such Fiscal Year (whether consolidated or on an individual basis);
(ii)each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and
(iii)a report on such Financial Statements of the Accountant for such Person, which report shall:
(A)be unqualified as to going concern and scope of audit;

(B)subject to changes in professional auditing standards from time to time, contain a statement to the effect that such Financial Statements fairly present, in all material respects, the consolidated financial condition of such Borrower Entity , as applicable, and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with the Designated Standard applied on a basis consistent with prior years (except as otherwise disclosed in such Financial Statements);
(C)state that the examination by the Borrower‘s Accountant or Borrower Entity’s Account, as applicable, in connection with such Financial Statements has been made in accordance with generally accepted auditing standards; and
(D)include an updated asset register listing and describing the net book values of all tangible assets related to the Project and any other asset constituting Collateral, including inventory, plant, property and equipment as derived from the Borrower’s Accountant worksheet to the audited Financial Statements of the Borrower.
(b)Quarterly Financial Statements. With respect to the Borrower and Calumet Parent, as soon as available, but in any event within forty-five (45) days following the end of each fiscal quarter of such Person’s Fiscal Year:
(i)unaudited Financial Statements of such Person for such Fiscal Quarter, which shall exclude notes thereto for the Borrower;
(ii)each Compliance Certificate required by Section 8.01(c) (Compliance Certificates); and
(iii)such other evidence as may be required by DOE to demonstrate such Person’s compliance with Section 7.22 (Financial Covenants) of the Sponsor Support Agreement.
(c)Compliance Certificates. Concurrently with any delivery of Financial Statements or other information pursuant to any of Sections 8.01(a) (Annual Financial Statements) through (c) (Compliance Certificates), a certificate (a "Compliance Certificate") of a Financial Officer of the relevant Borrower Entity substantially in the form of the document attached as Exhibit I (Form of Compliance Certificate) hereto, which certificate shall:
(i)certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action such Borrower Entity has taken or proposes to take with respect thereto;
(ii)set forth computations in reasonable detail satisfactory to DOE demonstrating whether or not: (A) in the case of the Borrower, it is in compliance with Section 7.22 (Financial Covenants); and
(iii)in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements):
(A)certify that such Financial Statements fairly present, in all material respects, the financial condition of such Borrower Entity as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with the Designated Standard applied on a basis consistent with prior years;

(B)either confirm that there has been no material change in the information set forth in the Schedules attached hereto since the date thereof or the date of the most recent certificate delivered pursuant to this Section 8.01 (Financial Statements) or, if such confirmation cannot be made, identify such changes; and
(C)contain a written statement stating any material changes, if any, within the Designated Standard used to prepare the applicable Financial Statements or in the application thereof since the date of the previous certification and describing the effect of any such changes on such Financial Statements accompanying such certificate.
Section 8.02Reports. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by facsimile, with a reproduction of the signatures where required, the following items, in each case, in form and substance satisfactory to DOE:
(a)Annual Reports. With respect to each Fiscal Year of the Borrower:
(i)no later than the date falling forty-five (45) days prior to the end of such Fiscal Year (such date, an "Annual Reporting Date"), an omnibus annual report (each, an "Omnibus Annual Report") of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit J (Form of Annual Certificate) hereto, setting forth the following and including all material calculations and assumptions used to generate the information provided therein, together, if applicable, with a comparison marked to reflect changes as compared to the contents of the Omnibus Annual Report delivered to the DOE for the immediately preceding year:
(A)an updated O&M Budget and Operating Plan for the immediately subsequent four (4) Fiscal Quarters prepared and approved in accordance with, and within the time frames specified in, Section 7.28 (O&M Budget), accompanied by a report on the past twelve (12) months of production of the Facilities; Operating Costs and Capital Expenditures and a forecast of anticipated Capital Expenditures for the immediately subsequent four (4) Fiscal Quarters;
(B)(I) a certificate from the chief financial officer or similar officer of the Borrower that there have been no material changes to the Base Case Financial Model or the assumptions therein from the Base Case Financial Model then in effect; or (II) a proposed update to the Base Case Financial Model, together with a certificate from the chief financial officer or similar officer of the Borrower that includes a written explanation from the Borrower of all variances from the Base Case Financial Model then in effect.
(C)the Safety Report, substantially in the form attached hereto as Schedule R (Form of Safety Report), with respect to the Safety Audit for such Fiscal Year;
(D)a sales and marketing plan, in the form attached hereto as Schedule 8.02(a) (Sales and Marketing Plan), together with a report setting out the status of offtake arrangements, each of which will be in form and substance reasonably satisfactory to DOE (the “Sales and Marketing Plan”)
(ii)no later than the date falling sixty (60) days following the end of such Fiscal Year:
(A)updated versions of the Offtake Plan, Major Maintenance Plan and the Business Continuity Plan, in each case, together with a report setting out changes as compared to the contents of the then-approved plans, each of which will be in form and substance reasonably satisfactory to DOE; and
(iii)such other information as DOE may request.
(b)Quarterly Certificate. With respect to each Fiscal Quarter of the Borrower, no later than the date on which the quarterly unaudited Financial Statements are delivered pursuant to Section 8.01(b) (Quarterly Financial Statements) (such date, a "Quarterly Reporting Date"), a quarterly certificate (each, a "Quarterly Certificate") of a Responsible Officer of the Borrower, substantially in the form attached as Exhibit K (Form of Quarterly Certificate) hereto and in form and substance satisfactory to DOE, setting forth the following and including all material calculations and assumptions used to generate the information provided therein:
(i)the financial performance of the Project for immediately preceding Fiscal Quarter and for the Fiscal Year to date, together with a comparison of:
(A)for any Quarterly Certificate in respect of any Fiscal Quarter beginning prior to the Substantial Completion Date , Project Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable Construction Budget and an analysis of the construction cost variances, if any, relating to the Project and the Borrower's suggested approach and solution to manage any Cost Overruns; and
(B)for any Quarterly Certificate in respect of any Fiscal Quarter beginning on or following the Substantial Completion Date, Operating Costs actually incurred during such Fiscal Quarter against the amounts set forth for such period in the then-applicable O&M Budget and an analysis of cost variances, if any, compared to the then-applicable O&M Budget relating to the Project and the Borrower's suggested approach and solution to manage any Cost Overruns;
(ii)a progress report as against the Sales and Marketing Plan delivered under the Omnibus Annual Report;
(iii)summary of details of any material discussions with any potential offtaker of the Product, including any milestones to achieving qualification of the Product with such offtaker;
(iv)with respect to any Quarterly Certificate required to be delivered in respect of any Fiscal Quarter beginning prior to the Project Completion Date:
(A)certification by the Borrower of the achievement of any Project Milestones with respect to the Project during the immediately preceding Fiscal Quarter, together with evidence, satisfactory to DOE, that such Project Milestones have been achieved (unless such information was subject to an Advance Request); it being understood that, in the event that the Borrower anticipates, for whatever reason, the failure to achieve any projected Project Milestones, a description of the reasons for such anticipated failure shall also be disclosed; and
(B)certification by the Borrower that the proceeds of the Advances for such Fiscal Quarter were used to reimburse the Borrower for Eligible Project Costs incurred and paid or were used by the Borrower to pay for such Eligible Project Costs incurred and invoiced, or, if not yet incurred or paid, are reasonably anticipated to be incurred and paid no later than ninety (90) days after the relevant Advance Date; and

(v)a short-form report, on the Borrower’s rolling twelve (12) month projections with respect to compliance with the then-current Offtake Plan and Feedstock Supply Plan.
(c)Labor Reporting and Justice40 Initiative Reporting Requirements.  The Borrower shall deliver to DOE:
(A)no later than on each Quarterly Reporting Date occurring on or prior to the Project Completion Date and on the Project Completion Date, a construction workforce report in the form of Exhibit L (Form of Construction Workforce Report);
(B)no later than (I) on or prior to each Quarterly Reporting Date occurring on or after the Commercial Operations Date; until the Project Completion Date, and (II) on each Annual Reporting Date occurring on or after the Project Completion Date, an operations and maintenance workforce report in the form of Exhibit M (Form of Operations and Maintenance Workforce Report); and
(C) no later than ninety (90) days after the end of each Fiscal Year of the Borrower, a Community Benefits Plan and Justice40 Annual Report in the form of Exhibit N (Form of Community Benefits Plan and Justice40 Annual Report) (each, a "Community Benefits Plan and Justice40 Annual Report"); and
(ii)such other information as DOE may request.
(d)Monthly Certificate. Within fifteen (15) Business Days after the end of each month:
(i)a monthly report, accompanied by an Officer's Certificate of the Borrower substantially in the form of Exhibit O (Form of Monthly Certificate), which report shall include a reconciliation statement (which may be presented via a management ledger) that sets forth any expenditure for any line item in the O&M Budget in excess of such line item and any reallocation from one line item to another in the O&M Budget;
(ii)prior to the Project Completion Date, a Construction Progress Report, accompanied by an Officer's Certificate of the Borrower substantially in the form of Exhibit P (Form of Monthly Construction Progress Report), setting forth:
(A)updates to the Project Milestone Schedule, Integrated Schedule and Spending Plan and key personnel;
(B)a report demonstrating contributions and use of Base Equity Commitments in accordance with the Construction Budget and the Base Case Financial Model;
(iii)after Substantial Completion, operating reports, in form and substance satisfactory to DOE, regarding the operating performance and maintenance of the Project (including description of operating performance and maintenance of the Project and updates to key personnel), governmental and environmental compliance reports; and
(iv)addressing such other matters as DOE may request.
(e)Environmental Report.
(i)Prior to the Project Completion Date, within twenty (20) Business Days after each Fiscal Quarter of each of such each Fiscal Year, and (ii) from and after the Project Completion

Date, within twenty (20) Business Days after each of June 30 and December 31 of each Fiscal Year, the Borrower shall deliver to DOE a report on the Project’s compliance with all applicable Environmental Laws and the Mitigation Action Plan during the applicable reporting period in form and substance satisfactory to DOE acting reasonably, which report shall: (A) summarize: (1) the Project's compliance with applicable Environmental Laws, the Mitigation Action Plan and the environmental requirements set forth in this Agreement during such Fiscal Year including, for the avoidance of doubt, a document that lists all Required Approvals required under applicable Environmental Laws, identifies any changes to such Required Approvals, and tracks the associated reporting requirements under applicable Environmental Laws for construction and operation of the Project, any changes to such Required Approvals, any changes to the status of the information confirmed by the Borrower pursuant to the representations set forth in Section 6.24 (Environmental Laws) or project changes that are beyond the scope of the Environmental Assessment set forth in Section 5.01(ff) (Environmental Review), any Environmental Claims or notices delivered to DOE by Borrower during the applicable reporting period, and information reasonably requested by DOE; and (2) any change to the status of the information confirmed by the Borrower pursuant to the representation set forth in Section 6.24 (Environmental Laws) or project changes that are beyond the scope of Sections 5.01(ff) (Environmental Review), and 5.01(ee) (Lobbying Certification) a summary of any environmental claims or notices delivered to DOE pursuant to Section 5.01(ff) (Environmental Review), during the reporting period; and (B) contain, or be supplemented with, any information reasonably requested by DOE.  The reports completed for the reporting period ending on December 31 of each Fiscal Year shall include a section specific to the reporting period, including an annual summary of all the reports completed for the Fiscal Year.
(ii)Not less frequently than once each Fiscal Year, the Borrower shall conduct a Safety Audit.  Each such Safety Audit shall result in the preparation of a Safety Report with respect thereto which shall be delivered to DOE within twenty (20) Business Days following December 31 of each Fiscal Year following the Execution Date.  The Borrower shall provide for the prompt correction of any deficiencies identified in such safety audit and for the operation and maintenance of the Project in accordance with any recommendations set forth therein.
(iii)As required by DOE, an environmental report, including any and all Phase I or Phase II Environmental Assessments relating to the Real Property within the Project Site when prepared for the Borrower or any third party (so long as the Borrower has the right to obtain any such Phase I or Phase II Environmental Assessment prepared for a third party).
Section 8.03Notices. Promptly, but in any event within five (5) Business Days (unless otherwise set out below), after any Borrower Entity obtains Knowledge thereof or information pertaining thereto, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower's expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by email to [***], with a reproduction of the signatures where required, written notice of the following items:
(a)any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;
(b)the occurrence of any Mandatory Prepayment Event;
(c)any management letter or other material communications received by any Borrower Entity from such Borrower Entity’s Accountant in relation to its financial, accounting and other systems, management or accounts or the Project;
(d)any event or change in circumstance that impacts, or reasonably could impact, the then-current Base Case Financial Model, including any calculation or assumption set out therein, together with a proposed update to such Base Case Financial Model; provided, that such proposed update shall be agreed and approved by DOE in accordance with Section 5.01(i) (Base Case Financial Model);
(e)any change to the board of directors of any Borrower Entity;
(f)any rejected shipment of or warranty claims for Products from the Project;
(g)any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent that it could result in a Material Adverse Effect:
(i)breach or non-performance of, or any default under, a Contractual Obligation of any Borrower Entity;
(ii)any dispute, litigation, investigation, proceeding or suspension between any Borrower and any Governmental Authority;
(iii)the commencement of, or any material development in, any litigation or proceeding affecting any Borrower Entity, including pursuant to any applicable Environmental Laws; or
(iv)any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or indulgence or breach of any Project Document, Governmental Approval or Required Approval;
(h)not less than twelve (12) months prior to expiration or anticipated termination of any Major Offtake Contract, notification of such expiration or termination, together with a written plan for replacement of such Major Offtake Contract and revenues generated thereunder.
(i)the occurrence of any ERISA Event;
(j)any written formal or informal environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority to the Borrower, including any violations or potential violations of Environmental Law identified in writing by such Governmental Authority together with a report setting out remedial action or proposed remedial action taken with respect thereto;
(k)any accident related to the Project having a material and adverse impact on the environment or on human health (including any such accident resulting in serious injury or the loss of life), including any discovery of the presence of Hazardous Substances at the Project Site, or Release or threatened Release or threatened Release on, under, at or through the Project Site required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Law;
(l)any Adverse Proceeding pending or threatened against or affecting any Borrower Entity (other than a Passive Sponsor), any of their respective property or any other third party that could reasonably be expected to impact the Project:
(i)that has had or could reasonably be expected to have a Material Adverse Effect;
(ii)that seeks damages in excess of [***];
(iii)that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(iv)that arises in respect of any Indebtedness that, in each case, has an aggregate principal amount of at least [***] (in the case of any Borrower Entity other than a Sponsors) or [***] (in the case of a Sponsor other than a Passive Sponsor);
(v)where any Governmental Authority alleges substantial criminal misconduct by any Borrower Entity or its Affiliates; or
(vi)if related to the Project, where any Governmental Authority alleges any criminal misconduct by any of the relevant Person, and any material developments with respect to any of the foregoing;
(m)any actual or proposed termination, rescission, discharge (otherwise than by performance), amendment, supplement, modification, waiver or breach of:
(i)any Major Project Document or Required Approval; or
(ii)any other Project Document or other Governmental Approval if such action in respect of such other Project Document or other Governmental Approval has had or could reasonably be expected to have a Material Adverse Effect on the Borrower or the Project;
(n)any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances;
(o)the occurrence of any Emergency;
(p)any change in the information provided prior to the date hereof that would result in a change to the KYC Requirements or KYC Parties;
(q)as soon as practicable and no later than forty eight (48) hours from obtaining knowledge of an event or accident that results in serious injury or loss of life, and with respect to any such event or accident, provide DOE with a root cause analysis no later than 30 days from such event.
Section 8.04Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to [***], with a reproduction of the signatures where required, the following items:
(a)Project Documents. Without limiting Article IX (Negative Covenants), as soon as available, but in no event later than ten (10) Business Days after the execution thereof the Borrower shall furnish copies of any Project Document obtained or entered into by the Borrower after the Execution Date, and with respect to any Major Project Document, unless otherwise instructed by DOE, the Borrower shall deliver to DOE, concurrently with delivery of such copy:
(i)a customary legal opinion (addressed to the Secured Parties) from external counsel qualified in the jurisdiction of organization of each counterparty thereto, and, if different, in the jurisdiction whose law governs such Major Project Document, in form and substance satisfactory to DOE; and
(ii)a fully executed Direct Agreement with the Major Project Participant thereunder, in form and substance satisfactory to DOE and subject only to countersignature by the Collateral Agent.

(b)Additional Audit Reports. As soon as available, but, in any event, within thirty (30) Business Days after the receipt thereof by any Borrower Entity, copies of all other material annual or interim reports submitted to such Borrower Entity by such Borrower Entity’s Accountant.
(c)Other Information. Promptly upon request, such other information or documents as DOE reasonably requests.
Section 8.05Adverse Proceedings; Defense of Claims. The Borrower shall provide DOE with rights to review, with appropriate restrictions to protect waiver of any relevant privileges, including any attorney-client privilege, controlled by the Borrower, drafts of any submissions that the Borrower has prepared for filing in any court or with any regulatory body in connection with proceedings to which the Borrower is or is seeking to become a party; provided, that this obligation shall not apply to any such proceedings between the Borrower and any Secured Party.
Article IX

Negative Covenants

The Borrower hereby agrees that until the Release Date:

Section 9.01Restrictions on Operations.
(a)Ordinary Course of Conduct; No Other Business. The Borrower shall not:
(i)engage in any business other than the financing, ownership, design, development, engineering, procurement, equipping, construction, implementation, completion, operation, maintenance and repair of the Project and activities directly redirected thereto in accordance with and as contemplated by the Transaction Documents;
(ii)undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Project (including any expansion thereof);
(iii)change its name or take any other action that might adversely affect the Liens created by the Security Documents; or
(iv)fail to maintain its existence and its right to carry on its business.
(b)Other Transactions. The Borrower shall not, directly or indirectly:
(i)enter into any contracts or other agreements providing it with material rights against, or material obligations toward, any Person other than rights and obligations under the Financing Documents, the Major Project Documents, and the Project Documents permitted hereunder and any transactions expressly contemplated hereby and thereby;
(ii)enter into any Additional Project Documents without the prior written consent of DOE, except as expressly permitted in accordance with Section 7.15 (Offtake Contracts);
(iii)agree to any provision or term in any Project Document or other material contract of any limitation on the Borrower’s ability to assign its right and obligations thereunder as Collateral or causing or giving the counterparty thereunder the right to cause any such Project Document or material contract to be terminated or materially impaired as a result, directly or indirectly, of any Default, Event of Default or exercise of remedies under the Financing Documents;

(iv)enter into any transaction or series of related transactions with any Person other than in the Ordinary Course of Business and on an arm's-length basis; or
(v)establish any sole and exclusive purchasing or sales agency, or enter into any transaction, whereby the Borrower might pay more than the fair market value for products or services of others.
(c)Amendment of and Notices under Transaction Documents. The Borrower shall not, except with the prior written consent of DOE:
(i)agree, directly or indirectly, to any assignment, amendment, modification, suspension, termination, rescission, supplement, consent or waiver, or waive any right to consent to any amendment, modification, suspensions, termination, rescission, supplement or waiver of any right with respect to, or assign any of the respective duties or obligations under:
(A)any Major Project Document (except for, in the case of any Construction Contract, any change orders or other modifications that reflect or implement Approved Construction Changes), the Project Milestone Schedule, the Construction Budget, the Major Maintenance Plan, the Offtake Plan or the O&M Budget;
(B)any Project Document (other than any Major Project Document) unless such assignment, amendment, modification, suspension, termination, rescission, supplement or waiver is an Approved Construction Change or such assignment, amendment, modification, suspension, termination, rescission, supplement or waiver could not reasonably be expected to:
(1)delay the occurrence of the Project Completion Date beyond the Project Completion Longstop Date; or
(2)otherwise have a Material Adverse Effect;
(C)any Governmental Approval or other Required Approval, the effect of which could reasonably be expected to have a Material Adverse Effect; or
(D)any Financing Document;
(ii)certify, consent to or otherwise permit through a Change Order or otherwise, "Substantial Completion" (as defined in the Construction Contracts), or any equivalent term, to occur under the Construction Contracts;
(iii)enter into any agreement other than any Financing Document that would restrict its ability to amend or otherwise modify any of the Transaction Documents; and
(iv)give or withhold any material consent or approval, or exercise any option or take or decline to take any other material action under the provisions of the Major Project Documents other than actions permitted under clause (i) above, actions that are reasonably required to carry out the Project in accordance with the Project Milestone Schedule, and actions reasonably required to comply with the Borrower's affirmative obligations under this Agreement, including under Sections 7.06 (Diligent Construction of Project; Approved Construction Changes), 7.07 (Contractual Remedies), 7.09 (Performance of Obligations), 7.13 (Compliance with Program Requirements), 7.15 (Offtake Contracts), 7.14 (Accounts; Cash Deposits); 7.32 (Know Your Customer Information), 7.17 (Davis-Bacon Act), and 7.27 (Operating Plan; Operations).

(d)Commissions. The Borrower shall not pay:
(i)any commission or fee to Affiliate for furnishing guarantees, counter-guarantees or other credit support for any Contractual Obligations undertaken by the Borrower in connection with the Project (other than as set forth in the following clause (ii)); or
(ii)any fee to any Affiliate with respect to or in connection with the development, construction, financing or operation of the Project, including salaries, bonuses, commissions, management fees, consulting fees, and technical assistance fees; provided, that this provision shall not preclude the Borrower from (A) paying salaries and bonuses to its employees; or (B) making payments to other Borrower Entities in accordance with Major Project Documents.
(e)Compromise or Settlement of Disputes. The Borrower shall not agree or otherwise consent to settle or compromise:
(i)any single Adverse Proceeding in excess of [***]; or
(ii)any material dispute under any Project Document,

in each case without the prior written consent of DOE.

(f)Accounts. From the First Advance Date under Tranche 1, the Borrower shall not establish or maintain any bank accounts other than the Project Accounts and the Company Account.
(g)Assignment. Other than the assignment of the Project Documents and Governmental Approvals to the Collateral Agent as security for the benefit of the Secured Parties, the Borrower shall not assign or otherwise transfer its rights under any of the Transaction Documents or Required Approvals to any Person.
(h)Powers of Attorney. The Borrower shall not grant any power of attorney or similar power to any Person, except:
(i)to its officers, directors or employees in the Ordinary Course of Business; or
(ii)in connection with Permitted Liens granted to the Secured Parties.
Section 9.02Liens. The Borrower shall not, and shall not agree to, create, assume or otherwise permit to exist any Lien upon any of the Collateral or any of its other property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Liens.
Section 9.03Merger; Disposition; Transfer. The Borrower shall not, and shall not agree to:
(a)enter into any transaction of merger, consolidation, liquidation, winding up or dissolution;
(b)carry out any Disposition of all or any part of its ownership interests in the Project or the Collateral, or any other part of its business or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired other than Permitted Dispositions;
(c)acquire by purchase or otherwise the business, property or fixed assets of any Person, other than purchases or other acquisitions of inventory, property or materials or spare parts or Capital Expenditures, either (i) in the Ordinary Course of Business in accordance with the applicable Construction Budget or O&M Budget, or (ii) constituting Emergency Operating Costs as required in connection with an Emergency;
(d)transfer or release (other than as permitted by clause (b) above) the Collateral, or other similar actions; and
(e)abandon, or suspend, or agree (directly or indirectly) to abandon or suspend or make any public statements regarding its intention to abandon or suspend the development, construction or operation of the Project, or take any action that could be deemed an "abandonment," or "suspension," or transfer of the Project to any Person or notify any Major Project Participant of its intent to terminate, or agree (directly or indirectly) to the termination of, any Major Project Document or the construction or operation of the Project.
Section 9.04Restricted Payments. The Borrower shall not, and shall not agree to, directly or indirectly, (i)  reduce its Share Capital (other than as required by the Designated Standards); (ii) declare or make or authorize any dividend or any other payment or distribution of cash or property to any Equity Owner on account of any Equity Interests of the Borrower; (iii) redeem, retire, purchase or otherwise acquire any of the Equity Interests of the Borrower; (iv) make any payment with respect to principal or interest on or purchase, redeem, retire or defease any Indebtedness owed to or for the benefit of any Affiliate of the Borrower; (v) make any other payment (including with respect to any development, management or operation fee) to any Affiliate of the Borrower (other than repayment of any Permitted Indebtedness) except for, in each case (A) repayment of any Permitted Indebtedness and (B) payments pursuant to any Major Project Document existing on the Execution Date or entered into with the consent of DOE; or (f) set aside any funds for any of the foregoing (collectively, the "Restricted Payments"), unless such Restricted Payment is made solely with available funds standing to the credit of the Restricted Payment Account after transfer thereto from the Restricted Payment Suspense Account and following satisfaction of each of the following conditions to such transfer (the "Restricted Payment Conditions"):
(a)The first Restricted Payment Date shall not be less than twelve (12) months following the Project Completion Date;
(b)(A) such transfer shall be made not more than thirty (30) days after a Payment Date; and (B) no other such transfer shall have been made during the immediately preceding ninety (90) day period;
(c)the Borrower has provided not less than fifteen (15) Business Days’ prior written notice of the proposed Restricted Payment and the proposed Restricted Payment Date to DOE;
(d)no Material Adverse Effect shall exist or would exist after giving effect to any such Restricted Payment;
(e)no Default or Event of Default shall exist or would exist prior to or after giving effect to any such Restricted Payment;

(f)all amounts standing to the credit of each Reserve Accounts shall be equal to or exceed the amount, if any, then required in accordance with the Accounts Agreement, both before and after given effect to such transfer;
(g)as of the immediately preceding Calculation Date, (i) the Historical Debt Service Coverage Ratio for the twelve (12) month period ending on the most recent Payment Date shall be at least 1.50:1.00; and (ii) the Projected Debt Service Coverage Ratio for the twelve (12) month period commencing on the most recent Payment Date shall be at least 1.50:1.00;
(h)such transfer is made in accordance with the Accounts Agreement;
(i)in connection with the proposed Restricted Payment, no earlier than twenty (20) Business Days and no later than fifteen (15) Business Days prior to the making of such Restricted Payment, a Responsible Officer of the Borrower shall have delivered a certificate in the form set out as Exhibit Q (Form of Restricted Payment Certificate) either (i) certifying that: (A) there are no material changes to the Base Case Financial Model most recently approved by DOE; and (B) there are no material changes to the assumptions therein, accompanied by a certificate from the chief financial officer of the Borrower concurring with the Borrower’s assessment and assumptions set out in its certification; or (ii) attaching a certified updated Base Case Financial Model, in form and substance satisfactory to DOE, accompanied by a certificate from the chief financial officer of the Borrower concurring with such updated Base Case Financial Model and the assumptions set out therein; and
(j)in connection with the proposed Restricted Payment, no earlier than ten (10) Business Days and no later than five (5) Business Days prior to the making of such Restricted Payment, a Responsible Officer of the Borrower shall have delivered a certificate (i) certifying satisfaction of the foregoing conditions, and (ii) setting out in reasonable detail (and certifying the accuracy of) the calculations for computing the ratios in clause (h) above and stating that such calculations were made in good faith and were based on assumptions believed to be reasonable;

provided that, prior to the first anniversary of the Project Completion Date, the Borrower may make a Restricted Payment in connection with a Permitted Tax Distribution without complying with Sections 9.04(a) and (b) above in an aggregate amount not to exceed $[***] in any twelve- (12) month period.

Section 9.05Use of Proceeds. The Borrower shall not use the proceeds of any Advance for any purpose other than as specified in Section 2.04(e) (Disbursement of Proceeds).
Section 9.06Organizational Documents; Fiscal Year; Account Policies; Reporting Practices. The Borrower shall not, except with the prior written consent of DOE, amend or modify:
(a)its Organizational Documents, except such amendments that would not have any adverse effect on the rights of the Secured Parties;
(b)its Fiscal Year;
(c)accounting policies or reporting practices other than as required by the Designated Standard; or
(d)its legal form or its capital structure (including to provide for the issuance of any options, warrants or other rights with respect thereto).
Section 9.07Approved Construction Changes; Project Milestone Schedule; Budgets. The Borrower shall not:

(a)except with the prior written consent of DOE or as otherwise required or permitted hereunder, change, reallocate, amend, modify, or supplement or permit or consent, directly or indirectly, to any changes, reallocations, amendments, modifications, or supplements (including consent to any plans) (each, a "Construction Change") of any provisions of the Project Milestone Schedule, the Operating Plan, the Major Maintenance Plan, the Construction Budget or the Base Case Financial Model, in each case that is then applicable;
(b)except as expressly contemplated herein and permitted in accordance with the terms hereof, make any material modifications to the then-applicable Project Milestone Schedule, except (i) as expressly contemplated herein; or (ii) otherwise with the prior written consent of DOE;
(c)except as expressly contemplated herein and permitted in accordance with the terms hereof, make any modification without the prior written consent of DOE to the then-applicable (i) Construction Budget; (ii) O&M Budget; or (iii) Base Case Financial Model;
(d)incur or pay any Capital Expenditures in connection with major maintenance activities that are not contemplated in the Major Maintenance Plan; or
(e)other than with respect to the incurrence or payment of Emergency Operating Costs, incur or pay any Operating Costs that are not contemplated in a line item or category contained in the O&M Budget, unless: (i) such Operating Costs have been reallocated from a line item or category for which they are no longer needed, as approved in writing by DOE; and (ii) as of any calculation date, the aggregate amount of Operating Costs incurred as of such date does not exceed one hundred ten percent (110%) of the aggregate amount of Operating Costs reflected in the O&M Budget.
Section 9.08Hedging Agreements. The Borrower shall not enter into any Hedging Agreements.
Section 9.09Margin Regulations.The Borrower shall not directly or indirectly apply any part of the proceeds of any Advance or other revenues to the purchasing or carrying of any margin stock within the meaning of Regulation T, U or X of the Board, or any regulations, interpretations or rulings thereunder, or for any purpose that violates any regulation of the Board.
Section 9.10Environmental Matters.
(a)The Borrower shall not undertake any action or release any Hazardous Substances in violation of any Environmental Law or the effect of which would trigger a reporting obligation under Environmental Law and the Borrower shall ensure that the Project shall be operated in compliance with all Environmental Laws and that the Project shall not be operated in any manner that would pose a hazard to public health or safety or to the environment.
(b)The Borrower shall not undertake any development or construction activities for the Project outside the geographic boundaries of the environmental review under NEPA
Section 9.11ERISA. The Borrower shall not, and shall cause its ERISA Affiliates not to:
(a)take any action that would result in the occurrence of an ERISA Event to the extent that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, the occurrence of such ERISA Event could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;
(b)allow, or permit any of its ERISA Affiliates to allow, the aggregate amount of Unfunded Pension Liabilities among all Employee Benefit Plans (taking into account only Employee

Benefit Plans with positive Unfunded Pension Liabilities) at any time to exist where such amount could have a Material Adverse Effect; or
(c)fail, or permit any of its ERISA Affiliates to fail, to comply with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.
Section 9.12Investment Company Act. The Borrower shall not take any action that would result in the Borrower being required to register as an "investment company" under the Investment Company Act or that would result in it being controlled by any Person that is or is required to be registered as an "investment company" under the Investment Company Act of 1940.
Section 9.13Sanctions. The Borrower shall not:
(a)(i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001); (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2; or (iii) otherwise become the subject or target of any Sanctions;
(b)directly or indirectly use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person (i) to fund any activities, dealings, or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Guaranteed Loan); or
(c)repay any portion of the Guaranteed Loan with any funds: (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person; or (ii) constituting the proceeds of a violation of any International Compliance Directive.
Section 9.14Debarment Regulations.
(a)Unless authorized by DOE, the Borrower shall not knowingly enter into any transactions in connection with the construction, operation or maintenance of the Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations.
(b)The Borrower shall not fail to comply with any and all Debarment Regulations in a manner that results in the Borrower being debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of such Debarment Regulations.
Section 9.15Prohibited Person. The Borrower shall not become (whether through a transfer or otherwise) a Prohibited Person.
Section 9.16Restrictions on Indebtedness and Certain Capital Transactions.
(a)Indebtedness. The Borrower shall not and shall not agree to, directly or indirectly:
(i)incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Indebtedness and without the prior written consent of DOE, incur any liabilities to third parties in order to sell (including pursuant to any contract) Product except as expressly permitted in accordance with Section 7.15 (Offtake Contracts).
(b)Capital Expenditures. The Borrower shall not make any Capital Expenditure in any year except for Permitted Capital Expenditures.
(c)Investments. The Borrower shall not make any Investments except for Permitted Investments.
(d)Leases. The Borrower shall not enter into any Lease of any property or equipment of any kind (including by sale-leaseback or otherwise), except for Permitted Leases in an amount not in excess of the amount budgeted therefor in the Construction Budget or the O&M Budget, as applicable, or as permitted pursuant to Section 9.16(a)(i) (Indebtedness).
(e)Redemption Transfer or Issuance of Stock. The Borrower shall not:
(i)redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its outstanding Equity Interests (or any options or warrants issued by the Borrower with respect to its Equity Interests) or set aside any funds for any of the foregoing; and
(ii)issue or transfer any Equity Interests to any other Person.
(f)Subsidiaries. The Borrower shall not:
(i)form or have any Subsidiaries;
(ii)enter into any partnership or a joint venture;
(iii)acquire any Equity Interests in or make any capital contribution to any other Person;
(iv)enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person; or
(v)enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person.
Section 9.17No Other Federal Funding. The Borrower shall not use any other Federal Funding to pay any Project Costs.
Section 9.18Intellectual Property.
(a)The Borrower shall not (and shall cause each other Borrower Entity and each other Major Project Participant to not) assign or otherwise transfer any right, title or interest in any Project IP:
(i)to any Prohibited Person;
(ii)without providing advance written notice of such assignment or transfer to the Secured Parties
(iii)except as permitted under Section 9.03(b)(Merger; Disposition; Transfer); and

(iv)without requiring such assignee or transferee to:
(A)comply with Section 7.02(g) (Source Code Escrow);
(B)as applicable: (1) for all Project IP licensed to the Borrower under a Project IP Agreement, comply with the terms and conditions of such Project IP Agreement; and (2) for all Project IP owned by the Borrower, grant to the Borrower the right to freely use and sublicense, for no additional consideration, rights in the Project IP to: (x) develop, design, engineer, procure, construct, start up, commission, operate and maintain the Project; (y) complete the activities designated to be completed in each Project Phase, or to achieve Project Completion; or (z) exercise the Borrower's rights and perform its obligations under the Major Project Documents, as applicable at the relevant time;
(C)demonstrate the technical experience and financial ability to maintain and develop the Project IP as required for the Project; and
(D)grant to the Secured Parties the Secured Parties' License, where such license shall also be enforceable upon any bankruptcy or insolvency action involving such assignee or transferee.
Section 9.19Program Requirements. The Borrower shall not
(a)take any action, or fail to take any action, that would cause the Project not to be an Eligible Project; or
(b)cause the Guaranteed Loan to be paid, or, after the First Advance Date, cause Project Costs to have been paid or be expected to be paid, with (i) any federal grants, assistance, or loans (excluding the Guaranteed Loan); or (ii) other funds guaranteed by the Federal Government.
Article X

Events of Default and Remedies

Section 10.01Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:
(a)Borrower Failure to Make Payment Under Financing Documents. The Borrower shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise):
(i)any principal amount of the Advances or any interest otherwise due and payable in respect of the Guaranteed Loan or any FFB Note Reimbursement Obligation on or before the date such amount is due; or
(ii)any fee, charge or other amount due under any Financing Document on or before the date such amount is due and such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.
(b)Sponsor Failure to Make Payment Under Financing Documents. Any Sponsor shall fail to pay, in accordance with the terms of this Agreement or any other Financing Documents to which it is a party, any fee, charge or other amount due by it under such Financing Document on or before the date such amount is due, and such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.

(c)Misstatements; Omissions. Any representation or warranty confirmed or made in any Transaction Document by or on behalf of any Borrower Entity or any Major Project Participant or in any certificate, Financial Statement or other document provided by or on behalf of any such Person to any Secured Party or any Secured Party Advisor in connection with the transactions contemplated by the Transaction Documents shall be found to have been incorrect, false or misleading in any respect when confirmed, made or deemed to have been made.
(d)Borrower Entity Breaches Under the Financing Documents Without Cure Period
(i)The Borrower fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Sections 7.01 (Maintenance of Existence; Property; Etc.); 7.02 (Intellectual Property); 7.03 (Insurance); 7.05 (Further Assurances; Creation and Perfection of Security Interests); 7.10 (Use of Proceeds); 7.13 (Compliance with Program Requirements); 7.14 (Accounts; Cash Deposits); 7.17 (Davis-Bacon Act); 7.18 (Lobbying Restriction); 7.19 (Cargo Preference Act); 7.22 (Financial Covenants); 7.23 (Public Announcements); 7.24 (Bankruptcy Remoteness); 7.25 (Prohibited Persons); 7.26 (International Compliance Directives); 7.32 (Know Your Customer Information); or Article IX (Negative Covenants); provided that a breach under Section 7.22(b) related to the Projected Debt Service Coverage Ratio shall not constitute an Event of Default so long as (x) within thirty (30) calendar days after the Calculation Date related to each such breach, the Borrower shall have delivered a remediation plan acceptable to DOE setting forth proposed steps to be taken by the Borrower to improve the Projected Debt Service Coverage Ratio and monthly thereafter, provides reports to the DOE detailing the implementation of such remediation plan and (y) the Borrower and the Sponsor make relevant company representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) to discuss the contents of the remediation plan.
(ii)Any Sponsor fails, as of any relevant date of determination, to perform or observe any of its obligations, including any payment obligation, under any term, covenant or agreement set forth in Section 2.02 (Additional Equity Contributions)  of the Sponsor Support Agreement.
(iii)Any Borrower Entity fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in any Security Document to which it is a party.
(e)Other Breaches Under Financing Documents. Any Borrower Entity or any Major Project Participant shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document to which it is a party (other than those described in clauses (a)-(d) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or if no cure period is specified, thirty (30) days following such failure.
(f)Breach or Default Under Major Project Documents
(i)Any Borrower Entity shall fail to perform or observe any covenant or any other term or obligation under any Major Project Document to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure.

(ii)Any Major Project Participant shall fail to perform or observe any material covenant or any other material term or obligation under any Major Project Document to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure.
(g)Material Breach or Default Under Project Documents. Any Borrower Entity shall fail to perform or observe any material covenant or any other material term or obligation under any Project Document (that is not a Major Project Document) to which it is a party, and such breach or default shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days following such failure.
(h)Borrower Default Under Other Indebtedness. Any Borrower Entity (other than a Passive Sponsor) shall default in the payment of any principal, interest or other amount due under any agreement or instrument evidencing, or under which such Borrower Entity has outstanding at any time, any Indebtedness for Borrowed Money (other than the Guaranteed Loans) in an amount in excess of (i) in the case of the Borrower, [***] (ii) in the case of each Sponsor other than a Passive Sponsor, [***]; or (iii) in the case of any Borrower Entity other than a Passive Sponsor, [***], and, in each case, for a period beyond any applicable grace period, or any other default occurs under any such agreement or instrument, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness for Borrowed Money.
(i)Unenforceability, Termination, Repudiation or Transfer of Any Transaction Documents. Any Financing Document, any Major Project Document or any Project Documents (to the extent it is not a Major Project Document, solely to the extent that such event results in a Material Adverse Effect) at any time and for any reason:
(i)is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement;
(ii)except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by any party thereto prior to the repayment in full of all Secured Obligations (other than with the prior written consent of DOE); or
(iii)is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed).
(j)Security Interests. Any of the Security Documents shall fail in any respect to provide the Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or such Lien shall fail to have the priority contemplated therefor in such Security Documents, or any such Security Document or Lien shall cease to be in full force and effect, or the validity thereof or the applicability thereof to the Advances, the Secured Obligations or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of any Borrower Entity or any other Person party thereto (other than the Secured Parties).
(k)Governmental Approvals and Required Approvals. (i) Any Borrower Entity shall fail to obtain, renew, maintain or comply in all material respects with any Required Approval; (ii) or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect other than any Required Approvals that by their nature are no longer needed for the construction, completion, ownership, operation or maintenance of the Project; or (iii) any proceedings shall be commenced by or before any Governmental Authority for the purposes of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval and such proceeding is not: (A) dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise separately result in an Event of Default hereunder; and (B) diligently contested or appealed by any Borrower Entity.

(l)Bankruptcy; Insolvency; Dissolution
(i)Involuntary Bankruptcy; Etc. The commencement of an Insolvency Proceeding against any Borrower Entity or any Specified Major Project Participant and such proceeding continues undismissed for thirty (30) days.
(ii)Voluntary Bankruptcy; Etc.The institution by any Borrower Entity or any Specified Major Project Participant of any Insolvency Proceeding, or the admission by it in writing of its inability to pay its Indebtedness generally as it becomes due or its general failure to pay its Indebtedness as it becomes due, or any other event has occurred that under any Applicable Law would have an effect analogous to any of those events listed above, or any action is taken by any such Person for the purpose of effecting any of the foregoing.
(iii)Dissolution. The dissolution of any Borrower Entity or any Specified Major Project Participant.
(m)Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the assets of any Borrower Entity (other than a Passive Sponsor) other than, for the avoidance of doubt, any Permitted Lien, which (i) in the case of the Borrower, is in excess of [***]; and (ii) in the case of any Sponsor other than a Passive Sponsor, is in excess of [***]; and (iii) with respect to any other any Borrower Entity (other than a Passive Sponsor), is in excess of [***]; or, in any case, has or could reasonably be expected to have a Material Adverse Effect.
(n)Judgments. One or more Governmental Judgments shall be entered (i) against any Borrower Entity (other than a Passive Sponsor) and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds: (A) in the case of the Borrower, [***]; and (B) in the case of any Sponsor other than a Passive Sponsor, [***]; and (C) in the case of any other Borrower Entity (other than a Passive Sponsor), [***]; or (ii) such Governmental Judgment is in the form of an injunction or similar form of relief that is not satisfied or discharged requiring suspension or abandonment of operation of the Project.
(o)Construction and Operation. Any of the following occurs:
(i)the Physical Completion Date shall have not occurred by the corresponding Physical Completion Longstop Date; the Project Completion Date shall not have occurred by the Project Completion Longstop Date;
(ii)failure to satisfy certain mechanical, technical and operational specifications resulting in material, chronic underperformance of the Project as against production assumptions set out in the Base Case Financial Model;
(iii)at any time prior to the Project Completion, DOE (in consultation with the Independent Engineer) determines that the remaining Project Costs exceed the total funding available to the

Borrower under the Financing Documents, the Base Equity Commitment (including amounts projected to be paid from the Base Cash Equity Reserve Account pursuant to the latest Base Case Financial Model) and the Phase 2 Equity Instrument, and the Borrower fails within sixty (60) consecutive days after receiving written notice thereof from DOE to arrange for the provision of the requisite funds (through Additional Equity Contribution) on terms and conditions and from parties reasonably acceptable to DOE; or
(iv)the Borrower shall: (A) cease to have the right to possess or use the Project; (B) cease to have the right to possess or use any portion of the Project Site or any rights granted to it under any of the Project Documents; or (C) lose a material right of way, easement or other right of use or access to land necessary for the Project.
(p)Environmental and Health and Safety Matters

(i) Any Adverse Proceeding alleging violation of any Environmental Law or asserting any Environmental Claim has been threatened in writing or instituted against any Borrower Entity or in relation to the Project, or (ii) any Governmental Judgment imposing a penalty, monetary damages, remediation requirements or restrictions of construction or operations of the Project is issued relating to any violation of Environmental Law, violation of the terms or conditions or any Required Approval issued under any Environmental Law or restricting the use of any such Required Approval in any material respect, and such Adverse Proceeding or Governmental Judgment is not (A) dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgment or settlement of any claim that does not otherwise result in an Event of Default hereunder; or (B) subject to a limit of one hundred and eighty (180) days of institution, diligently contested or appealed by the applicable Borrower Entity in accordance with Permitted Contest Conditions; provided, that, to benefit from the cure periods described above, in either case, the Borrower shall have timely notified DOE of the Adverse Proceeding or Governmental Judgment and consulted in good faith with DOE with respect to its intended response.

(q)Event of Loss. A material portion of the Project is destroyed or becomes permanently inoperative as a result of a material Event of Loss, and is not covered by insurance, or not repaired or restored with Loss Proceeds within any time periods required under Section 7.04 (Event of Loss).
(r)Force Majeure. An Event of Force Majeure shall occur and continue for a period of at least one hundred eighty (180) consecutive days.
(s)Changes in Ownership. Any Change of Control.
(t)ERISA Events. An ERISA Event shall have occurred that, individually or when aggregated with any other then existing ERISA Event, results in or could reasonably be expected to result in liability to any Borrower Entity or ERISA Affiliate in excess of [***].
(u)Certain Governmental Actions. Any Governmental Authority shall (i) lawfully condemn or assume custody of all of the property or assets (or a substantial part thereof) of any Borrower Entity; or (ii) take lawful action to displace the management of, or the Equity Interests in, any Borrower Entity.
(v)Abandonment or Suspension of Project.
(i)Prior to the Project Completion Date, construction of the Project shall be suspended for a period of thirty (30) consecutive days or forty-five (45) days in the aggregate in any twelve-month period;

(ii)from and after the Project Completion Date ceases to operate for a period of thirty (30) consecutive days or forty-five (45) days in the aggregate in any twelve-month period;
(iii)The Borrower shall abandon, or suspend, agree in writing to abandon or suspend, or make any public statements regarding its intention to abandon, or suspend, the Project (or any Phase thereof), or take any action that could be deemed an "abandonment," or "suspension"; or
(iv)Failure to initiate the construction of Phase 2 by October 1, 2026.
(w)Compliance with International Compliance Directives and Anti-Money Laundering Laws.
(i)The making of any Advances or the use of the proceeds thereof shall violate or cause any Person, including the Lender, to violate any International Compliance Directives or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws.
(ii)Any violation by any Borrower Entity or any Major Project Participant of any International Compliance Directives or Anti-Money Laundering Laws.
(x)Offtake Contracts.
(i)The failure of the Borrower to have binding Offtake Contracts in full force and effect in an amount sufficient to cover 70% of the then current production of the Project; and
(ii)the failure of the Borrower to replace any Major Offtake Contract with a binding Offtake Contract on terms and conditions acceptable to DOE within six (6) months of expiration or termination of such Major Offtake Contract.
(y)Material Adverse Effect. Any event or condition that has had or could reasonably be expected to have a Material Adverse Effect shall occur and be continuing.
(z)Base Cash Equity Reserve Account. The occurrence of ninety (90) consecutive calendar days in which the amount of cash on deposit in the Base Cash Equity Reserve Account is below eighty million Dollars ($80 million).
(aa)Reserve Account Funding. Any failure to maintain cash in the Reserve Accounts to their respective required balances as set forth in the Accounts Agreement.
(bb)Debt Service Reserve Account. Any failure of the relevant Borrower Entities to replenish the Debt Service Reserve Account to its required balance as set forth in the Accounts Agreement within thirty (30) days of falling below such required balance.
(cc)Intended Purpose. Any material deviation from the intended Project purpose.
(dd)Use of Proceeds. Use of the proceeds of (i) federal grants, assistance or loans (other than the Guaranteed Loan) or (ii) other funds guaranteed by the Federal Government, in each case, to pay Project Costs.
(ee)Eligible Project. Any act or omission that would cause the Project to fail to be an Eligible Project.
(ff)Prohibited Person. Any Borrower Entity or Major Project Participant shall be or shall have become a Prohibited Person.

For the avoidance of doubt, each clause of this Section 10.01 (Events of Default) shall op-erate independently, and the occurrence of any such event shall constitute an Event of Default.

Section 10.02Remedies; Waivers.
(a)Upon the occurrence of and during the continuance of an Event of Default, DOE or the Collateral Agent may exercise any one or more of the rights and remedies set forth below:
(i)declare all or any portion of the indebtedness and obligations of every type or description owed by the Borrower to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;
(ii)exercise any rights and remedies available under the Financing Documents, including DOE's right to prevent access to or prevent the operation by the Borrower of the Project or any of the Collateral;
(iii)take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of the Borrower under the Financing Documents;
(iv)(A) refuse, and the Secured Parties shall not be obligated, to make any further Advances; and (B) reduce the Loan Commitment Amount to zero Dollars ($0);
(v)take those actions necessary to perfect and maintain the Liens of the Security Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents; or
(vi)set off and apply such amounts to the satisfaction of the Secured Obligations under all of the Financing Documents, including any moneys of the Borrower on deposit with any Secured Party.
(b)Upon the occurrence of an Event of Default referred to in Section 10.01(k) (Bankruptcy; Insolvency; Dissolution), (i) all Loan Commitment Amounts shall automatically be reduced to zero Dollars ($0); and (ii) each Advance made under the FFB Note, together with interest accrued thereon and all other amounts due under the FFB Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.
(c)Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity.  No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.
(d)In order to entitle DOE to exercise any remedy reserved to DOE in this Agreement, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement or any other Financing Document or under Applicable Law.

(e)If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then in every such case, subject to any determination in such proceeding, (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.
(f)DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto.  Any such waiver may be effected only in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof.  Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.
(g)Upon the occurrence and during the continuation of any Default, the Borrower shall deliver no later than thirty (30) calendar days from the occurrence of such Default a remediation plan setting forth proposed steps to be taken by the Borrower Entities to cure such Default or otherwise address such Default in a manner acceptable to DOE and periodically thereafter, the Borrower shall deliver reports setting out the Borrower’s execution of the remediation plan and compliance with the terms thereof.  The Borrower Entities shall make relevant company representatives and outside advisors available to meet and confer with DOE, the Independent Engineer, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan.
(h)Upon the occurrence and during the continuation of any Default, in the event that the Borrower fails to procure or maintain (or cause to be procured and maintained) the Required Insurance, DOE may (but shall not be obligated to) procure the Required Insurance and pay the premiums in connection therewith and all amounts so paid by DOE shall become an additional Secured Obligation owed by the Borrower to DOE, and the Borrower shall forthwith pay any such amounts to DOE, together with interest on such amounts at the Late Charge Rate from the date so paid.
Section 10.03Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the FFB Note shall be the Prepayment Price (as defined in and determined pursuant to the FFB Note) under the FFB Note.
Article XI

Miscellaneous

Section 11.01Waiver and Amendment.
(a)No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any rights, powers or remedies of the Secured Parties.  No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.
(b)The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Transaction Document.  The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c)Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE.
(d)Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a "modification" (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall be subject to the availability to DOE of funds appropriated by the U.S. Congress, or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost.
Section 11.02Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Financing Document.  Each of DOE, FFB and each subsequent holder of the FFB Note or any portion of the FFB Note shall promptly notify the Borrower after any such set-off and application made by it; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
Section 11.03Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Financing Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the FFB Documents.
Section 11.04Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 11.04 (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; or (d) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 11.04 (Notices).  Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient's time, and if transmitted after that time, on the next following Business Day.  Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.
Section 11.05Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 11.06Judgment Currency. The Borrower shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due to DOE or FFB hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the "Judgment Currency") other than Dollars (the "Currency of Denomination") and as a result of any variation between (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order, and (b) the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof.  The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.
Section 11.07Indemnification.
(a)In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other governmental agency and instrumentality of the United States, each other holder of the FFB Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys and agents (each, an "Indemnified Party"), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an "Indemnified Liability"), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, the Conditional Commitment Letter, any Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the enforcement or preservation of any rights under this Agreement, any Transaction Document or any agreement or instrument prepared in connection herewith or therewith, (iii) any Guaranteed Loan or the use or proposed use of the proceeds thereof, (iv) any actual or alleged presence or Release of Hazardous Substance, on, under or originating from any property owned, occupied or operated by the Borrower or any of its Affiliates in connection with the Project, or any environmental liability related in any way to the Borrower or any of its Affiliates or their respective owned, occupied, or operated properties arising out of or relating to the Project, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such items (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.07 (Indemnification); provided, that the Borrower shall not have any obligation under this Section 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction).  Any claims under this Section 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as "Indemnity Claims":
(b)All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall be (i) due and payable within fifteen (15) Business Days after the Borrower receives an invoice, (ii) added to the Secured Obligations, (iii) secured by the Security Documents, and (iv) shall be immediately due and payable on demand.  Each such Indemnified Party shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder, provided, that any failure to provide such notice shall not affect the Borrower's obligations under this Section 11.07 (Indemnification).
(c)Each Indemnified Party within ten (10) Business Days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 11.07 (Indemnification), shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.
(d)To the extent that the undertaking in the preceding clauses of this Section 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 11.07 (Indemnification)), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.
(e)The provisions of this Section 11.07 (Indemnification) shall survive the Release Date, the foreclosure under the Security Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.
(f)Any amounts payable by the Borrower pursuant to this Section 11.07 (Indemnification) shall be payable within the later to occur of (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party, and (ii) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower's indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.
(g)The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided, that such Indemnified Party shall have the right to retain its own counsel, at the Borrower's expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party.  Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim.  Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 11.07 (Indemnification).
(h)Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 11.07 (Indemnification), the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.
(i)Notwithstanding any other provision of this Section 11.07 (Indemnification), the Borrower shall not be entitled to (i) notice, (ii) participation in the defense of, (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 11.07 (Indemnification) with respect to any action, suit or proceeding against the Borrower or any other Borrower Entity.

(j)No Indemnified Party shall be obliged to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.
Section 11.08Limitation on Liability. No claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 11.09Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
(b)The Borrower may not assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and, in the case of any FFB Document, FFB.
(c)FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Collateral in accordance with the provisions of the FFB Documents; provided, that upon any such assignment of rights, benefits or obligations to any third party that is not the United States or any governmental agency or instrumentality thereof, FFB shall provide the Borrower with notice of such assignment; provided, further, that such assignee, by accepting the benefits of this Agreement and the Financing Documents: (i) hereby irrevocably designates and appoints DOE to act as its agent hereunder and under the Financing Documents, (ii) hereby irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Financing Documents and (iii) hereby authorizes DOE to enter into all such amendments or modifications of any Financing Document on behalf of such assignee and or grant all waivers as are necessary or appropriate, as determined by DOE, under the Financing Documents (other than amendments to the FFB Note, which amendments shall also require the consent of such assignee); provided, further, that (A) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (I) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Financing Document or (II) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by the Borrower, any other Borrower Entity or any of their respective officers contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of the Borrower or any other Borrower Entity, to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder; and (B) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this Section 11.09 (Successors and Assigns).
(d)For purposes of compliance with Sections 163(f), 871(h)(2)(B)(i), 881(c)(2) of the Code, the Borrower shall maintain a register for the recordation of the names and addresses of each Person that acquires an interest in the Loan in accordance with the provisions of the FFB Documents and the principal amounts of the Advances owing to each such Person pursuant to the terms of this Agreement from time to time (the "Register"). The Register shall be available for inspection by the Borrower and any Secured Party, at any reasonable time and from time to time upon reasonable prior notice.
Section 11.10FFB Right to Sell Guaranteed Loan. If FFB has (a) fully funded the Guaranteed Loan, or (b) partially funded the Guaranteed Loan and the applicable Availability Period for the Relevant Tranche has expired, in each case, FFB shall have the right to sell all or any portion of the FFB Note (in the case of clause (b), related to such Tranche) without the prior written consent of the Borrower, and (i) in connection therewith, DOE will use commercially reasonable efforts to provide notice to the Borrower of such sale, and (ii) upon any such sale, any reimbursement obligations of the Guaranteed Loan (or in the case of clause (b), such Tranche) by DOE shall automatically terminate and be of no further force and effect.  For any such sale prior to the end of the applicable Availability Period for any Tranche until FFB has funded the Guaranteed Loan, the Borrower, DOE and FFB shall enter in agreements satisfactory to them in respect of FFB’s right to sell the FFB Note and delegate its obligations under the FFB Note Purchase Agreement.
Section 11.11Further Assurances and Corrective Instruments.
(a)The Borrower shall, upon written request of DOE, execute and deliver, or cause to be executed and delivered, such additional documents or other instruments and shall take or cause to be taken such additional actions as may be necessary in DOE’s judgment to: (i) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) perfect and maintain the priority of the Secured Parties' security interest in all Collateral; (iii) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (iv) otherwise effectuate the intention or carry out the purposes of the Transaction Documents.
(b)The Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its discretion.
Section 11.12Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency or bankruptcy of the Borrower or otherwise, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party.  In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 11.13Governing Law; Waiver of Jury Trial.
(a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES.  TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION; PROVIDED, HOWEVER, THAT (A) DOCUMENTS TO WHICH FFB IS A PARTY SHALL HAVE THE GOVERNING LAW REQUIRED BY FFB AND (B) THE SECURITY DOCUMENTS SHALL HAVE THE GOVERNING LAW APPROPRIATE, AS DETERMINED BY DOE,

TO PERFECT THE SECURITY INTEREST GRANTED IN THE APPLICABLE SECURITY DOCUMENT.
(b)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.
Section 11.14Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:
(a)submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York in New York County; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; (iv) the state courts of the District of Columbia and New York County and (v) appellate courts from any of the foregoing;
(b)consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)agrees to irrevocably designate and appoint an agent satisfactory to DOE for service of process in New York under this Agreement and any other Financing Document governed by the laws of the State of New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and confirm receipt of, on its behalf, service of process in any such proceeding.  The Borrower agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it.  The Borrower shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while the Borrower is obligated under this Agreement;
(d)agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law, or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and
(e)agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower's obligation.
Section 11.15Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

Section 11.16Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article III (Payments; Prepayments), Article V (Conditions Precedent), and Article XI (Miscellaneous) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and the FFB Note or the FFB Note Purchase Agreement, as between FFB and the Borrower, the terms of the FFB Note and the FFB Note Purchase Agreement shall govern.
Section 11.17Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.
Section 11.18Counterparts; Electronic Signatures.
(a)This Agreement may be executed in one or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement.  Each party hereto agrees to deliver a manually executed original promptly following such electronic submission.
(b)Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Except to the extent applicable law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature, (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement, and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a "conformed signature" from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words "execution", "signed", "signature", "delivery" and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, "Electronic Signature" has the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.
Section 11.19No Partnership; Etc. The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Borrower.

Section 11.20Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 11.21Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Secured Obligations.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

MONTANA RENEWABLES, LLC,
a Delaware limited liability company,
as Borrower
By: /s/ Bruce Fleming Name: Bruce Fleming Title: Chief Executive Officer - Montana Renewables, LLC

[Signature Page to Loan Arrangement and Reimbursement Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the Federal Government of the United States of America, in its own capacity and in its capacity as Loan Servicer

By: /s/ Hernan T. Cortes Name: Hernan T. Cortes Title: Director, Loan Origination Division, Loans Program Office

Definitions

"Acceptable Bank" means a bank or financial institution or branch office thereof in New York, New York organized under or licensed as a branch under the laws of the United States or any state thereof, which has a rating for its long-term unsecured and unguaranteed Indebtedness of "A-"/Stable outlook or higher by S&P or Fitch or A3 or higher by Moody's, using the lowest rating of the aforementioned three rating firms.

"Acceptable Delivery Method" means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:

(a)transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code;
(b)delivery of a manually executed original of such certificate, document or other item; or
(c)such other delivery method as the Borrower and DOE shall mutually agree.

"Accounts Agreement" means the Collateral Agency and Accounts Agreement entered into as of the First Advance Date under Tranche 1 by and among the Borrower, DOE, the Collateral Agent and the Depositary Bank.

"Additional Equity Contributions" has the meaning given to such term in the Sponsor Support Agreement.

“Additional Major Project Document” means any Additional Project Document under which (i) the Borrower is reasonably expected to have aggregate obligations or liabilities in excess of five million Dollars ($5,000,000) (as such amount shall be adjusted by inflation) over any rolling twelve (12) month period during its term; or (ii) the breach, non-performance, cancellation or early termination of which has, or could reasonably be expected to materially and adversely affect the Borrower or the Project or otherwise have a Material Adverse Effect.

"Additional Project Document" means any contract entered into by the Borrower subsequent to the Execution Date that is necessary for or material to the construction and operation of the Project.

“Additional Sponsor” means any Person who becomes a beneficial owner of more than 10% economic or voting securities in Direct Parent; provided that such Person(s) (x) is not a Prohibited Person, (y) DOE has received all documentation and other information requested by DOE related to “know your customer” and other requirements (including, the Anti-Money Laundering Laws) and (z) DOE, in its sole discretion, has approved in writing of such Person(s) becoming an Additional Sponsor.

"Advance" means, with respect to any Tranche, an advance of funds by FFB to the Borrower under the FFB Note as may be requested by the Borrower from time to time during the applicable Availability Period.

"Advance Date" means the date on which FFB makes any Advance to the Borrower.

"Advance Request" has the meaning given to such term in Section 2.03(a) (Advance Requests).

"Advance Request Approval Notice" means the written notice from DOE located at the end of an FFB Advance Request advising FFB that such FFB Advance Request has been approved by or on behalf of DOE.

"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.

"Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person's immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person's immediate family and any other Person controlled by any of the foregoing.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

"Affiliated Major Project Participant" has the meaning given to such term in the definition of “Borrower Entity.”

"Agent Fees" has the meaning given to such term in the Accounts Agreement.

"Agents" has the meaning given to such term in the Accounts Agreement.

“Aggregate Capitalized Interest” means, with respect to any requested Advance, the aggregate amount of interest that has been capitalized and will be capitalized on all Advances then made to the Borrower under all FFB Notes outstanding (including, for the avoidance of doubt, such requested Advance) as determined in accordance with the FFB Notes.

"Agreed-Upon Procedures Report" means a report, in substantially the form of the document titled "Agreed-Upon Procedures Report, " prepared by the Borrower’s Accountant, as such form may be revised from time to time by the Borrower and the Borrower’s Accountant with the consent of DOE, which consent shall not be unreasonably withheld.

"Agreement" has the meaning given to such term in the preamble hereto.

"ALTA" means the American Land Title Association headquartered in Washington D.C.

"ALTA Mortgage Loan Policy" means the policy of title insurance to be issued by the Title Company, in form and substance satisfactory to DOE, with such co-insurers or reinsurers as may be reasonably acceptable to DOE.

"Annual Reporting Date" has the meaning given to such term in Section 8.02(a) (Annual Reports).

"Anti-Corruption Laws" means all laws concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any similar laws.

"Anti-Money Laundering Laws" means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which the Borrower operates or conducts business.

"Applicable Law" means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

"Applicable Regulations" means the final regulations with respect to Title XVII at 10 CFR Part 609 (2024), and any other applicable regulations from time to time promulgated to implement Title XVII.

" Applicant" has the meaning given to such term in the Applicable Regulations.

"Application" has the meaning given to such term in the preliminary statements.

"Approved Construction Changes" means:

(a)any Construction Change that (i) has been submitted in writing by the Borrower to DOE (including an explanation in reasonable detail of the reasons for such Construction Change) and (ii) has received a written approval from DOE;
(b)any allocation of Budgeted Contingencies to Project Costs set forth in the Construction Budget; and
(c)Construction Changes that are in the Ordinary Course of Business and do not exceed seven hundred fifty thousand Dollars ($750,000) individually, and two million five hundred thousand Dollars ($2,500,000) in the aggregate during any twelve (12) month period.

"Authorized Transmitter" means, with respect to delivery of documentation: (a) by any Borrower Entity to DOE, the list of individuals designated as Authorized Transmitters set forth in the relevant certificate delivered pursuant to Sections 5.01(f) (Organizational Documents), 5.01(d) (Transaction

Documents) 5.03(aa) (IE’s Certificate), 5.04(u) (IE’s Certificate) and 5.05(y) (IE’s Certificate), as applicable, delivered by such Borrower Entity or the Independent Engineer, as applicable, to DOE prior to the Execution Date, as updated or modified, with the consent of DOE, from time to time; and (b) to FFB, each of the individuals listed on the certificate specifying authorized Borrower Officials.

"Availability Period" means with respect to each Tranche (unless limited expressly to a Tranche), the period commencing on the Execution Date until and including the earliest of:

(a)(i) for Tranche 1, April 9, 2025, and (ii) for Tranche 2, April 30, 2030;
(b)for Tranche 2, October 1, 2026 if the First Advance Date for Tranche 2 has not occurred on or before such date;
(c)the date that the Maximum Tranche Amount for such Tranche is fully disbursed;
(d)for Tranche 2, the date on which Substantial Completion occurs for the Phase 2; and
(e)the date of termination of obligations to disburse any undisbursed amounts of the Guaranteed Loan following the occurrence of any Event of Default.

"Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

"Base Case Financial Model" means a mechanically sound financial model prepared by the Borrower in good faith, showing financial projections and underlying assumptions for the Project believed by the Borrower to be reasonable, in Excel form and otherwise in accordance with the Transaction Documents, that are set forth on a quarterly basis, for the period from the Execution Date to a date falling no sooner than twelve (12) months after the Maturity Date, which projections: (a) are consistent with the Construction Budget and Project Milestone Schedule; and (b) are designed to demonstrate, among other things, compliance with the Debt Sizing Parameters and all other financial covenants in the Financing Documents.  References to "Base Case Financial Model" refer to the Original Base Case Financial Model, the Execution Date Base Case Financial Model, the Project Completion Date Base Case Financial Model or any updated Base Case Financial Model approved by DOE in accordance with the Financing Documents.

“Base Cash Equity Reserve Account” has the meaning given to such term in the Accounts Agreement.

"Base DSRA Amount"  for any date of determination means the Account Funding Requirement applicable to the Debt Service Reserve Account on such date.

"Base Equity Commitment" has the meaning given to such term in the Sponsor Support Agreement.

"Base Equity Contribution" has the meaning given to such term in the Sponsor Support Agreement.

“BNSF Consent” means a Consent to Collateral Assignment pursuant to which BNSF Railway Company, a Delaware corporation, has consented to the Borrower granting to the Collateral Agent a collateral interest in the BNSF Sublease.

“BNSF Property” means that certain real property described in Exhibit A to the BNSF Sublease.

“BNSF Site Map” has the meaning given to such term in Section 5.04(q)(B)(3).

"BNSF Sublease” means that certain Sublease Agreement dated as of December 17, 2021, by and between CMR and the Borrower, as evidenced by that certain Memorandum of Sublease, dated as of December 17, 2021, recorded on December 17, 2021 as Document Number R0422853 of the Official Public Records of Cascade County, Montana.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" has the meaning given to such term in the preamble hereto.

"Borrower Advance Date Certificate" has the meaning given to such term in Schedule 3 to Exhibit A (Form of Advance Request).

"Borrower Entity" means each of:

(a)the Borrower;
(b)Direct Parent;
(c)the Sponsors;
(d)CMR;
(e)any Subsidiary of the Borrower;  and
(f)any Major Project Participant that is an Affiliate of any of the foregoing (an “Affiliated Major Project Participant”).

"Borrower Instruments" has the meaning given to such term in Section 3.2 of the FFB Note Purchase Agreement.

"Borrower's Accountant" means Grant Thornton LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time with the prior written approval of DOE.

"Borrower Entity’s Accountant" means, with respect to each Borrower Entity (other than the Borrower), Grant Thornton, LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by such Borrower Entity from time to time with the prior written approval of DOE.

"Broker's Letter of Undertaking" means each letter delivered or to be delivered by the Borrower's insurance broker to DOE, substantially in the form set out in Annex A (Form of Broker's Letter of Undertaking) to Schedule 7.03 (Required Insurance) or any other form acceptable to DOE.

"Budgeted Contingency" means the line items for allocated and unallocated contingencies included in the Construction Budget.

"Business Day" means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

"Calculation Date" means March 31, June 30, September 30 and December 31 of each calendar year.

"Calumet Parent" means Calumet, Inc. a publicly traded corporation incorporated in the State of Delaware.

"Capital Expenditures" means all expenditures that should be capitalized in accordance with the Designated Standards.

"Capital Lease" means, for any Person, any lease of (or other agreement conveying the right to use) any property of such Person that would be required, in accordance with the Designated Standards, to be capitalized and accounted for as a capital lease on a balance sheet of such Person.

"Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under the Designated Standard, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Designated Standard.

"Cash Equivalents" means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Security Documents):

(a)direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;
(b)obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;
(c)interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than "A-" by S&P or the equivalent rating by Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;
(d)commercial paper rated (on the date of acquisition thereof) at least "A-1" or "P-1" or equivalent by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;
(e)money market funds, so long as such funds are rated "Aaa" by Moody's and "AAA" by S&P; and

any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

"Cash Flow Available for Debt Service" means for any period, the sum determined in accordance with the Borrower's Designated Standard for such period of Project revenue (excluding non-cash items and extraordinary revenues received during such period for an event that occurred during such period) received during such period, minus: (a) cash operating and maintenance expenses; (b) increases in working capital; (c) Taxes related to the ownership or use of property paid with cash; (d) Capital Expenditures; (e) the Maintenance Fee and ongoing maintenance fees of DOE’s independent consultants; and (f) required periodic decommissioning or restoration contributions paid or payable as required under the Financing Documents.

"Cash Sweep Mandatory Prepayment" has the meaning given to such term in Section 3.05(c)(i)(H) (Mandatory Prepayments).

"Certificate Specifying Authorized Borrower Officials" has the meaning given to such term in the FFB Note Purchase Agreement.

"Change of Control" means:

(a)any failure of the Sponsors (individually or collectively) to Control the Borrower and Direct Parent;
(b)any failure of the Sponsors (individually or collectively) to own and control, directly or indirectly, fifty percent (50%) (by both vote and value) of the voting and economic securities of any Borrower Entity (excluding any other Sponsor); provided, that the Sponsor may not transfer, or the cause the issuance of, any economic or voting securities in any other Borrower Entity to a Prohibited Person;
(c)any failure of Calumet Parent to own and control, directly or indirectly, twenty five percent (25%) (by both vote and value) of the voting and economic securities of any Borrower Entity (excluding any other Sponsor);
(d) more than one-third (1/3) of the board of directors of any Borrower Entity (other than the Sponsor) being nominated or appointed by any Person other than the Sponsor, the Sponsor’s wholly-owned subsidiaries or board members nominated by the Sponsor;
(e)any failure of the Direct Parent to directly own one hundred percent (100%) (both by vote and value) of the Equity Interest of the Borrower;
(f)as of the date a Person (other than a Qualified Public Company Shareholder or a Person holding interests through a Qualified Investment Fund) first acquires direct or indirect ownership of ten percent (10%) or more of the voting or economic interests in the Borrower, if such Person is a Prohibited Person;

"Change Order" means any change order or variation order, amendment, supplement or modification in respect of any Construction Contract.

"Closing Certificate" has the meaning given to such term in Section 5.01(g)(i) (Execution Date Certificates) and Exhibit D (Form of Closing Certificate).

“Closing Letter” has the meaning given to such term in Section 5.03(u)(ii).

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Collateral" means (a) all real property of the Borrower (including a mortgage or deed of trust on all easements, leasehold and fee interests of the Borrower); (b) all feedstock, inventory and all other personal property and other tangible assets of the Borrower (including all Project Documents and Required Approvals); (c) all intangible assets and intellectual property of the Borrower, including licenses therefor; (d) all cash and investments of the Borrower, whether or not in controlled accounts, including the Project Accounts; (e) all other assets of the Borrower; (f) all equity interests of the Borrower; (which are owned by Direct Parent); (g) all Project assets (e.g., shares in the Project, accounts, inventories, insurance proceeds, key agreements, etc.); and (h) other collateral designated as such by the Borrower and agreed to by DOE.

"Collateral Agent" means Citibank, N.A., acting through its Agency and Trust business in its capacity as collateral agent for the benefit of the Secured Parties, or any successor collateral agent appointed from time to time pursuant to the Accounts Agreement.

"Commercial Operations Date" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Commissioning" has the meaning given to such term in Schedule 5.01(j)(Project Milestone Schedule).

"Commissioning Plan" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Community Benefits Plan and Justice40 Annual Report" has the meaning given to such term in Section 8.02(c)(C) (Labor Reporting and Justice40 Initiative Reporting Requirements).

"Company Account" has the meaning given to such term in the Accounts Agreement.

"Compliance Certificate" has the meaning given to such term in Section 8.01(c) (Compliance Certificates).

"Comptroller General" means Comptroller General of the United States.

“Conditional Commitment Letter” has the meaning given to such term in the preliminary statements.

"Construction Budget" means the Initial Construction Budget, as updated, amended or supplemented from time to time pursuant to the terms hereof.

"Construction Change" has the meaning given to such term in Section 9.07(a) (Approved Construction Changes; Project Milestone Schedule; Budgets).

"Construction Contract" means, each of:

(a)the Construction Management Contracts;
(b)the Equipment Supply Contracts;

(c)any other contracts, agreements and other documents, including all material sub-contracts and all related guarantees or other credit support instruments, necessary or appropriate for Project Construction;
(d)to the extent applicable, one or more construction interface contracts executed by material contractors governing the interface of construction activities on the Project Site and corresponding risk/liability allocation; and
(e)any other document designated as a Construction Contract by the Borrower and DOE.

"Construction Contractor" means any party to any Construction Contract, excluding the Borrower.

"Construction Management Contract" means a construction management agreement to be entered into between the construction management contractor and the Borrower pursuant to which the construction management contractor agrees to provide construction management services to the Borrower to coordinate all construction activities in accordance with the terms of the Construction Contracts, Required Approvals, Applicable Law and Prudent Industry Practice.

"Construction Progress Report" means a monthly summary construction report, certified by the Borrower and the Independent Engineer as correct and not misleading in any material respect, which shall include:

(a)a detailed assessment of the Project's performance in comparison with the Construction Budget and Project Milestone Schedule, in each case, then in effect for such period, including:
(i)basic data relating to construction of the Project;
(ii)a description and explanation of any Event of Loss, Adverse Proceedings or other material disputes between the Borrower and any Person; and
(iii)any material non-compliance with any Required Approval then in effect;
(b)an updated Project Milestone Schedule and an updated Construction Budget, reflecting any Approved Construction Changes (or certification that no changes or updates are then required);
(c)a statement that the Project is on schedule to achieve the Project Completion Date by the Project Completion Longstop Date; and
(d)a statement that the aggregate amount expended for each Punch List Item does not exceed the aggregate amount budgeted for such cost in the Construction Budget, except for Approved Construction Changes.

"Contest Claim" means any Tax or any Lien or other claim or payment of any nature.

“Contingent Equity Commitment” has the meaning given to such term in the Sponsor Support Agreement.

"Contingent Obligations" means, as to any Person, any obligation of such Person with respect to any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner,

whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a)for the purchase, payment or discharge of any such primary obligation;
(b)to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;
(c)to advance or supply funds;
(d)to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;
(e)to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or
(f)otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments), provided, that, (i) the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words "Controlling," "Controlled," and similar constructions shall have corresponding meanings.

"Copyrights" means any and all (a) copyright rights in any work subject to copyright laws of the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, including Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act)(in each case, whether registered or unregistered); (b) registrations and applications for registration of any such copyrights, including registrations, extensions, renewals recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or any foreign equivalent office; and (c) other Copyrights as set out in Schedule A of the IP Security Agreement.

"Cost Overrun" means any actual aggregate costs of achieving Substantial Completion in excess of the total amount of Project Costs set forth in the Construction Budget delivered as of the Execution Date (excluding any costs incurred and paid for prior to the start date of the Construction Budget and not counted towards the Base Equity Commitment), including (a) any liquidated damages payable by the Borrower under any Project Document; (b) any Debt Service and other costs and expenses under the Financing Documents; and (c) all other costs, expenses and liabilities incurred as a result of any delay in achieving Substantial Completion.

"CPA Goods" means any equipment, materials or commodities procured, contracted or obtained for the Project,  the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

"Credit Subsidy Cost" means the "cost of a direct loan," as defined in Section 502(5)(B) of FCRA.

"Currency of Denomination" has the meaning given to such term in Section 11.06 (Judgment Currency).

"Data Protection Laws" means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Borrower Entity or any of its Subsidiaries.

"Davis-Bacon Act" means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

"Davis-Bacon Act Covered Contract" means any contract, agreement or other arrangement for the construction, alteration or repair (within the meaning of Section 276a of the Davis-Bacon Act and 29 C.F.R. 5.2) of all or any portion of the Project.

"Davis-Bacon Act Requirements" the requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work financed in whole or in part by the Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 CFR 5.5, and all notice, reporting and other obligations related thereto as required by DOE, including the obligations under Section 8.02(b)(vi) (Labor Reporting and Justice40 Initiative Reporting Requirements) and the inclusion of the provisions in Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor in each Davis-Bacon Act Covered.

"DBA Compliance Matter" means any deviation from compliance with the applicable Davis-Bacon Act Requirements.

"DBA Compliance Matter Contractor" means the DBA Contract Party that is party to the Davis-Bacon Act Covered Contract giving rise to the DBA Compliance Matter.

"DBA Contract Party" means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than any Borrower Entity) that is party to a Davis-Bacon Act Covered Contract.

"DBA Holdback Account" has the meaning given to such term in the Accounts Agreement.

"DBA Holdback Amount" means the sum of (a) the aggregate amount of back wages determined from time to time by DOL, or any office thereof, as being due and payable to any employees of DBA Contract Parties as a result of any violation of the Davis-Bacon Act Requirements, whether or not such determination has become final, and which back wages have not been paid in full to such employees or determined by a final action of DOL to not be payable to such employees; and (b) any other amount otherwise required to be withheld in accordance with Exhibit G (Davis-Bacon Act Contract Provisions).

"Debarment Regulations" means all of the following: (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400–9.409; and (b) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

"Debt Service" means, with respect to any period, the sum of (a) principal, interest, fees and other amounts paid or to be paid under the Financing Documents and (b) all other payments made or to be made with respect to other Indebtedness for Borrowed Money of the Borrower.

"Debt Service Coverage Ratio" means (a) the Historical Debt Service Coverage Ratio; or (b) the Projected Debt Service Coverage Ratio, as applicable.

"Debt Service Reserve Account" has the meaning given to such term in the Accounts Agreement.

"Debt Sizing Parameters" has the meaning as set out in Section 2.07(a)(v) (Determination of Advance Amounts).

"Debt to Equity Ratio" has the meaning set out in Section 5.04(pp) (Debt to Equity Ratio).

"Default" means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

"Depositary Bank" means Citibank, N.A., acting through its Agency and Trust business in its capacity as depositary bank, or any successor account bank appointed from to time to time pursuant to the Accounts Agreement.

"Designated Standard" means:

(a)with respect to the Borrower, GAAP or IFRS (provided, that, unless such standards are GAAP, any Financial Statements prepared in accordance therewith shall include a reconciliation to GAAP, certified by the Borrower's Accountant); and
(b)with respect to any Person other than the Borrower, any of GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which such Person is subject and that may be applicable thereto from time to time.

"Direct Agreement" means each direct agreement entered into between a Major Project Participant and the Collateral Agent in respect of each Major Project Document, in form and substance acceptable to DOE.

"Direct Parent" has the meaning given to such term in the preamble hereto.

"Disclosure Form to Report Lobbying" has the meaning given to such term in Section 5.01(ee) (Lobbying Certification).

"Disposition" means, with respect to any property or assets, any single or series of related sales, transfers, conveyances, leases, licenses or other dispositions thereof, and the terms "Dispose" and "Disposed of" shall have correlative meanings; provided, that the term "Disposition" shall not include the creation or existence of any Permitted Lien, so long as no ownership is transferred to any party pursuant thereto.

"DOE" has the meaning given to such term in the preamble hereto.

"DOE Default Interest Rate" has the meaning given to such term in Section 4.01(e) (Reimbursement and Other Payment Obligations).

"DOE Extraordinary Expenses" means, in connection with any technical, financial, legal or other difficulty experienced by the Project (e.g. engineering failure or financial workouts) that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, the amounts that DOE determines are required to: (a) reimburse DOE's additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a "modification" (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of the Secured Party Advisors to the extent not paid directly by on or behalf of the Borrower.

“DOE Guarantee” has the meaning given to such term in the preamble hereto.

"DOE Guarantee Payment" has the meaning given to such term in Section 4.01(c) (Reimbursement and Other Payment Obligations).

"DOL" means the United States Department of Labor.

"Dollars" or "USD" or "$" means the lawful currency of the United States.

"Drawstop Notice" has the meaning given to such term in Section 2.04(c) (Drawstop Notices) and Exhibit B (Form of Drawstop Notice).

"EBITDA" means, for any period, (a) Net Income (before extraordinary or other nonrecurring items) for such period, plus (b) to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, plus (ii) Taxes, plus (iii) depreciation and amortization.

“Electronic Certified Payroll System” means any electronic certified payroll reporting software that is compliant with the certified payroll requirements outlined in 29 CFR 5.5(a)(3)(ii).

"Electronic Format" means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

"Electronic Signature" has the meaning given to such term in Section 11.18 (Counterparts; Electronic Signature).

"Eligible Project" has the meaning given to such term in the Applicable Regulations.

"Eligible Project Costs" means Project Costs that satisfy each of the following conditions: (a) DOE has determined the Project Costs to be "eligible costs" in accordance with Section 609.2 and 609.10 of the Applicable Regulations; (b) the Project Costs have not been paid and are not expected to be paid any time after the First Advance Date with (i) any federal grants, assistance, or loans (excluding the Guaranteed Loan); or (ii) other funds guaranteed by the Federal Government; (c) the Project Costs are identified in the Construction Budget; and (d) the Project Costs do not constitute Cost Overruns. For the avoidance of doubt, (x) costs incurred in preparation of the Project Site and construction of the external shells of building infrastructure and (y) the initial funding of any Project Account (other than the Debt Service Reserve Account) to its Account Funding Requirement as set forth in the Accounts Agreement) shall in each case shall not constitute Eligible Project Costs.

"Emergency" means an unforeseeable event, circumstance or condition (including as a result of an Event of Loss), that in the good faith judgment of the Borrower (and subsequently confirmed by the Independent Engineer using information and facts that were available to the Borrower at the time that the applicable mitigation measures were implemented) necessitates the taking of immediate measures to prevent or mitigate: (a) a life threatening situation, safety, environmental or regulatory non-compliance concern, including breach of any Applicable Law; or (b) to prevent or mitigate an event or circumstance not known or reasonably foreseeable prior to the preparation of the O&M Budget.

"Emergency Operating Costs" means those amounts required to be expended in order to prevent or mitigate an Emergency; provided, that such expenditures are either: (a) payable under an insurance policy (in an aggregate amount not to exceed five million Dollars ($5,000,000) in any twelve (12) month period); (b) payable by insurance or a warranty provided under any Project Document (in an aggregate amount not to exceed five million Dollars ($5,000,000) in any twelve (12) month period); or (c) in an amount that does not exceed five million Dollars ($5,000,000) in any twelve (12) month period.

"Employee Benefit Plan" means, collectively, (a) all "employee benefit plans" (as defined in Section 3(3) of ERISA) including any Multiemployer Plans which are or at any time have been maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation, and (b) all Pension Plans.

"Environmental Assessment" means the environmental review completed under the NEPA for this Agreement.

"Environmental Claim" means any and all obligations, liabilities, losses, abatements, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, notices of noncompliance or violation, investigations, proceedings, clean-up, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages) or penalties relating in any way to any Environmental Law or any Governmental Approval issued under any such Environmental Law, including (a) any and all Indemnity Claims by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Indemnity Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances, the violation or alleged violation of any Environmental Law or the violation or alleged violation of any Governmental Approval issued thereunder, or arising from alleged injury or threat of injury to human health, safety or the environment.

"Environmental Consultant" means ERM, Kleinfelder, ICF, or such other Person appointed from time to time by DOE to act as environmental consultant in connection with the Project.

"Environmental Laws" means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating or imposing liability or standards of conduct concerning (i) protection of human health or safety (as it relates to exposure to Hazardous Substances), the environment or natural resources; or (ii) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in each case of clause (i) and (ii) as now or may at any time hereafter be in effect.

"EPC Contract" means a single agreement with a contractor or multiple agreements with contractors responsible for the engineering, procurement, and construction activities required for the Project.

"Equipment Supplier" shall have the meaning given to such term in the Security Agreement.

"Equipment Supply Contract" means an agreement outlining the delivery of equipment required for the project as outlined in the EPC contracts.

"Equity Contribution" has the meaning given to such term in the Sponsor Support Agreement.

"Equity Contribution Account" has the meaning given to such term in the Accounts Agreement.

"Equity Document" means each of:

(a)the Sponsor Support Agreement;
(b)each other agreement between any Sponsor and DOE regarding the Borrower or the Project; and
(c)each other agreement pursuant to which any Sponsor agrees to any obligations, conditions, representations or covenants in relation to the Project.

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and all rights (including, but not limited to, voting rights), and interests with respect to or derived from such equity interest.

"Equity Owner" means, with respect to any Person, another Person holding Equity Interests in such first Person.

"Equity Pledge Agreement" means the Equity Pledge Agreement entered into as of the First Advance Date under Tranche 1 between the Direct Parent and the Collateral Agent in respect of the Direct Parent’s Equity Interests in the Borrower.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be: (a) a single employer with a Borrower Entity under Section 414(b), (c), (m) or (o) of the Code; or (b) under common control with a Borrower Entity under Section 4001 of ERISA.

"ERISA Event" means:

(a)a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.  Notwithstanding the foregoing, the existence of a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;
(b)a withdrawal by any Borrower Entity or ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA;
(c)the withdrawal of any Borrower Entity or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4201, 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability with respect to such withdrawal, or the receipt by any Borrower Entity or ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA;
(d)the filing of a notice of intent to terminate any Pension Plan, or the treatment of a plan amendment as a termination, or the termination of any Pension Plan under Section 4041 or 4042 of ERISA, or the termination of any Multiemployer Plan under Section 4041A of ERISA; or the commencement of proceedings by the PBGC to terminate, or to appoint a trustee to administer, a Pension Plan or Multiemployer Plan;
(e)the present value of all non-forfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of an employee pension benefit plan subject to Title IV of ERISA) (in the opinion of DOE) materially exceeding the fair market value of the Pension Plan's assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan;
(f)the imposition of liability on any Borrower Entity or ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;
(g)the failure by the Borrower or an ERISA Affiliate to make any required contribution under Section 412 or 430 of the Code to an Employee Benefit Plan, the failure to meet the minimum funding standard of Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan (whether or not waived), the failure to make by its due date a required installment under Section 303(j) of ERISA or Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan under Section 304 of ERISA or Section 431 of the Code;
(h)an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;

(i)the imposition of any liability under Title I or Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) upon any Borrower Entity or ERISA Affiliate;
(j)an application for a funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to any Pension Plan;
(k)the imposition of any lien on any of the rights, properties or assets of any Borrower Entity or ERISA Affiliate, or the posting of a bond or other security by of such entities, in either case pursuant to Title I or IV of ERISA or to Section 412, 430, or 436 of the Code;
(l)the making of any amendment to any Pension Plan that could directly result in the imposition of a lien or the posting of a bond or other security;
(m)the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA);
(n)the determination that an Employee Benefit Plan's qualification or tax-exempt status under Section 401(a) of the Code has been or could be revoked;
(o)a determination that any Employee Benefit Plan is, or is expected to be, in "at risk" status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);
(p)the receipt by any Borrower Entity or ERISA Affiliate of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in "endangered" or "critical" status within the meaning of Section 305 of ERISA or Section 432 of the Code; or
(q)the occurrence of any Foreign Plan Event.

"Event of Default" has the meaning given to such term in Section 10.01 (Events of Default).

"Event of Force Majeure" means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (but which Governmental Approval Borrower must be using commercially reasonable efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

"Event of Loss" means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of the Project or Collateral, or any other event that causes any portion of the Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

"Excess Advance Amount" means, on any date of determination with respect to any Advance under the FFB Note, an amount equal to the total proceeds of such Advance that were (a) applied by the Borrower to reimburse itself for applicable Project Costs incurred and paid but which did not constitute

Eligible Project Costs relating to the FFB Note for which such Advance was sought; or (b) not applied by the Borrower to pay Eligible Project Costs incurred and invoiced relating to the FFB Notes for which such Advance was sought.

"Excess Guaranteed Loan Amount" means, with respect to each Tranche, the amount by which the aggregate principal amount of all Advances made under the FFB Note applicable to such Tranche exceeds the applicable Maximum Tranche Amount, the aggregate capitalized interest under the FFB Note exceeds the Maximum Capitalized Interest Amount or the aggregate amount of each Advance otherwise exceeds the Debt Sizing Parameters.

"Execution Date" means the date on which all of the conditions precedent set out in Section 5.01 (Conditions Precedent to the Execution Date) have been satisfied or waived and the Guaranteed Loan is fully executed and delivered by all parties thereto.

"Execution Date Base Case Financial Model" has the meaning given to such term in Section 5.01(i)(ii) (Base Case Financial Model).

“Existing Credit Facility” means each of the agreements listed in Schedule 6.01 (Existing Credit Facilities).

"Extraordinary Amount" means any cash or other amounts or receipts received by, on behalf of or on account of the Borrower or, to the extent received in connection with the Project, any Borrower Entity, not in the Ordinary Course of Business, including (a) indemnification payments; (b) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation; and (c) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding, other than, in each case, cash or other amounts or receipts received in connection with the proceedings set forth on Schedule 6.08. To the extent any such cash, amounts or receipts are received by any other Borrower Entity in connection with the Project, the Borrower shall cause such cash, amounts or receipts to be transmitted to the Borrower and applied as Extraordinary Amounts hereunder.

"Facility Fee" means a facility fee equal to eight million six hundred thirty-nine thousand eight hundred sixteen Dollars and fifty four cents ($8,639,816.54), to be paid by the Borrower to DOE on the Execution Date.

"FCRA" means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

"Federal Funding" means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program.

"Feedstock" means fats, oils, and greases in a form and amount that can be processed by the Project.

"Feedstock Supplier" means (a) each entity listed on Part C of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier) or other feedstock provider approved by DOE prior to the Effective Date, or (b) with respect to any feedstock agreement entered into by the Borrower following the Effective Date, any feedstock provider in accordance with a feedstock plan or other criteria to be agreed in the Financing Documents or otherwise approved by DOE.

"Feedstock Supply Contract" means each feedstock supply arrangement entered into by the Borrower and a Feedstock Supplier.

"FFB" means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of the Treasury.

“FFB Advance Request” means the request for Advances required to be delivered pursuant to the terms of the FFB Note, which shall be substantially in the form of Exhibit A (Form of FFB Advance Request) to the FFB Note Purchase Agreement.

"FFB Commitment" means the commitment of FFB to make FFB Advances to the Borrower pursuant to the terms of the FFB Note Purchase Agreement in an aggregate principal amount not to exceed $1,439,969,423.18.

"FFB Document" means each of:

(a)the Program Financing Agreement;
(b)the FFB Note Purchase Agreement;
(c)the FFB Note;
(d)the Secretary’s Instruments; and
(e)any other documents, certificates, and instruments required in connection with the foregoing.

“FFB Note" means each promissory note to be issued by the Borrower in favor of FFB in accordance with other FFB Documents to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

"FFB Note Obligations" means, collectively, the unpaid principal of and interest on Advances made under the FFB Note, the FFB Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided in the FFB Documents after maturity of the relevant Advances and FFB Note Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of such FFB Note (on any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the FFB Note, the FFB Note Purchase Agreement, the Program Financing Agreement, the Security Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, attorneys' or other Secured Party Advisors' fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs, or otherwise (including all fees and Advances made with respect to the FFB Note of DOE or FFB or any subsequent holder or holders of such FFB Note (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

"FFB Note Purchase Agreement" means the FFB Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB prior to the Execution Date.

"FFB Note Reimbursement Obligations" means any reimbursement obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the FFB Note.

"Financial Advisor" means Global Project Finance Advisory Council.

"Financial Officer" means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

"Financial Statements" means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders' equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto and except in the case of the Borrower's Historical Financial Statements, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with the Designated Standard.

"Financing Document" means each of:

(a)this Agreement;
(b)the Accounts Agreement;
(c)each FFB Document;
(d)each Equity Document;
(e)each Security Document;
(f)the Intercreditor Agreement;
(g)Sponsor Support Agreement;
(h)to the extent required by DOE prior to the Execution Date, the Subordination Agreement; and
(i)each other certificate, document, instrument or agreement executed and delivered by any Borrower Entity for the benefit of any Secured Party in connection with any of the foregoing.

"Financing Document Amounts" means any amounts payable or allegedly payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

"First Advance" means, with respect to each Tranche, the first advance under such Tranche occurring on the relevant First Advance Date.

"First Advance Date" means, with respect to each Tranche, the date on which the first Advance under such Tranche has been made in accordance with this Agreement.

"First Advance Longstop Date" means, with respect to:

(a)the Tranche 1, April 9, 2025; and
(b)the Tranche 2, October 1, 2026.

"First Interest Payment Date" means, with respect to each Tranche, the earlier to occur of (a) the date that the aggregate amount of capitalized interest on all outstanding Advances for such Tranche exceeds the Maximum Capitalized Interest Amount for such Tranche; and (b) the sum of (i) the outstanding principal amount of each Advance under such Tranche; and (ii) aggregated amount of capitalized interest on all outstanding Advances under such Tranche, exceeds the Maximum Guaranteed Loan Amount for such Tranche.

"First Principal Payment Date" means, March 31, 2029.

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien:

(a)has been validly created and perfected under all Applicable Law;
(b)is the only Lien to which such Collateral is subject, other than any Permitted Lien; and
(c)is the most senior Lien on such Collateral other than Permitted Liens.

"Fiscal Quarter" means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

"Fiscal Year" means with respect to:

(a)the Borrower, the period beginning on January 1 and ending on December 31; and
(b)any other Person, such Person's financial year.

"Fitch means Fitch Ratings Ltd.

"Foreign Asset Control Regulations" means the United States Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority.

"Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement not subject to ERISA or Section 4975 of the Code, including any defined benefit pension plan maintained, contributed to or sponsored by the Borrower or any of its Subsidiaries for the benefit of employees employed outside the United States, other than any such plan, program, policy, arrangement or agreement that is funded through a trust or funding vehicle maintained exclusively by a Governmental Authority.

"Foreign Plan Event" means, with respect to any Foreign Plan:

(a)the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority;

(b)the failure to make the required contributions or payments, under any Applicable Law, on or before the due date for such contributions or payments;
(c)the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan;
(d)the incurrence of liability by the Borrower or any of its Subsidiaries under Applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein; or
(e)the occurrence of any transaction that is prohibited under any Applicable Law and that would reasonably be expected to result in the incurrence of any liability to the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any non-compliance with any Applicable Law.

"Form of Advance Request" has the meaning given to such term in Section 2.03(a) (Advance Requests).

"Form of O&M Budget" means the form of O&M Budget set out in Exhibit R (Form of O&M Budget).

"Funds Withdrawal/Transfer Certificate" has the meaning given to such term in the Accounts Agreement.

"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Approval" means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

"Governmental Authority" means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

"Governmental Judgment" means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

"Guarantee" means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a)to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b)to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;
(c)to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or
(d)in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

"Guaranteed Loan" has the meaning given to such term in Section 2.01 (Guaranteed Loan Purchase of the FFB Notes).

"Hazardous Substance" means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic or a pollutant or contaminant in, or for which standards are imposed by any Governmental Authority  or under, any applicable Environmental Laws, including (a) any petroleum or petroleum by-products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls, noise, odor, and vibration; and (b) any other chemical, material or substance of which the import, storage, transport, use, Release, or disposal of, or exposure to, is prohibited, limited or otherwise regulated under any Environmental Law.

"Hedging Agreement" means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or other speculative transactions.

"Historical Debt Service Coverage Ratio" means, as of any Calculation Date, the ratio of (a) actual Cash Flow Available for Debt Service for the immediately preceding twelve (12) month period, to (b) aggregate Debt Service payable during such period.

"Historical Financial Statements" means as of the Execution Date, with respect to:

(a)the Borrower, the audited Financial Statements for the Fiscal Year ending December 31, 2023, and the unaudited quarterly Financial Statements for the quarter ending September 30, 2024;
(b)each other Borrower Entity, the audited Financial Statements for the Fiscal Year ending 2023, and the unaudited quarterly Financial Statements for the Fiscal Quarter ending September 30, 2024.

"IFRS" means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

"Indebtedness" means, with respect to any Person, without duplication:

(a)all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(c)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;
(d)all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the Ordinary Course of Business and obligations in respect of the funding of plans under ERISA);
(e)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;
(f)all Guarantees by such Person;
(g)all Capital Lease Obligations of such Person;
(h)all obligations, contingent or otherwise (including Contingent Obligations), of such Person as an account party in respect of letters of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;
(i)all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; and
(j)all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under the Designated Standard,

provided, that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and provided further, that for the avoidance of doubt, “Indebtedness” does not include any obligations in respect of any preferred stock in the Direct Parent outstanding on the Execution Date;

provided further, that, for the avoidance of doubt, the WP Preferred Interest shall not be considered Indebtedness.

"Indebtedness for Borrowed Money" means, as to any Person, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (other than any deferral (i) in connection with the provision of credit in the Ordinary Course of Business by any trade creditor or utility, or (ii) of any amounts payable under the Project Documents); or (b) the aggregate amount required to be capitalized under any Capital Lease under which such Person is the lessee.

"Indemnified Liability" has the meaning given to such term in Section 11.07 (Indemnification).

"Indemnified Party" has the meaning given to such term in Section 11.07 (Indemnification).

"Indemnity Claims" has the meaning given to such term in Section 11.07 (Indemnification).

"Independent Auditor" means has the meaning given to such term in Section 5.01(y)(i) (Authorization to Borrower's Accountant).

"Independent Engineer" means NexantECA, or such other Person appointed from time to time by DOE to act as technical advisor engineer in connection with the Project.

"Ineligible Project Costs" means Project Costs that do not constitute Eligible Project Costs. For the avoidance of doubt, Ineligible Project Costs shall include those costs set forth in Section 609.10(d) of the Applicable Regulations.

"Insolvency Proceeding" means any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

(a)any bankruptcy, insolvency, liquidation, restructuring, suspension of payments or scheme of arrangement with respect to the Borrower or any Sponsor, including the Bankruptcy Code;
(b)any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of the Borrower or any Sponsor;
(c)any notification, resolution or petition for winding up or similar proceeding with respect to the Borrower or any Sponsor; or
(d)any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of the Borrower or any Sponsor.

"Insurance Consultant" means WTW, or such other Person appointed from time to time by DOE to act as insurance consultant in connection with the Project.

“Integrated Schedule and Spending Plan” has the meaning given to such term in Section 5.01(h)(2) (Project Milestone Schedule; Integrated Schedule and Spending Plan).

"Intellectual Property" means any and all rights, priorities and privileges with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including any and all of the following, as they exist anywhere in the world, whether registered or unregistered and including all registrations, issuances and applications therefor (whether or not any such applications are modified, withdrawn, abandoned or resubmitted) and all extensions and renewals thereof:

(a)Patents;
(b)Trademarks;
(c)Copyrights;
(d)Software;
(e)trade secrets and other confidential or proprietary information, including know-how, inventions, processes, procedures, algorithms, Source Code, databases, concepts, ideas, research or development information, techniques, technical information and data, specifications, methods, discoveries, modifications, extensions, and customer and supplier lists, in each case, whether or not reduced to a written or other tangible form (collectively, "Trade Secrets");
(f)domain names, registrations and Internet addresses;
(g)design registrations, and rights in databases and data compilations; and
(h)all other intellectual property or industrial property rights and all rights corresponding thereto throughout the world.

"Intended Prepayment Date" means the date identified in the Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must be a Business Day and shall not be on a Payment Date or the last day of any Fiscal Quarter.

“Intercreditor Agreement” means an Intercreditor Agreement substantially in the form attached hereto as Exhibit S (Form of Intercreditor Agreement).

"Interest Expense" means, for any period, total interest expense (including that attributable to Capital Leases) net of total interest income of the Borrower on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent that such net costs are allocable to such period).

"International Compliance Directives" means all:

(a)Anti-Corruption Laws; and
(b)Sanctions.

"Investment" means, for any Person:

(a)the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person;
(b)the making of any deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be deposited, advanced, lent or extended to, or guaranteed on behalf of, any other Person; and
(c)the acquisition of any similar property, right or interest of or in any other Person.

"Investment Company Act" means the United States Investment Company Act of 1940.

"IP Collateral" means all (a) existing and after-acquired rights, title and interests of the Borrower in or to the Intellectual Property, including all of the Borrower’s rights, title and interests in or to the Project IP, the Project IP Agreements and other licensing agreements or similar arrangements in and to Patents, Copyrights, Trademarks, Trade Secrets or Software; (b) rights to sue or otherwise recover for past, present and future infringements or other violations of the foregoing; and (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for such infringements and other violations.

"IP Security Agreement" means:

(a)the IP Security Agreement the Borrower and the Collateral Agent to be dated the First Advance Date under Tranche 1; and
(b)each other intellectual property security agreement necessary or appropriate to create or perfect the First Priority Lien in the Intellectual Property owned by, or registered copyrights exclusively licensed to, the Borrower and applied for, registered or issued in the United States.

"Issuance Proceeds" means any proceeds from (a) any incurrence or issuance of any Indebtedness (other than Permitted Indebtedness); and (b) any issuance or granting of Equity Interests of the Borrower (except as expressly contemplated by the Sponsor Support Agreement).

"IT Systems" has the meaning given to such term in Section 6.40 (Information Technology; Cyber Security).

"Judgment Currency" has the meaning given to such term in Section 11.06 (Judgment Currency).

"Justice40 Initiative Guidance" means that certain General Guidance for Justice40 Implementation by DOE to the Justice40 Initiative established pursuant to Executive Order 14008, Tackling the Climate Crisis at Home and Abroad, issued on January 27, 2021, as amended, modified or supplemented from time to time.

"Knowledge" means, with respect to:

(a)any Borrower Entity, the actual knowledge of any Principal Persons of such Borrower Entity or any knowledge that should have been obtained by any Principal Person of such Borrower Entity upon reasonable investigation and inquiry; and
(b)any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.

"KYC Parties" has the meaning given to such term in Section 5.01(b)(ii) (KYC Requirements).

"Late Charge" has the meaning given to such term in the FFB Note.

"Late Charge Rate" has the meaning given to such term in the FFB Note.

"Lease" means any agreement that would be characterized in the Designated Standards as an operating lease.

“Leasehold Mortgage” has the meaning given to such term in Section 5.03(w)(ii) (Real Estate).

“Leasehold Policy” has the meaning given to such term in Section 5.03(w)(v) (Real Estate).

"Lender Force Majeure Event" means any act, event or circumstance that is beyond the control of any Secured Party or such party's respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or facsimile or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Secured Party's office or any other similar event.

"Lien" means, with respect to any asset:

(a)any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, license, charge or security interest in, on or of such asset;
(b)the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and
(c)in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Commitment Amount" means, as the context requires, the amount of the Guaranteed Loan committed under the FFB Note, as such amount may be reduced or cancelled from time to time in accordance with this Agreement.

“Loan Guarantee” has the meaning given to such term in the preliminary statements.

"Loan Servicer" means the United States Department of Energy.

"Loss Account" has the meaning given to such term in the Accounts Agreement.

"Loss Proceeds" means all proceeds (other than any proceeds of business interruption insurance and proceeds covering liability of the Borrower to third parties) resulting from an Event of Loss.

"Loss Proceeds Account" has the meaning given to such term in the Accounts Agreement.

"Maintenance Fee" means (A) an initial maintenance fee payable on the Execution Date of four hundred eighty-seven thousand six hundred seventy-one Dollars and twenty-three cents ($487,671.23) and (B) an annual maintenance fee equal to five hundred thousand Dollars ($500,000) per year, to be paid by the Borrower to DOE in accordance with Section 4.01(b) (Reimbursement and Other Payment Obligations).

“Major Construction Contract” means each agreement listed on Part A of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier) underneath the heading “Major Construction Contract”.

“Major Engineering Contract” means each agreement listed on Part A of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier) underneath the heading “Major Engineering Contract”.

“Major Feedstock Supply Agreement” means each agreement listed on Part A of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier) underneath the heading “Major Feedstock Supply Agreement”.

"Major Maintenance Plan" means a plan setting out the Borrower's strategy and approach for major maintenance for the Project delivered to DOE as of the Execution Date, as such plan is updated by the Borrower from time to time in accordance with this Agreement.

(a)“Major Offtake Contract” means each agreement listed on Part A of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier) underneath the heading “Major Offtake Contract”.

“Major Procurement Contract” means each agreement listed on Part A of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier) underneath the heading “Major Procurement Contract”.

"Major Project Document" means each of:

(a)each agreement set forth on Part A of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier);
(b)each Additional Project Document, if any, under which (i) the Borrower is reasonably expected to have aggregate obligations or liabilities in excess of five million Dollars ($5,000,000) (as such amount shall be adjusted by inflation) over any rolling twelve (12) month period during its term; or (ii) the breach, non-performance, cancellation or early termination of which has, or could reasonably be expected to materially and adversely affect the Borrower or the Project;
(c)any other Project Document if, but only if, the Borrower and DOE agree that such document shall be treated as a “Major Project Document”; and
(d)any material support instrument provided in connection with any of the preceding.

"Major Project Participants" means each party (other than the Borrower) to any Major Project Document.

"Mandatory Prepayment Amounts" has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

"Mandatory Prepayment Event" has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

"Mandatory Prepayment" means the prepayment of the outstanding Guaranteed Loans, in whole or in part, pursuant to Section 3.05(c) (Mandatory Prepayments).

"Market Consultant" means Argus Media Inc., or such other Person appointed from time to time by DOE to act as market insurance consultant in connection with the Project.

"Material Adverse Effect" means, as determined by DOE as of any date, a material and adverse effect on:

(a)the business, operations, assets, property or condition (financial or otherwise) of the Borrower  or the Sponsor (for so long as it has obligations outstanding under Sponsor Support Agreement);
(b)the Project or Project Site;
(c)the ability of any Borrower or the Sponsor (for so long as it has obligations outstanding under Sponsor Support Agreement) or any Specified Major Project Participant to perform and comply with its payment obligations or any of its material obligations in a timely manner under any Transaction Document or the Specified Major Project Documents to which it is a party;
(d)the validity or enforceability of any material provision under any Financing Document;
(e)the validity, priority, perfection or enforceability of the Secured Parties’ security interests in and liens on the Collateral or the ability of any Secured Party to exercise its rights and obligations in respect of the Collateral; or
(f)any material right, remedy or benefit available to or conferred upon DOE or the other Secured Party under any Financing Document.

“Maturity Date” means the earlier of (a) December 31, 2039 and (b) such earlier date on which the entire outstanding principal balance of the Guaranteed Loan, together with all unpaid interest, fees, charges and costs, become due and payable under this Agreement.

"Maximum Capitalized Interest Amount" has the meaning given to such term in the FFB Note.

"Maximum Guaranteed Loan Amount" has the meaning given to such term in Section 2.01 (Guaranteed Loan Purchase of the FFB Notes).

"Maximum Principal Amount" means the amount set forth under the heading "Maximum Principal Amount" on the FFB Note.

"Maximum Tranche Amount" means with respect to:

(a)the Tranche 1 , seven hundred eighty-one million eight hundred four thousand five hundred thirty-two Dollars and fifty nine cents ($781,804,532.59); and
(b)the Tranche 2 , six hundred fifty-eight million one hundred sixty-four thousand eight hundred ninety Dollars and fifty nine cents ($658,164,890.59),

as such amounts may be adjusted pursuant to Section 2.07 (Determination of Advance Amounts).

"Mechanic’s Lien" means the Lien set forth on Part A of Schedule 5.03(t) (Mechanic’s Lien).

"Mechanical Completion" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

“Mitigation Action Plan” has the meaning given to it in Appendix C of the Environmental Assessment signed and published on December 16, 2024.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means the Leasehold and Easement Construction Mortgage with Power of Sale, Assignment of Leases and Rents, Security Agreement and Fixture Filing by the Borrower in favor of the Collateral Agent on behalf the Secured Parties.

“MRH LLC Agreement” means that certain third amended and restated limited liability company agreement of Montana Renewables Holdings, LLC, dated as of August 5, 2022 (as amended, amended and restated, supplemented or modified from time to time).

“MSA” means that certain Master Services Agreement dated as of November 18, 2021 between Borrower and Calumet Montana Refining, LLC.

"Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA which any Borrower Entity or ERISA Affiliate contributes to or participates in, or with respect to which any Borrower Entity or ERISA Affiliate has or in the past has had any liability or other obligation (whether accrued, absolute, contingent or otherwise).

"NEPA" means the National Environmental Policy Act, 42 U.S.C. 4321 et seq. and all regulations and publicly available determinations promulgated thereunder, as either amended or modified from time to time.

"Net Amount" means, with respect to any proceeds received by the Borrower, the total amount of such proceeds minus (a) any Taxes paid or payable in connection with such proceeds; and (b) any external legal fees and filing fees incurred to obtain such proceeds (and excluding any amount paid or payable to any Affiliate of the Borrower).

"Net Income" means, for any period, the net income (or loss) of the Borrower; as determined in accordance with Designated Standard.

"Non-Appealable" means, with respect to any Required Approval, unless otherwise agreed by DOE, (a) such Required Approval is free from unduly burdensome conditions and is not subject to any pending or threatened claim, action, appeal, intervention or similar proceeding or any unsatisfied condition which may result in modification, suspension, termination or revocation, and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

"O&M Budget" means, initially, the O&M budget delivered in connection with the Execution Date, and thereafter for any Fiscal Year, the current monthly O&M budget delivered and approved pursuant to Section 7.27 (Operating Plan; Operations) and substantially in the form of the Form of O&M Budget and in each case, which shall include the Operating Forecast and the Operating Plan for the relevant period.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Officer's Certificate" has the meaning given to such term in Section 5.01(f) (Organizational Documents) and Exhibit C (Form of Officer’s Certificate).

"Offtake Contracts" means each sale, distribution, prepayment or offtake agreement for the Products entered into by the Borrower or any Sponsor (and assigned to the Borrower) and the relevant offtaker/purchaser in accordance with the Offtake Plan.

"Offtake Plan" means a plan setting out the Borrower’s strategy for offtake sales and contracting for the Project, as such plan is updated by the Borrower from time to time in accordance with this Agreement.

“Offtaker” means each counterparty to an Offtake Contract including each counterparty that will purchase output of the Project.

"OMB" means the Office of Management and Budget of the Executive Office of the President of the United States.

"Omnibus Annual Report" means has the meaning given to such term in Section 8.02(a) (Annual Reports).

"Operating Costs" means for any period with respect to which such Operating Costs are being calculated, all amounts paid (or projected to be paid) by the Borrower for the administration, management and operation and maintenance of the Project.

"Operating Forecast" means a periodic forecast prepared by the Borrower (on an annual and month-by-month basis) in connection with the operation of the Project and which shall:

(a)be the Borrower's good faith projections at such time taking into account all facts and circumstances then existing and assumptions believed by the Borrower to be reasonable on the date made, complete, fair and accurate estimates of all Operating Revenues reasonably expected to be received and all Operating Costs (by category) reasonably expected to be incurred;
(b)reflect Debt Service due during each period, and pro forma Cash Flow Available for Debt Service projections for each period;
(c)include such other information as may be reasonably requested by DOE or the Independent Engineer; and
(d)be prepared on a basis consistent from period to period and consistent with the Operating Plan, in sufficient detail to permit meaningful comparisons, and shall include a statement of the assumptions on which it is based.

"Operating Plan" means the periodic operating plan for the Project prepared by the Borrower in connection with the operation of the Project and included in the O&M Budget, and that shall:

(a)describe the Project's operating plan for the relevant period;
(b)summarize any changes in the Major Maintenance Plan for the relevant period, including the Project's program for spare parts, inventory management and supply management;
(c)summarize any changes in the Project's capital plan for the relevant period;
(d)include such other information as may be reasonably requested by DOE or the Independent Engineer;
(e)be prepared on a basis consistent from period to period, and consistent with the Operating Forecast, in sufficient detail to permit meaningful comparisons, and

(f)include a statement of the assumptions on which it is based.

"Operating Revenues" means all cash receipts (or projected receipts) of the Borrower deposited in the Project Accounts, including revenues from:

(a)the sales under the Offtake Contracts any sales in the spot market or merchant sales;
(b)proceeds from business interruption and delay in start-up insurance policies;
(c)delay liquidated damages payable under any Construction Contract or any other Project Document; and
(d)interest and other income earned and received on the Project Accounts,

provided, that, Operating Revenues shall not include proceeds (i) from casualty and Event of Loss insurance; or (ii) that are subject to a Mandatory Prepayment pursuant to Section 3.05(c) (Mandatory Prepayments).

"Opinion of Borrower's Counsel re: Borrower Instruments" has the meaning given to such term in the FFB Note Purchase Agreement.

"Ordinary Course of Business" means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as contemplated by such Person’s business plan) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

"Organizational Documents" means, with respect to:

(a)any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended;
(b)any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;
(c)any general partnership, its partnership agreement, as amended; and
(d)any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

"Original Base Case Financial Model" means the Base Case Financial Model delivered by the Borrower, and approved by DOE, in connection with the Term Sheet.

"Overdue Amount" means any amount owing under the FFB Note that is not paid when and as due. For the avoidance of any doubt, no interest payment prior to the First Interest Payment Date constitutes an “Overdue Amount”.

"Passive Sponsor" means any Sponsor that both (i) owns less than 20% of the equity interest in the Borrower, directly or indirectly and (ii) does not provide the Phase 2 Equity Instrument or other guarantee of the obligations of the Borrower.

"Patents" means any and all (a) patents, certificates of invention, and other patent or similar industrial property rights, all registrations and recordings thereof, and all applications for patents of the United States or any other jurisdiction, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any foreign equivalent office; (b) reissues, reexaminations, continuations, divisionals, continuations-in-part, renewals, interferences or extensions thereof, and the inventions or designs disclosed or claimed therein (including the right to make, use, offer to sell, sell and/or import such inventions or designs); and (c) other patents as set out in Schedule A of the IP Security Agreement.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

"Payment Date" means each March 31, June 30, September 30, and December 31, or, in each case, if such day is not a Business Day, the next Business Day.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Pension Plan" means an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is or was:

(a)at any time maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or was obligated to make, contributions or has or could have any liability; and
(b)subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

"Performance Testing" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Performance Testing Plan" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Permitted Capital Expenditures" means:

(a)any Capital Expenditure contemplated by the Construction Budget or the then-approved O&M Budget;
(b)any Capital Expenditures made from funds on deposit in the Loss Proceeds Account in accordance with Section 7.04 (Event of Loss);
(c)any Capital Expenditures from amounts that are available in the Restricted Payment Account.

"Permitted Contest Conditions" means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law, Contest Claim, or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) the applicable Borrower Entity diligently pursues such contest; (b) the applicable Borrower Entity establishes adequate reserves with respect to the contested claim to the extent required by the Designated Standard; and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect; (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by any Secured Party; and (iii) does not involve the risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on the Project, the Project Site or any other Collateral or the impairment of the use, operation or maintenance of the Project, the Project Site.

“Permitted Credit Facility” means (i) until First Advance under Tranche 1, the Existing Credit Facility and (ii) on and following the date of the first Advance under Tranche 1, a credit facility in form and substance acceptable to DOE with an aggregate amount of not more than $250,000,000 whose lenders have executed the intercreditor agreement attached hereto as Exhibit S (Form of Intercreditor Agreement).

"Permitted Disposition" means:

(a)any transaction permitted under the Transaction Documents, including any Disposition of Product under the Offtake Contracts;
(b)any Disposition of any equipment or property of the Borrower that is:
(i)obsolete;
(ii)no longer used or useful in the operation of the Project; or
(iii)replaced by other equipment of equal value and utility;

provided, that in each case: (A) such Dispositions are valued at not more than one million Dollars ($1,000,000) on an individual basis or five million Dollars ($5,000,000) on an aggregate basis in any twelve (12) month period; (B) the Borrower has received consideration in an amount equal to the value that would have been obtained in an arm's length transaction with an unaffiliated third party (unless such assets have only scrap value); and (C) the proceeds thereof are applied in accordance with Section 3.05(c)(i)(E) (Mandatory Prepayments); and

(c)any Disposition of Permitted Investments in accordance with the Accounts Agreement.

"Permitted Indebtedness" means:

(a)Indebtedness incurred under the Financing Documents;
(b)Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the Ordinary Course of Business, to the extent such amounts and expenses are not unpaid more than ninety (90) days past the due date therefor or are being contested in accordance with Permitted Contest Conditions;
(c)Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Project, the amount of which does not exceed the cost of the equipment so financed in an aggregate amount not to exceed one million Dollars ($1,000,000);
(d)Permitted Subordinated Loans;
(e)Indebtedness under the Permitted Credit Facility;
(f)Permitted Leases and any replacements thereof;

(g)Indebtedness in respect of any bankers' acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the Ordinary Course of Business;
(h)to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the Ordinary Course of Business;
(i)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(j)contingent liabilities incurred in the Ordinary Course of Business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents;
(k)to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the Ordinary Course of Business;
(l)Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Borrower in the Ordinary Course of Business; and
(m)Indebtedness in respect of the Capital Lease of the Trackmobile Atlas Railcar Mover outstanding on the Execution Date.

"Permitted Investments" means any of the following, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Security Documents):

(a)direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;
(b)obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred eighty (180) days from the date of the creation thereof;
(c)interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than "A-" by S&P or the equivalent rating by Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty (180) days from the date of the creation thereof;
(d)commercial paper rated (on the date of acquisition thereof) at least "A-1" or "P-1" or equivalent by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof;

(e)money market funds, so long as such funds are rated "Aaa" by Moody's and "AAA" by S&P; and
(f)any Advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as DOE may from time to time approve.

"Permitted Leases" means leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed one million Dollars ($1,000,000) per Fiscal Year.

"Permitted Liens" means:

(a)any Liens securing the Secured Obligations;
(b)Liens for any Tax that is (i) not yet due; or (ii) being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted, so long as (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of the Project, (B) such tax, assessment or other governmental charge is not more than sixty (60) days delinquent, and (C) a bond, adequate reserves or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;
(c)Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the Ordinary Course of Business or in connection with the construction of the Project, which Liens do not exceed one million Dollars ($1,000,000) in the aggregate at any time and are either for amounts not yet due or for amounts being diligently contested in accordance with the Permitted Contest Conditions and by appropriate proceedings timely instituted so long as (i) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Project, and (ii) a bond or other security acceptable to DOE has been posted or provided in such manner and amount as to assure DOE that any amounts determined to be due will promptly be paid in full when such contest is determined;
(d)to the extent approved by DOE in writing, (i) Liens identified in the Site Map or BNSF Site Map, if applicable except Liens referenced in clause (l) of this definition, or (ii) listed as exceptions on the Leasehold Policy or the Subleasehold Policy, if applicable, as each may be dated down pursuant to the terms of this Agreement;
(e)zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site that do not and will not materially impair the development, construction, operation, or use by (or for the benefit of) the Borrower of the Project Site;
(f)covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Project Site, or that are specifically identified in any land purchase agreement to be recorded against the Project Site, which in either case do not and will not materially impair (i) the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site for the Project or (ii) the rights of the Secured Parties to the Collateral;
(g)any other Lien affecting the Project Site the existence of which does not and will not impair in any material respect (i) the development, construction, operation, access to or use by (or for the benefit of) the Borrower of the Project Site or (ii) the rights of the Secured Parties to the Collateral;

(h)Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;
(i)Liens securing (i) judgments for the payment of money that do not constitute an Event of Default or (ii) appeals and the other surety bonds related thereto;
(j)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;
(k)non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business;
(l)Mechanic’s Lien;
(m)The Lien securing the Trackmobile Atlas Railcar Mover outstanding on the Execution Date; and
(n)Liens securing the Permitted Credit Facility.

provided, that, notwithstanding the foregoing, Permitted Liens shall not include any Lien on any Equity Interests of the Borrower (other than any Lien in favor of the Secured Parties).

"Permitted Subordinated Loans" means any subordinated loans made by, or on behalf of, the Sponsor to the Borrower in lieu of purchasing Equity Interests, on the terms and conditions set forth in the Sponsor Support Agreement.

“Permitted Tax Distribution” means with respect to any taxable period for which the Borrower is a flow through entity or a member of a consolidated, combined, unitary or similar income tax group for U.S. federal and/or applicable state and local tax purposes, distributions by the Borrower in the aggregate amount required to permit each direct or indirect equity holder (or its beneficial owners) of the Borrower to pay income taxes attributable to its direct or indirect ownership of the Borrower with respect to such taxable period; provided that such amount for any taxable period shall be determined hypothetically based on the product of (i) the Borrower’s net taxable income for such taxable period, multiplied by (ii) the highest effective combined U.S. federal, state and local income tax rate applicable to such equity holder, and provided further, that for the avoidance of any doubt, “Permitted Tax Distribution” shall include any payments or obligations required under the LLC Agreement of Direct Parent.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

"Personal Information" means any data or information that is subject to (a) Data Protection Laws; or (b) any contractual obligations, or privacy notices or policies, binding on the Borrower relating to the Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly.

“Phase 1” has the meaning given to such term in the preamble hereto.

“Phase 1 Project Site” means the Real Property on which Phase 1 is situated, as further described in Schedule 6.15-1 (Phase 1 Project Site).

"Phase 1 Required Approvals Schedules" means the Required Approvals Schedule related to the development, engineering, procurement, construction, completion, ownership, operation and maintenance of Phase 1.

"Phase 2" has the meaning given to such term in the preamble hereto.

"Phase 2 Equity Cap" has the meaning ascribed to such term in Section 5.04(cc)(ii).

"Phase 2 Equity Instrument" has the meaning ascribed to such term in Section 5.04(cc)(ii).

"Phase 2 Required Approvals Schedules" means the Required Approvals Schedule related to the development, engineering, procurement, construction, completion, ownership, operation and maintenance of Phase 2.

"Phase I or Phase II Environmental Assessment" means that certain Phase I or II Environmental Site Assessment for the Project Site dated not more than six (6) months prior to the Execution Date and satisfactory to DOE.  Standards for Phase I and II Environmental Site Assessments are published by the American Society for Testing and Materials (ASTM) to include (a) ASTM E1527-21, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process; and (b) ASTM E1903-19, Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process.

"Physical Completion" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Physical Completion Date" means the date on which all such conditions precedent to Physical Completion of Phase 2 have been met and confirmed by DOE..

"Physical Completion Date Certificate" means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit T (Form of Physical Completion Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

"Physical Completion Longstop Date" means October 31, 2029.

"Post-Petition Interest" means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

"Practice" means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.

"Prepayment Election Notice" has the meaning given to such term in the FFB Note.

"Prepayment Price" has the meaning given to such term in the FFB Note.

"Principal Instruments" means each of the documents or instruments required to be delivered by the Secretary of Energy pursuant to Section 4.2 of the FFB Note Purchase Agreement.

"Principal Persons" means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Entity or other Major Project Participant.

"Process" means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words "Processing" and similar constructions shall have corresponding meanings.

"Product" means sustainable aviation fuel and renewable naphtha.

“Proforma” has the meaning given to such term in Section 5.03(u)(ii).

"Program Financing Agreement" means the Program Financing Agreement, dated as of September 16, 2009, and amended from time to time, between FFB and the Secretary of Energy.

"Program Requirements" means all of the following:

(a)the Applicable Regulations; and
(b)all other applicable laws and regulations.

"Prohibited Jurisdiction" means any jurisdiction that:

(a)at any time, is a country or territory that is itself the target of comprehensive country-wide or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the region called Donetsk People's Republic, and the region called Luhansk People's Republic);
(b)has been designated by the Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act, as warranting special measures due to money laundering concerns; or
(c)has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

"Prohibited Person" means any Person:

(a)named, identified, or described on the list of "Specially Designated Nationals and Blocked Persons" (Appendix A to 31 C.F.R. Chapter V) as published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/, or at any replacement website or other replacement official publication of such list;
(b)named, identified or described on any other blocked persons list, denied persons list, designated nationals list, entity list, debarred party list, unverified list, sanctions list or other list of designated individuals or entities with whom U.S. persons are in any way prohibited from conducting business, published or maintained by any agency or instrumentality of the United States, including lists published or maintained by OFAC, the U.S. Department of Commerce, and the U.S. Department of State;

(c)organized, resident, domiciled, or located in a Prohibited Jurisdiction;
(d)that is or constitutes the government of, or any Person owned or controlled by the government of, a Prohibited Jurisdiction;
(e)of which fifty percent (50%) or more is owned or controlled by, or acting for or on behalf of, any persons described in clauses (a) to (d);
(f)owned or controlled by, or acting on behalf of, any Person that is subject to or the target of, any Sanctions;
(g)that is otherwise subject to or a target of Sanctions;
(h)that is debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;
(i)that is debarred, suspended, proposed for debarment with a final determination still pending or declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with the U.S. government, any department or agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with the U.S. government, any department or agency or instrumentality thereof pursuant to any of the Debarment Regulations;
(j)that has been indicted, convicted or has had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;
(k)that is subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; or
(l)whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

"Project" has the meaning given to such term in the preamble.

"Project Accounts" has the meaning given to such term in the Accounts Agreement.

"Project Completion" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Project Completion Date" means the date on which all requirements for Commercial Operations Date, Reliability Testing, and Project Completion for Phase 2 have been met and confirmed by DOE.

"Project Completion Date Base Case Financial Model" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Project Completion Date Certificate" means a certificate executed by a Responsible Officer of the Borrower, substantially in the form attached as Exhibit U (Form of Project Completion Date Certificate) hereto and otherwise in form and substance satisfactory to DOE.

"Project Completion Guarantee" has the meaning given to such term in the Sponsor Support Agreement.

"Project Completion Longstop Date" means October 31, 2030.

"Project Construction" means the financing acquisition, permitting, development, design, engineering, procurement, construction, construction management, testing, start up and commissioning of the Project from commencement of the Project by the Borrower through the Substantial Completion Date.

"Project Costs" means all costs incurred or are expected to be incurred in connection with Project Construction through the Substantial Completion Date, including:

(a)amounts payable under the Construction Contracts;
(b)interest, fees and expenses payable under the Financing Documents prior to the end of the applicable Availability Period;
(c)principal payments on any Tranche of the Guaranteed Loan occurring prior to the Project Completion Date, if any;
(d)costs to acquire title or use rights to the Project Site, necessary easements and other Real Property interests;
(e)costs and expenses of legal, engineering, accounting, construction management and other advisors or Secured Party Advisors incurred in connection with the Project;
(f)fees, commissions and expenses payable to the Secured Parties in connection with the Project;
(g)development costs to the extent permitted to be paid under the Financing Documents;
(h)construction insurance premiums for Required Insurance obtained prior to the Project Completion Date;
(i)the Borrower's labor costs and general and administrative costs prior to the Project Completion Date;
(j)costs incurred under the Project Documents and in the Base Case Financial Model;
(k)initial funding of Reserve Accounts in accordance with the Accounts Agreement; and
(l)such other costs or expenses approved by DOE,

but excluding (i) any Operating Costs and any Capital Expenditures for incurred after the Commercial Operation Date; and (ii) any costs related to technical product development, marketing, product qualification with potential customers, customer development and engagement with respect to the Product.

“Project Document” means each agreement necessary or appropriate for the design, engineering, procurement, development, construction, management, startup and commissioning, ownership, operation and maintenance of the Project, including each Additional Project Document and each agreement listed on Schedule 5.01(d)(ii)-1 (Project Documents).

"Project IP" means all Intellectual Property that at any relevant time is (a) used in, material or necessary for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project, (b) necessary to complete the activities designated to be completed to achieve Project Completion; or (c) necessary to exercise the Borrower’s rights and perform its obligations under the Major Project Documents, as applicable, at the relevant time, but excluding any Software that: (i) has not been modified or customized for the Borrower; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions.

"Project IP Agreement" means each agreement granting or document evidencing the Borrower’s exclusive ownership of or rights to use all Project IP (including assignment agreements) or rights to use Project IP.

"Project Milestone" has the meaning given to such term in Section 5.01(j) (Project Milestone Schedule).

"Project Milestone Schedule" has the meaning given to such term in Section 5.01(j) (Project Milestone Schedule).

"Project Participant" means any party to any Project Document or any party to a Financing Document other than the Secured Parties.

“Project Ground Lease” means a lease by and between CMR and the Borrower, granting to the Borrower leasehold and easement interests, or irrevocable options to obtain such leasehold and easement interests, in the Project Site

"Project Site" means the Real Property on which the Project is or is intended to be situated, as further described in Schedule 6.15-2 (Project Site).

"Project Source Code" means Source Code that constitutes Project IP owned by, or (subject to the applicable third party license terms) licensed to, any Borrower Entity and included in the Collateral.

"Projected Debt Service Coverage Ratio" means, as of any date of determination, the ratio of (a) Cash Flow Available for Debt Service for the next succeeding twelve (12) month period to (b) aggregate Debt Service scheduled for such period, in each case based on amounts projected in the Base Case Financial Model, as adjusted for actual interest rates and any factors known as of the date of determination as agreed between the Borrower and DOE.

"Property" means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts, or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible(including Intellectual Property).

"Prudent Industry Practice" means those practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the oil and gas refining industry as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of the Project.

"Publicly Traded Company" means a corporation (a) listed on a major stock exchange; and (b) at least fifty percent (50%) of whose Equity Interests are Publicly Traded Securities.

"Publicly Traded Securities" means Equity Interests that are traded on a major stock exchange.

"Punch List Items" means items listed on the construction punch list that are certified in writing by the Borrower and agreed by DOE (in consultation with the Independent Engineer).

"Qualified Investment Fund" has the meaning given to such term in the Sponsor Support Agreement.

"Qualified Plan" means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is intended to be tax-qualified under Section 401(a) of the Code and which is or at any time was maintained or sponsored by any Borrower Entity or ERISA Affiliate or to which any Borrower Entity or ERISA Affiliate has ever made, or been obligated to make, contributions or with respect to which any Borrower Entity or ERISA Affiliate has incurred or is likely to incur any liability or obligation.

"Qualified Public Company Shareholder" has the meaning given to such term in the Sponsor Support Agreement.

"Quality Control Plan" means the document to be provided by the Borrower in form and substance reasonably satisfactory to DOE (in consultation with the Independent Engineer) and designated as the "Quality Control Plan" which:

(a)links manufacturing process steps to key inspection and control activities;
(b)controls process variables to ensure that the Product meets both the Borrower's internal quality specifications and any quality specifications required by the Major Offtake Contract; and
(c)includes standards, methods, processes, testing locations (if not performed at the Project Site) and identified control activities to ensure that the Product meets its required quality specifications.

"Quarterly Certificate" has the meaning given to such term in Section 8.02(b) (Quarterly Certificate).

"Quarterly Reporting Date" has the meaning given to such term in Section 8.02(b) (Quarterly Certificate).

"Real Property" means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other real property and rights incidental to the ownership, lease or operation thereof, including the Project Site.

"Real Property Document" means each of:

(a)That certain Ground Lease dated November 18, 2021 between the Borrower and CMR, as evidenced by that certain Memorandum of Ground Lease dated November 18, 2021, recorded on November 19, 2021 as Document No. R0421297 of the Official Public Records of Cascade County, Montana, including amendments thereto, and, as of the First Advance Date under Tranche 1, as amended and restated by the Project Ground Lease;
(b)Until the First Advance Date under Tranche 1, that certain Ground Lease dated April 19, 2023 between the Borrower and CMR, as evidenced by that certain Memorandum of Ground Lease dated April 19, 2023, recorded on April 19, 2023 as Document No. R0442832 of the Official Public Records of Cascade County, Montana;

(c)the BNSF Sublease; and
(d)each other document evidencing the Borrower’s leasehold interest or other right and entitlement to use Real Property.

"Reimbursement Amounts" has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

"Release" means, with respect to Hazardous Substances, any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migrating into, through or upon the natural or man-made environment (including any land, water or air and the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substances), and "Released" shall have a corresponding meaning.

"Release Date" means the date on which all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full and the Loan Commitment Amount has been reduced to zero Dollars ($0).

"Relevant Tranche" means, with respect to:

(a)the first Advance, Tranche 1; and
(b)all subsequent Advances, Tranche 2.

"Reliability Testing Plan" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Requested Advance Date" means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the FFB Note.

"Required Approvals" means all Governmental Approvals and other environmental, regulatory, construction consents, permits and approvals of third parties necessary or required under Applicable Law or any contractual obligation for:

(a)the due execution, delivery recordation, filing or performance by any Borrower Entity or Major Project Participant of any Transaction Document to which such Person is a party and in the case of the Borrower, any FFB Document, in each case, to which it is, or is intended to be, party;
(b)the issuance of the FFB Note and the borrowings under the FFB Documents, the use of the proceeds thereof and the FFB Note Reimbursement Obligations;
(c)the grant of all Liens granted pursuant to the Security Documents;
(d)the perfection or maintenance of all Liens created under the Security Documents (including the First Priority nature thereof);
(e)the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Collateral pursuant to the Security Documents;
(f)the development, construction, completion operation or maintenance of the Project; or

(g)the Borrower's ownership of the Project.

"Required Approvals Schedules" means the schedule attached hereto as Schedule 5.01(t) (Required Approvals), as updated or otherwise supplemented pursuant to Sections 5.01(u), 5.02(o), 5.03(k) and 5.04(o).

"Required Insurance" means each of the contracts of insurance taken out or maintained (or required to be taken out or maintained) in accordance with Schedule 7.03 (Required Insurance).

"Reserve Accounts" has the meaning given to such term in the Accounts Agreement.

"Responsible Officer" means:

(a)with respect to any Person:
(i)that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person;
(ii)that is a partnership, each general partner of such Person or the chairman, chief executive officer, president,  vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person; or
(iii)that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; and
(iv)with respect to any Borrower Entity, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to Section 5.01(g) (Execution Date Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

"Restricted Payment Account" has the meaning given to such term in the Accounts Agreement.

"Restricted Payment Conditions" has the meaning given to such term in Section 9.04 (Restricted Payments).

"Restricted Payment Date" has the meaning given to such term in the Accounts Agreement.

"Restricted Payment Suspense Account" has the meaning given to such term in the Accounts Agreement.

"Restricted Payments" has the meaning given to such term in Section 9.04 (Restricted Payments).

"Revenue Account" has the meaning given to such term in the Accounts Agreement."

"SAF" has the meaning given to such term in the preamble hereto.

"SAM" means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

"Safety Audit" means a safety audit of the Project in a manner satisfactory to DOE that focuses on compliance with the regulations implementing the Occupational Safety and Health Act, and addresses the following general occupational safety and health compliance items: management commitment and employee involvement; worksite analysis; hazard prevention and control; training for employees, supervisors, and managers; incident reporting and information posting.

"Safety Report" means a written report, in form satisfactory to DOE, with respect to an annual Safety Audit that sets forth: (i) any deficiencies identified as a result of such Safety Audit; (ii) any recommendations for the operation and maintenance of the Project; (iii) compliance with the regulations implementing the Occupational Safety and Health Act; and (iv) any other items reasonably requested by DOE.

“Sales and Marketing Plan” has the meaning given to such term in Section 8.02(a)(i)(D) (Annual Reports) and Schedule 8.02(a) (Sales and Marketing Plan) .

"Sanctions" means the economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by: (a) the United States government, including OFAC, and the U.S. Department of State, and the U.S. Department of Commerce; (b) the United Kingdom; (c) the European Union; (d) the United Nations; and (e) any multilateral economic or trade sanctions in which the United States participates.

"Secretary of Energy" means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

"Secretary of Labor" means as of any date, the then-current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

"Secretary of Treasury" means as of any date, the then-current secretary of the U.S. Department of Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

"Secretary's Instruments" has the meaning given to such term in the FFB Note Purchase Agreement.

"Secured Obligations" means, at any time, all FFB Note Obligations and all other amounts owed to DOE or any other Secured Party under the Financing Documents, including accrued interest thereon, fees, Secured Party Expenses, Agent Fees, penalties and indemnity obligations.

"Secured Parties' License" means the right for the Secured Parties to use and otherwise Practice and to assign or sublicense, in each case, for no additional consideration, the Borrower's rights in and to Project IP under a Project IP Agreement (effective as of the Execution Date or, if acquired later, upon such acquisition date, but enforceable: (a) during the continuance of an Event of Default; (b) upon an enforcement and transfer of ownership in the Borrower; or (c) upon any bankruptcy or insolvency action involving the Borrower).

"Secured Party" means each of:

(a)DOE;
(b)FFB;
(c)the Agents; and
(d)any other holder of any Secured Obligations outstanding at any time.

"Secured Party Advisor" means each of:

(a)the Financial Advisor;
(b)the Independent Engineer;
(c)the Insurance Consultant;
(d)the Market Consultant;
(e)the Environmental Consultant;
(f)Crowley Fleck PLLP, as legal counsel to DOE;
(g)Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as legal counsel to DOE; and
(h)each other advisor, legal counsel or consultant retained by DOE from time to time in connection with the Guaranteed Loan, the Project or the Transaction Documents.

"Secured Party Expenses" means any out-of-pocket costs, expenses and other amounts paid or incurred by any Secured Party from time to time in connection with the due diligence of the Borrower, the other Borrower Entities or the Project and the preparation, execution, recording and performance of this Agreement, the other Transaction Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions), including any of the following:

(a)recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Transaction Documents or the perfection of the security interests in the Collateral;
(b)fees, charges, and expenses of any Secured Party Advisors;
(c)commissions, charges, costs and expenses for the conversion of currencies;
(d)other fees, charges, expenses and other amounts from time to time due to any Secured Party under or in connection with the Financing Documents;
(e)fees and expense of the legal counsel, consultants and advisors of any Secured Party with respect to any of the foregoing; and

(f)DOE Extraordinary Expenses.

"Security Agreement" means the Pledge and Security Agreement entered into as of the First Advance Date under Tranche 1 between the Borrower in favor of the Collateral Agent for the benefit of the Secured Parties.

"Security Document" means each of:

(a)the Accounts Agreement;
(b)the Security Agreement;
(c)the Equity Pledge Agreement;
(d)each Direct Agreement;
(e)the IP Security Agreement;
(f)the Leasehold Mortgage, and if applicable, the Subleasehold Mortgage;
(g)all subordination, attornment and non-disturbance agreements with landlords and sub-landlords;
(h)each other security document, agreement or instrument hereafter delivered to any Secured Party from time to time granting, or purporting to grant, a Lien on any property, rights and assets of any Person to secure any of the Secured Obligations; and
(i)such other documents, certificates, filings and instruments that may be required by the Secured Parties in connection with the foregoing.

"Sensitive Information" means (a) any information that is subject to Data Protection Laws; (b) any Trade Secrets or other information in which the Borrower Entities have confidential Intellectual Property rights (including any relevant Project IP owned by the Borrower Entities); and (c) any information with respect to which the Borrower Entities have contractual non-disclosure obligations.

"Share Capital" means shall mean, with respect to any Person, any and all shares, interests, quotas, participations or ownership or partnership interests or rights in or other equivalents of or in (however designated, whether voting or non-voting, ordinary or preferred) the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

"Similar Law Plan" has the meaning given to such term in Section 6.27 (ERISA).

“Site Map” has the meaning given to such term in Section 5.03(u)(i).

"Software" means any and all (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations, and (d) documentation supporting or related to any of the foregoing (including training materials).  Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Specified AMPPs” means Direct Parent, Warburg Pincus, MRH Inc., CMR and Calumet Parent.

“Specified Major Project Participant” means:

(a)each entity listed on Part B of Schedule 5.01(d)(ii)-2 (Major Project Documents; Specified Major Project Participant; Feedstock Supplier); and
(b)any other counterparty to a Major Project Document that has a duration of not less than two (2) years and on average for the life of such Major Project Document accounts for annual costs or revenues to the Borrower of at least thirty million Dollars ( $30,000,000).

"Source Code" means, with respect to any Software, the human-readable form of such Software.

"Sponsor" means Calumet Parent; Warburg Pincus and any Additional Sponsor .

"Sponsor Support Agreement" means the sponsor support, share retention and subordination agreement, dated as of the Execution Date, entered into by and among the Sponsors, the Direct Parent and DOE.

"Standard & Poor's" or "S&P" means S&P Global Ratings, a division of S&P Global Inc.

“Subleasehold Mortgage” has the meaning given to such term in Section 5.04(q)(B)(2).

“Subleasehold Policy” has the meaning given to such term in Section 5.04(q)(B)(4).

"Subordination Agreement" means the subordination agreement, if any, entered into, or to be entered into, between the Borrower, the Direct Parent, the Sponsors and DOE (or any agent satisfactory to DOE acting on its behalf), which shall be entered into only if required by DOE and then in form and substance satisfactory to DOE.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with the Designated Standard as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Substantial Completion" has the meaning given to such term in Schedule 5.01(j) (Project Milestone Schedule).

"Substantial Completion Date" means the date on which all requirements for Mechanical Completion, Performance Testing, and Substantial Completion have been met and confirmed by DOE.

"Tax Certificate" has the meaning given to such term in Section 5.01(g)(ii) (Execution Date Certificates).

"Taxes" means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

"Term Sheet" means the Summary Terms and Conditions for Guarantee applied for pursuant to Solicitation No. DE-SOL-0007154 and authorized under Title XVII, which is attached to the Conditional Commitment Letter., dated October 16, 2024.

"Threshold Event of Loss" has the meaning given to such term in Section 7.04(a) (Event of Loss).

"Title Company" means Fidelity National Title Insurance Company.

“Title XVII” has the meaning ascribed to such term in the preamble.

"Trade Secrets" has the meaning given to such term in the definition of "Intellectual Property".

"Trademarks" means any and all (a) trademarks, trade names, business names, trade styles, service marks, trade dress, designs, fictitious business names, logos and other source or business identifiers (in each case, whether registered or unregistered); (b) registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any State of the United States or any political subdivision thereof or any other jurisdiction, and recordations renewals and extensions thereof; and (c) other trademarks as set out in Schedule A of the IP Security Agreement, and in each case, together with all goodwill associated therewith and any other Trademarks as defined in the IP Security Agreement.

"Tranche" has the meaning given to such term in Section 2.01(b) (Guaranteed Loan Tranches).

"Tranche 1" means the Tranche to repay the Existing Credit Facilities and any other uses permitted under this Agreement.

"Tranche 2" means the Tranche to fund Phase 2.

"Transaction Document" means each Financing Document and each Project Document.

"Transmission Code" means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

"UCC" means the Uniform Commercial Code as adopted and in effect in the State of New York.

"Unfunded Pension Liabilities" means the excess of an Employee Benefit Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan's assets, determined in accordance with the assumptions used for funding the Employee Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

"United States" and "U.S." mean the United States of America.

"Utility Contract" means a document evidencing the Borrower’s dedicated access to required infrastructure, including power, water and transportation infrastructure.

"Vendor Contract" means each contract pursuant to which Borrower procures equipment and technical services from third party vendors (excluding Construction Contracts) as required by Borrower to design, engineer, procure, startup, commission, operate and maintain the Project, including any grants of third party Intellectual Property therein or ancillary thereto that do not constitute Project IP Agreements.

“Warburg Pincus” has the meaning ascribed to such term in the preamble.

“WP Preferred Interest” means the class of Preferred Units owned by Warburg Pincus as defined in the MRH LLC Agreement as of the Execution Date.